    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1997
                                                     REGISTRATION NO. 333-
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                    ------
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                         ON STAGE ENTERTAINMENT, INC.
      (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)


           Nevada                                    7929                        88-0214292
(State or other jurisdiction of         (Primary Standard Industrial)         (I.R.S. Employer
 incorporation or organization)              Classification No.)             Identification No.)


                            4625 West Nevso Drive
                             Las Vegas, NV 89103
                                (702) 253-1333
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                    ------
                          Christopher R. Grobl, Esq.
                         On Stage Entertainment, Inc.
                            4625 West Nevso Drive
                             Las Vegas, NV 89103
                                (702) 253-1333
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    ------
                       Copies of all communications to:

  JAMES W. McKENZIE, JR., ESQ.                         ROBERT J. MITTMAN, ESQ.
   Morgan, Lewis & Bockius LLP                          Tenzer Greenblatt LLP
      2000 One Logan Square                             The Chrysler Building
   Philadelphia, PA 19103-6993                          405 Lexington Avenue
    Telephone: (215) 963-5000                            New York, NY 10174
    Facsimile: (215) 963-5299                         Telephone: (212) 885-5000
                                                      Facsimile: (212) 885-5001

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    ------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

                       CALCULATION OF REGISTRATION FEE
==============================================================================

                                                          Proposed         Proposed
                                                      Maximum Offering      Maximum          Amount of
        Title of Each Class of          Amount to        Price Per     Aggregate Offering  Registration
      Securities to be Registered     be Registered     Security(1)        Price (1)            Fee
________________________________________________________________________________________________________
Common Stock, par value $.01 per
 share  ...........................   2,300,000(2)        $5.00          $11,500,000       $3,484.85
________________________________________________________________________________________________________

Warrants, each to purchase one
 share of Common Stock  ...........   2,300,000(2)         $.10            $230,000          $69.70
________________________________________________________________________________________________________

Common Stock, par value $.01 per
 share, issuable upon exercise of
 the Warrants (3)  ................   2,300,000(2)        $5.50          $12,650,000       $3,833.33
________________________________________________________________________________________________________

Underwriter's Warrants, each to
 purchase one share of Common
 Stock (4)  .......................      200,000          $.001              $200             (5)
________________________________________________________________________________________________________

Common Stock, par value $.01 per
 share, issuable upon exercise of
 the Underwriter's Warrants  ......      200,000          $8.25           $1,650,000        $500.00
________________________________________________________________________________________________________

Underwriter's Warrants, each to
 purchase one warrant (4)  ........      200,000          $.0001             $20              (5)
________________________________________________________________________________________________________

Warrants issuable upon exercise of
 the Underwriter's Warrants  ......      200,000          $.165            $33,000           $10.00
________________________________________________________________________________________________________

Common Stock, par value $.01 per
 share, issuable upon exercise of
 the warrants underlying the
 Underwriter's Warrants (3)  ......      200,000          $7.76           $1,552,000        $470.30
________________________________________________________________________________________________________

Total Registration Fee  ................................................................   $8,368.18

===============================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Assumes the Underwriter's over-allotment option to purchase up to 300,000 additional shares of Common Stock and/or 300,000 Warrants is exercised in full.

(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in the Warrants and the Underwriter's Warrants.

(4) Represents warrants to be issued by the Company to the Underwriter at the time of delivery and acceptance of the securities to be sold by the Company to the public hereunder.

(5) None, pursuant to Rule 457(g).

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securites in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  PRELIMINARY PROSPECTUS DATED APRIL 7, 1997
                            SUBJECT TO COMPLETION

                          ON STAGE ENTERTAINMENT, INC.

                     2,000,000 SHARES OF COMMON STOCK AND
       REDEEMABLE WARRANTS TO PURCHASE 2,000,000 SHARES OF COMMON STOCK

   Of the 2,000,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), and redeemable warrants to purchase 2,000,000 shares of Common Stock (the "Warrants") offered hereby, 1,400,000 Shares and 2,000,000 Warrants are being offered by the Company and 600,000 Shares are being offered by John W. Stuart, the Company's Chairman, Chief Executive Officer and principal stockholder (the "Selling Stockholder"). The Shares and Warrants may be purchased separately and will be separately transferrable immediately upon issuance. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.50, subject to
adjustment in certain circumstances, at any time commencing    , 1998 (or
such earlier date as to which the Underwriter consents) through and including
   , 2002. The Warrants are redeemable by the Company, at any time,
commencing    , 1998, upon notice of not less than 30 days, at a price of
$.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. See "Principal and Selling Stockholders" and "Description of Securities."

   Prior to this offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that any such market will develop. It is anticipated that the Shares and Warrants will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "ONST" and "ONSTW," respectively. The offering prices of the Shares and Warrants and the exercise price of the Warrants were determined pursuant to negotiation between the Company and the Underwriter and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the offering prices of the Shares and Warrants, see "Underwriting."

                                    ------

   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
     RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY
      INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE
        "RISK FACTORS" COMMENCING ON PAGE 9 AND "DILUTION" ON PAGE 18.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

========================================================================================================
                                 Underwriting Discounts
                                         and                                   Proceeds to Selling
                Price to Public     Commissions(1)     Proceeds to Company (2)   Stockholders (3
________________________________________________________________________________________________________

Per Share  ...       $5.00               $.50                  $4.50                $4.50
________________________________________________________________________________________________________

Per Warrant  .       $.10                $.01                  $.09                  --
________________________________________________________________________________________________________

Total (4)  ...    $10,200,000         $1,020,000            $6,480,000           $2,700,000

==============================================================================
(1) In addition, the Company and the Selling Stockholder have agreed to pay to the Underwriter a 3% nonaccountable expense allowance, and the Company has agreed to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 200,000 shares of Common Stock and/or
    200,000 Warrants. The Company and the Selling Stockholder have also agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, including the Company's portion of the Underwriter's nonaccountable expense allowance in the amount of $216,000 ($261,900 if the Underwriter's over-allotment option is exercised in full), estimated at $760,000, payable by the Company

(3) Before deducting the Selling Stockholder's portion of the Underwriter's nonaccountable expense allowance in the amount of $90,000.

(4) The Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock and/or 300,000 Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions, and proceeds to Company will be $11,730,000, $1,173,000 and $7,857,000, respectively. See "Underwriting."

                                    ------

   The Shares and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Shares and Warrants will be made against payment therefor at the offices of the Underwriter, 650 Fifth Avenue, New
York, New York 10019, on or about    , 1997.

                          WHALE SECURITIES CO., L.P.

                   THE DATE OF THIS PROSPECTUS IS    , 1997

                                  [PICTURES]






                            AVAILABLE INFORMATION

   As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.
                                    ------

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE COMMON STOCK AND WARRANTS. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK AND WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the 1-for-1.814967 reverse split of the Common Stock effected on March 18, 1997 (the "Reverse Split") and assumes no exercise of the Underwriter's over-allotment option to purchase up to 300,000 additional shares of Common Stock and/or 300,000 additional Warrants from the Company. See "Underwriting" and Note 9 of Notes to Financial Statements.

   This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                 THE COMPANY

   The Company develops and produces live theatrical productions for domestic and international audiences. The Company markets its productions, directly and through ticket wholesalers, to audiences at theaters in resort and urban tourist locations. The Company also markets its productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines. The Company's flagship Legends in Concert(R) production ("Legends") is a live tribute show featuring recreations of past and present music and motion picture superstars through the use of impersonators and is the longest running independently produced production in Las Vegas. The Company currently has resident Legends productions at the Imperial Palace Hotel and Casino (the "Imperial Palace") in Las Vegas, Nevada; Bally's Park Place Hotel and Casino ("Bally's Park Place") in Atlantic City, New Jersey; and the Surfside Theater in Myrtle Beach, South Carolina; and on two Premier Cruise Lines ships (the Atlantic and the Oceanic) which sail out of Cape Canaveral, Florida. In addition, the Company will have a resident Legends production at the Coliseum Theater in Daytona Beach, Florida, beginning in the Summer of 1997. The Company also produces limited-run Legends shows and corporate events and has performed in locations such as the Illinois State Fair, MGM Theme Park and Dollywood Theme Park; in locations as far away as Australia, Russia, China, Africa, Japan and the Philippines; and for major corporate clients such as McDonald's Corporation ("McDonald's"), Hewlett Packard, Inc. ("Hewlett Packard"), Pitney Bowes, Inc. ("Pitney Bowes"), Levi Strauss Associates, Inc. ("Levi Strauss") and Texaco Inc. ("Texaco"). For the years ended December 31, 1995 and 1996, revenue attributable to Legends productions (including both resident and limited-run engagements) and the sale of related Legends merchandise represented approximately 86% and 97%, respectively, of the Company's net revenue.

   Full-scale Legends shows utilize state-of-the-art sound, lighting, and special effects, incorporate backup singers and dancers and feature live orchestras. Smaller-scale Legends shows, such as those performed for corporate events, typically use taped orchestra music. Vocals, however, are performed live in all Legends shows; there is no lip-synching nor are any vocal tapes utilized. In addition to Legends, the Company has developed and produced 15 other theatrical productions since its founding in 1985, including other tribute-type shows and a variety of musical reviews, magic, ice and specialty shows. All of the Company's shows are designed to appeal to a broad spectrum of attendees by offering affordable, quality entertainment incorporating experienced talent and state-of-the-art special effects and staging. By offering multiple productions in addition to Legends, the Company seeks to run more than one show in highly visited tourist markets, thereby generating both increased operating margins and greater market share. In addition, since the Company currently has access to over 70 different Legends tribute acts (including tributes to Elvis Presley, Marilyn Monroe, Michael Jackson, Barbara Streisand, the Blues Brothers and Madonna, to name but a few), it can tailor each tribute show to suit the unique demographics of any audience and the size of any venue, and has been able to attract repeat business by varying regularly the composition of the acts in its shows.

   In addition to benefitting from what the Company believes to be the expanding market for live entertainment, the Company is seeking to grow by increasing its market share. The Company has identified several ways to achieve this additional growth, including opening resident Legends shows in new markets, acquiring other brand-name theatrical productions and acquiring small independent production companies. The Company's objective is to become a leading worldwide producer of affordable live theatrical productions which have mass market appeal by the implementation of both a "roll-out" and "roll-up" strategy. The key elements of this business expansion strategy include:

o Roll-Out of Legends into New Tourist Markets -- The Company has experienced a high degree of success to date with its Legends production and, as part of its "roll-out" strategy, has identified over 30 additional resort and urban tourist locations worldwide where it believes the potential exists for the Company to successfully produce and market new resident Legends shows. In connection with its proposed roll-out of Legends in new tourist venues, the Company generally intends to utilize, what is referred to in the industry as, a "four-wall" operating structure. With such a structure, the Company assumes responsibility for all of the expenses associated with the show, including the cost of the theater (whether leased or purchased), as well as the costs associated with the show's "four walls", i.e. (i) front of house (box office, food and beverage, maintenance, ushers), (ii) promotion (marketing, advertising),
   (iii) stage (stage hands, technicians) and (iv) production show (performers, orchestra, dancers). Under such a structure, the Company is also the sole recipient of the show's potential revenues, profits and/or losses. The Company's resident "four-wall" production in Myrtle Beach has demonstrated the benefits of such operating structure; it opened in March 1995 and, for the year ended December 31, 1996, generated gross profits of over $1,900,000 and a 44% gross margin.

o Acquiring Brand-Name Theatrical Productions -- As part of its "roll-up" strategy, the Company intends to acquire additional brand-name shows with "roll-out" potential through joint ventures or other arrangements with other production companies (such as An Evening at the Improv(R) Spectacular, which the Company is currently co-producing with Improv West, Inc.) and has identified several variety, magic, ice and interactive dinner and other theater productions which it believes have, like Legends, the quality, versatility and broad appeal necessary to succeed under the "four-wall" operating structure and in multiple markets.

o Acquiring Independent Production Companies -- As part of its "roll-up" strategy, the Company will also seek to acquire small, independent production companies with show concepts which it believes have the potential to develop into brand-name shows or with existing commercial customer bases to which it can market Legends and other shows. By leveraging its in-house production expertise and infrastructure, the Company believes it can improve the quality of acquired show concepts and the efficiency of acquired production companies, and, by capitalizing upon its already established Legends name and reputation, the Company believes it can improve and/or hasten the marketability of new show concepts.

o Penetrating Commercial Markets through Expansion of Direct Sales Network -- Shows sold to corporations, fair and expositions, theme and amusement parks and cruise lines are typically limited-run engagements, ranging from one night to several months, and are usually guaranteed or "low-risk" shows where the client pays the Company a guaranteed fee. Shows sold to casinos, both resident and limited-run productions, are operated using either the "two-wall" method, where the casino and the Company each assume certain aspects of the production's costs and a designated percentage of its revenues, or a guaranteed show arrangement. To further penetrate all of these commercial markets, the Company plans to expand its national sales network, both in terms of staffing and geographically, in order to target new clients and effectively service, and sell additional guaranteed and "two-wall" shows to, existing commercial clients. The Company recently hired a Vice President of Sales and intends to open several regional sales offices by the end of 1998.

o Expanding and Centralizing Merchandising Program -- The Company believes that it can increase its merchandise sales, which, to date, have accounted for less than 6% per annum of the Company's rev-enues, by introducing new products and designing more effective point of sale displays. In addition, during 1997, the Company intends to hire a Merchandising Director and implement centralized purchasing and marketing to achieve economies of scale, ensure consistent product quality, and obtain sales data in a timely manner.

   The Company's on stage talent consists primarily of impersonators, variety acts, singers, dancers, musicians and musical directors. The Company has significant experience in talent recruitment, development and retention and has featured 184 impersonators and over 239 other performers in its productions. In order to maintain logistical and budgetary control over all aspects of its productions, the Company maintains in-house choreography, wardrobe, lighting, sound, staging, scenery, multimedia and special effects capabilities and utilizes the Hollywood Inventory Tracking System ("H.I.T.S.") to manage its theatrical assets.

   The Company was incorporated on October 30, 1985 under the laws of the State of Nevada as Legends in Concert, Inc. Subsequently, on August 7, 1996, the Company changed its name to On Stage Entertainment Inc. The Company's principal executive offices are located at 4625 West Nevso Drive, Las Vegas, Nevada 89103, and its telephone number is (702) 253-1333. Unless the context otherwise indicates, use herein of the term "the Company" gives reference also to the Company's three wholly-owned subsidiaries: Legends in Concert, Inc., a Nevada corporation; On Stage Marketing, Inc., a Nevada corporation; and Interactive Events, Inc., a Georgia corporation.

                             RECENT DEVELOPMENTS

RECENT AND PENDING DEBT FORGIVENESS

   As of December 31, 1996, John W. Stuart, the Chairman, Chief Executive Officer and principal stockholder of the Company, owed the Company a total of $1,637,413 in principal amount under an 8% promissory note due in January 1998, plus accrued interest thereon of $143,011. On December 31, 1996, the Company forgave all $1,780,424 of such indebtedness (the "Stuart Debt Forgiveness"), as a result of which, the Company's net loss for the year ended December 31, 1996 was $19,915, even though the Company had operating income at December 31, 1996 of $1,929,296. In addition, immediately prior to the consummation of this offering, the Company intends to forgive an additional principal amount of $200,000 borrowed by Mr. Stuart since January 1, 1997, plus interest accrued thereon at the rate of 8% per annum. The Company has agreed with the Underwriter that, other than such $200,000, it will not, in the future, either loan or advance any further sums to or on behalf of Mr. Stuart. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Stuart Debt Forgiveness" and "Certain Transactions."

WARRANT EXCHANGE

   On March 17, 1997, the Company exchanged all of its then outstanding warrants for 440,755 shares of Common Stock (the "Warrant Exchange Shares") on a cashless basis (the "Warrant Exchange"). The Warrant Exchange had no effect upon the Company's earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Warrant Exchange."

BRIDGE FINANCING

   On March 26, 1997, the Company completed the sale of 20 investment units (the "Bridge Units") to 21 private investors, at a price of $50,000 per Bridge Unit, for total gross proceeds of $1,000,000 (the "Bridge Financing"). Each Bridge Unit consisted of (i) a 9% promissory note of the Company in the principal amount of $50,000, maturing upon the consummation, and payable out of the proceeds, of this offering (each, a "Bridge Note"), (ii) 10,000 shares of Common Stock (the "Bridge Shares") and (iii) 12,500 warrants, each to purchase one share of Common Stock at an exercise price of $4.00 per share (the "Bridge

Warrants"). None of the securities issued in connection with the Bridge Financing may be transferred until 12 months following the date of this Prospectus. The Company has agreed to include the Bridge Shares and the shares underlying the Bridge Warrants (the "Bridge Warrant Shares") in a registration statement filed with the Commission within 15 months following the date of this Prospectus. After the payment of $125,000 in placement fees to the Underwriter, who acted as placement agent for the Company with respect to the sale of the Bridge Units, and other offering expenses of approximately $75,000, the Company received net proceeds of approximately $800,000 in connection with the Bridge Financing. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Bridge Financing," "Description of Securities -- Bridge Warrants" and " -- Registration Rights."

PENDING DEBT CONVERSION

   Immediately prior to the consummation of this offering, all $1,714,064 principal amount currently outstanding under the Company's 8% Amended and Restated Convertible Subordinated Debentures due in January 1999 (the "Debentures") will be converted (the "Pending Debt Conversion") into 505,649 shares of Common Stock (the "Debenture Shares"). Such conversion will result in a one time, non-recurring, interest expense charge to the Company in the amount of $194,228 (based on an imputed value of $4.00 per Debenture Share). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Debentures and Pending Debt Conversion."

                                 THE OFFERING

Securities offered ............  2,000,000 shares of Common Stock and
                                 Warrants to purchase 2,000,000 shares of
                                 Common Stock. See "Description of
                                 Securities."

  By the Company...............  1,400,000 shares of Common Stock and
                                 Warrants to purchase 2,000,000 shares of
                                 Common Stock.

  By the Selling Stockholder...  600,000 shares of Common Stock.

Common Stock to be outstanding
  after this offering(1)(2)....  6,588,980 shares.

Warrants (3) ..................

  Number to be outstanding
    after this offering .......  2,000,000 Warrants.

  Exercise terms ..............  Exercisable commencing   , 1998 (one year
                                 following the date of this Prospectus), or
                                 such earlier date as to which the
                                 Underwriter consents, each to purchase one
                                 share of Common Stock at a price of $5.50,
                                 subject to adjustment in certain
                                 circumstances. See "Description of
                                 Securities -- Public Warrants."

  Expiration date .............      , 2002 (five years following the date of
                                 this Prospectus).

  Redemption...................  Redeemable by the Company, upon the consent of the Underwriter, at any time commencing on ,
                                 1998 (one year following the date of this
                                 Prospectus), upon notice of not less than 30
                                 days, at a price of $.10 per Warrant, provided
                                 that the closing bid quotation of the Common
                                 Stock on all 20 trading days ending on the
                                 third trading day prior to the Call Date has
                                 been at least 150% (currently $8.25, subject to
                                 adjustment) of the then effective exercise
                                 price of the Warrants and the Company obtains
                                 the written consent of the


                                 Underwriter to such redemption prior to
                                 the Call Date. The Warrants will be
                                 exercisable until the close of business on the date fixed for redemption. See
                                 "Description of Securities -- Public
                                 Warrants."

Use of Proceeds ...............  The Company intends to use the net proceeds of this offering for new show openings; the
                                 repayment of indebtedness; the hiring of
                                 additional administrative and sales
                                 personnel; and the balance for working
                                 capital and general corporate purposes. See
                                 "Use of Proceeds."

Risk Factors ..................  The securities offered hereby are speculative and involve a high degree of
                                 risk and immediate substantial dilution and
                                 should not be purchased by investors who
                                 cannot afford the loss of their entire
                                 investment. See "Risk Factors" and
                                 "Dilution."

Proposed Nasdaq symbols .......  Common Stock -- "ONST"
                                 Warrants -- "ONSTW"

------
(1) Includes the 440,755 Warrant Exchange Shares, the 200,000 Bridge Shares and the 40,532 shares of Common Stock which were issued to the Company's Chief Financial Officer in March 1997 pursuant to the terms of his employment agreement (the "CFO Shares"), as well as the 505,649 Debenture Shares which will be issued immediately prior to the consummation of this offering in connection with the Pending Debt Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management -- Employment Contracts."

(2) Does not include: (i) 2,000,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 400,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 250,000 Bridge Warrant Shares; (iv) 11,020 shares of Common Stock reserved in connection with the Company's November 1996 acquisition of Interactive Events, Inc. (the "Interactive Events Acquisition") for issuance in November 1997 (the "Interactive Events Shares"); (v) 581,453 shares of Common Stock reserved for issuance upon exercise of options granted, and 203,547 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Company's 1996 Stock Option Plan (the "Option Plan"); (vi) 15,000 shares of Common Stock reserved for issuance upon exercise of an outstanding non-plan option; and (vii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, the Debenture Shares and certain securities issued in connection with the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Management -- 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

(3) Does not include any of the warrants referred to in clauses (ii) and
    (iii) of footnote (2) above.

                        SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

   The following table sets forth, for the periods and at the dates indicated, certain summary financial information for the Company. Such data have been derived from, and should be read in conjunction with, the financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                       Years Ended December 31,
                                                                      -------------------------
                                                                          1995          1996
                                                                       -----------   ----------
Net revenue  .......................................................   $   12,346    $   13,814
Gross profit  ......................................................        2,712         5,368
Operating profit (loss)  ...........................................         (158)        1,930
Pre-tax income (loss) before write-off of note receivable from
  principal stockholder ............................................         (410)        1,776
Net loss.  .........................................................         (412)          (20)
Net loss per share.  ...............................................         (.10)         (.00)
Weighted average number of shares outstanding  .....................    4,112,643     4,115,865

BALANCE SHEET DATA:

                                                December 31, 1996
                                    ------------------------------------------
                                                                      As
                                     Actual      Pro Forma(1)   Adjusted(1)(2)
                                     --------    ------------     ------------
Working capital (deficit)  .....     $ (103)        $  260          $4,689
Total assets  ..................     $3,954         $4,874          $8,089
Total liabilities  .............     $4,177         $3,019          $1,713
Stockholders' equity (deficit)       $ (223)        $1,855          $6,377

------
(1) Gives retroactive effect to the Warrant Exchange, the Bridge Financing and the issuance of the CFO Shares, each of which was effected in March 1997, and to the Pending Debt Conversion, which will occur immediately prior to the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management Employment Contracts."

(2) Adjusted to give retroactive effect to the Company's sale of 1,400,000 of the Shares and the 2,000,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom, including for the repayment of the Bridge Notes and the Company's loan (the "DYDX Loan") from DYDX Legends Group L.P. ("DYDX"). See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 RISK FACTORS

   The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

   Prior Losses. For the years ended December 31, 1995 and 1996, the Company had net losses of $412,121 and $19,915, respectively. Although the Company had operating income of $1,929,296 at December 31, 1996 and, thus, would not have had a loss for fiscal 1996 if it had not, as of December 31, 1996, forgiven an aggregate amount of $1,780,424 of indebtedness owed to the Company by John W. Stuart, the Company's Chairman, Chief Executive Officer and principal stockholder, there can be no assurance that the Company will continue to generate significant operating income in the future. Further, the Company has agreed to loan Mr. Stuart up to an additional $200,000 aggregate principal amount during the period commencing January 1, 1997 and ending as of the date of this Prospectus and may forgive all such indebtedness, including interest thereon, during fiscal 1997. In addition, during 1997, the Company will have one-time, non-recurring interest expense charges of approximately $541,300 and $194,228 resulting from the Bridge Financing and Pending Debt Conversion, respectively, and compensation expense of approximately $162,128 relating to the issuance of the CFO Shares, all of which will decrease any potential profits or increase any losses which the Company might have during the year ending December 31, 1997. Moreover, increased operating expenses in connection with the Company's proposed expansion plans, delays in the introduction of new productions and factors adversely affecting the Company's current productions, could have a material adverse effect on the Company's future operating results. Consequently, while the Company has agreed with the Underwriter that it will not, following the date of this Prospectus, either loan or advance any further sums to or on behalf of Mr. Stuart, there can be no assurance that the Company's future operations will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Financial Statements.

   Dependence on Legends. To date, the Company's revenue has been limited largely to the production of Legends. Revenue attributable to Legends productions (including both resident and limited-run engagements) and the sale of related Legends merchandise represented approximately 86% and 97% of the Company's net revenue for the years ended December 31, 1995 and 1996, respectively. The future success of the Company will depend, to a significant extent, on its ability to successfully produce and market Legends shows in other venues. To the extent the Company is unsuccessful in expanding the production of Legends, or to the extent the Legends production concept ceases to be successful or profitable for the Company, there will be a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Expansion Strategy" and "-- Show Offerings."

   Reliance on Principal Production Venues; Contractual Arrangements. Revenues attributable to the Company's three largest revenue producing show sites for the years ended December 31, 1995 and 1996, represented approximately 68% and 72% of the Company's net revenue, respectively, for such periods. The Company anticipates that it will continue to rely upon its three current largest revenue producing show sites, i.e., its resident Legends productions in Las Vegas, Atlantic City and Myrtle Beach, for the substantial majority of its revenues through at least the middle of fiscal 1998. The loss of all or a substantial portion of the business resulting from these relationships would have a material adverse effect on the Company. Although the Company has entered into contractual arrangements with the owners of each of its three largest revenue producing show sites, the Imperial Palace in Las Vegas, Bally's Park Place in Atlantic City and the Surfside Theater in Myrtle Beach, the first two contracts are terminable with advance written notice to the Company ranging from only eight weeks to six months. In addition, the Imperial Palace contract is immediately terminable in the event of the death of Mr. Stuart. There can be no assurance that these contracts will not be terminated and, in the event that one or all of the contracts are terminated or not renewed, such an event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Resident Production Contracts."

   Risks Relating to Proposed Expansion Plans; Possible Inability to Manage Growth. The Company's continued growth depends, to a significant degree, on its ability to produce and market new theatrical productions on a profitable basis. The Company's expansion plans include increasing both the number of productions in operation at any given time and the rate at which such productions open. Such expansion strategy contemplates the opening of approximately nine additional "four-wall" resident productions over the next 24 months, which strategy, if successful, will place significant pressures on the Company's personnel, as such growth will require development and operation of a significantly larger business over a broader geographical area. The success of the Company's expansion strategy will depend upon a number of factors, including, among others, the Company's ability to hire and retain additional skilled management, marketing, technical and performing arts and theatrical production personnel, its ability to secure suitable venues for new productions on a timely basis and on commercially reasonable terms, and its ability to successfully manage its growth (which will require it to develop and improve upon its operational, management and financial systems and controls). The Company's prospects and future growth will also be largely dependent upon the ability of its Legends productions to achieve significant market share in targeted tourist and gaming markets and the ability of the Company to develop and/or acquire and commercialize additional productions. There can be no assurance that the Company will be able to achieve its expansion goals or that, if it is able to expand its operations, it will be able to effectively manage its growth, anticipate and satisfy all of the changing demands and requirements that such growth will impose upon it or achieve greater operating income or profitability. Moreover, in light of (i) the significant up-front capital expenditures and pre-opening costs (estimated to be approximately $400,000 to $800,000 in the case of a leased theater and up to $1,000,000 in the case of a purchased theater) associated with the establishment of a new "four-wall" resident production, (ii) the length of time required to prepare for the opening of a new resident production (typically 3 to 6 months) and (iii) the significant time required before a new resident production can achieve the market acceptance and name recognition required for local ticket wholesalers and tour specialists to promote it, the discontinuation of any such new production (whether due to inadequate advance marketing, inadequate performances, poor site selection or otherwise) would have a material adverse effect on the Company. For instance, during 1995, the Company had to discontinue its resident production of Country Stars on Ice in Pigeon Forge, Tennessee and its resident production of Glitz -- A Tribute to the History of Las Vegas ("Glitz") in Las Vegas due to a lack of capital for adequate pre-opening market research, site development and advertising, resulting in less than optimal ticket sales in the start-up phases of both shows and an aggregate estimated loss to the Company for fiscal 1995, from such shows, of at least $411,000. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Expansion Strategy" and "-- Show Financial Structures."

   Working Capital Deficit; Possible Need for Additional Financing. As of December 31, 1996, the Company had a working capital deficit of $103,000 resulting, primarily, from advances paid to Mr. Stuart during 1996 of $859,511. Although the Company believes, based on its currently proposed plans and assumptions relating to its operations (and on the fact that it has agreed with the Underwriter that, other than the $200,000 advanced to Mr. Stuart by the Company since January 1, 1997, it will no longer make any advances to Mr. Stuart), that the proceeds from this offering and the Bridge Financing, together with the Company's cash and cash equivalent balances and anticipated revenues from operations, will be sufficient to fund its current expansion strategy, as well as its operating requirements for the next 24 months, there can be no assurance that such funds will not be expended prior thereto due to unanticipated financial shortfalls in the Company's results of operations, changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing following this offering in order to continue implementation of its proposed expansion plans. The Company has no current arrangements with respect to, or potential sources of, additional financing, and any inability to obtain such financing, if and when needed, could cause the Company to curtail, delay or eliminate certain anticipated productions, or to fund such productions through arrangements with third parties that may require the Company to relinquish rights to substantial portions of its revenues, and could possibly cause the Company to cease its expansion plans. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

   Risks Associated with Proposed Acquisition Strategy. As part of its expansion plans, the Company intends to pursue strategic acquisitions of, or joint ventures with, independent production companies, and to market Legends to the established customer bases of any such acquired companies, in order to increase its revenues and market share. In addition, the Company intends to acquire established, brand-name shows which it believes have the potential to be successful in new markets. The Company currently intends to enter into such arrangements on a shared revenue and/or profit basis (such as its joint venture arrangement with Improv West, Inc.) and to make such acquisitions in a manner similar to that used in its Interactive Events Acquisition, i.e., through lim-ited equity distributions rather than through cash payments or investments. Nonetheless, there may, in the future, be attractive acquisition candidates for which cash funding is the Company's only choice, in which case, any such acquisitions may be contingent upon the Company acquiring additional financing in excess of the proceeds from this offering. There can be no assurance that the Company will be able to acquire such financing or, even with additional financing, that it will be able to acquire acceptable production companies or shows, nor can there be any assurance that the Company will be able to enter into beneficial joint ventures, on commercially reasonable terms or in a timely manner. Furthermore, the Company can provide no assurance that any acquired customer bases will be receptive to Legends or Legends-type productions or that the Company will be able to successfully develop any acquired shows. Moreover, under Nevada law, various forms of business combinations can be effected without stockholder approval. Accordingly, investors in this offering will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in connection with any potential acquisition or joint venture and will be dependent upon the Company's management to select, structure and consummate any such acquisitions and/or arrangements in a manner consistent with the Company's business objectives. There can be no assurance that the Company will properly ascertain or assess all significant and pertinent risk factors prior to its consummation of such a transaction. Moreover, to the extent the Company does effect an acquisition or joint venture, there can be no assurance that the Company will be able to successfully integrate into its operations any business or productions which it may acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company. In addition, there can be no assurance that any acquired business will increase the revenues and/or market share of the Company or otherwise improve the financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Acquisition of Interactive Events, Inc.," "Business -- Expansion Strategy" and "-- Show Acquisition and Development."

   Control by Principal Stockholder. Upon the consummation of this offering, John W. Stuart, the Company's Chairman, Chief Executive Officer and principal stockholder, will beneficially own approximately 51.3% of the outstanding Common Stock. Accordingly, Mr. Stuart will be able to control the Company and direct its affairs, including the election of all of the Company's directors, and cause an increase in the Company's authorized capital or the dissolution, merger or sale of the Company or substantially all of its assets. See "Principal and Selling Stockholders."

   Competition. The leisure and entertainment market, which includes the market for live theatrical productions, is highly competitive, and many of the Company's markets contain a large number of competing live theatrical productions. In resort and urban tourist locations, the Company competes for ticket sales with the producers of other live productions, many of whom have greater financial and other resources than the Company and/or feature productions and headline stars with greater name recognition than those of the Company. In addition, the Company competes with other production companies for the most desirable commercial and tourist venues and for talent and production personnel. The Company's inability to secure such venues or personnel could have a material adverse effect on the Company's expansion plans and results of operations. In addition, one or more of the commercial venues in which the Company currently has, or plans to have, a live production show could decide to self-produce its live entertainment needs. There can be no assurance that the Company will be able to secure alternative venues for displaced productions or that such alternative venues could be secured under similar or favorable terms. See "Business -- Competition."

   Availability of Talent. The Company's future success will depend largely upon its ability to attract and retain personnel sufficiently trained in performing arts and theatrical production, including singers, dancers, musicians, choreographers and technical personnel. The Company maintains rigorous standards with respect to the abilities and level of experience of such personnel in order to ensure consistency, quality and professionalism in its productions, which may make it more difficult for the Company to obtain qualified personnel. Moreover, any such difficulty is compounded by the fact that Legends, the Company's flagship production, features impersonators of past and present superstar vocalists. Because such headline performers must look, sound and act like specific celebrities, the pool of performers from which the Company can chose is significantly reduced. The Company will need to hire additional performers and production technicians as it continues to open new productions, as well as to supplement personnel in its existing productions. The Company's inability to attract and retain such personnel, for either new or existing productions, could have a material adverse effect on the Company's expansion plans, business, financial condition and results of operations. See "Business -- Talent."

   Fluctuations in Quarterly Operating Results; Seasonality. The Company has experienced, and expects to continue to experience, fluctuations in quarterly results of operations. The Company's live theatrical production business is highly seasonal and the Company has historically generated (i) negative cash flow from operations, and a net loss, for its first quarter and (ii) less revenue in its first and fourth quarters than in its second and third quarters. The Company expects such seasonal trends to continue. Additionally, the Company typically spends significant resources on new resident theatrical productions up to six months in advance of show openings, and believes that, as the Company emphasizes pre-opening market research and development as part of its expansion plan, both the amount of pre-opening expenditures and the lag between the time in which the Company incurs such expenditures and the receipt of post-opening revenue will increase. Accordingly, the Company's operating results may also vary significantly from quarter to quarter or year to year due to the opening and timing of new shows and the fluctuations associated with the pre-opening and start-up phases of new productions in new and varying venues. Consequently, revenues as well as profits and losses may vary significantly from quarter to quarter and the results in any one period will not necessarily be indicative of results in subsequent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Results."

   Effect of Recession on Live Entertainment Industry; Changing Trends. The live entertainment industry is cyclical, with consumer spending tending to decline during recessionary periods when disposable income is low. Although the Company believes that its moderate ticket prices may enhance the appeal of its productions to consumers in a recessionary environment, there can be no assurance that a poor general economic climate will not have an adverse impact on the Company's ability to compete for limited consumer resources. The live entertainment industry is also subject to changing consumer demands and trends and while the markets for live entertainment have grown significantly over the past several years, there can be no assurance that such growth will continue or that these trends will not be reversed. For instance, the rate of growth in the casino gaming industry has recently begun to decrease due to consolidation within the industry. The Company's success will depend on the Company's ability to anticipate and respond to changing consumer demands and trends and other factors affecting the live entertainment industry, including new artists and musicians, as well as general trends affecting the music industry and its performers. Failure to respond to such factors in a timely manner could have a material adverse effect on the Company. See "Business -- Industry Background."

   Dependence on the Casino Gaming Industry. Although the Company has recently shifted its primary emphasis away from gaming markets and towards the resort and urban tourist markets, the Company's success has been, and will continue to be, highly dependent on the casino gaming industry. For the years ended December 31, 1995 and 1996, approximately 60% and 41%, respectively, of the Company's net revenue was attributable to shows produced at casino gaming venues. Consequently, a change in the laws or regulations governing the casino gaming industry, or a significant decline in casino gaming in the United States could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background."

   Intellectual Property. The Company's success depends to a large extent on its ability to reproduce the performance, likeness and voice of various celebrities without infringing on the publicity rights of such celebrities or their estates. Although the Company believes that its productions do not violate such intellectual property rights under applicable state and Federal laws, in the event such a claim were made against the Company, such litigation, regardless of the outcome, could be expensive and time consuming for the Company to defend. Additionally, if the Company were determined to be infringing any intellectual property rights in the production of its performances, the Company could be required to pay damages (possibly including treble and/or statutory damages), costs and attorney fees, alter its productions, obtain licenses or cease certain activities, all of which, individually or collectively, could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company were required to obtain licenses from the celebrities it impersonates, there can be no assurance that the Company would be able to acquire such licenses on commercially favorable terms, if at all. In addition, an element of the Company's business strategy is to expand its merchandising program by introducing a wider variety of clothing items and new products such as compact discs, and audio and video tapes. The Company has filed trademark applications in the United States and anticipates filing trademark applications in certain foreign countries, as necessary, in order to protect its rights in the products that it sells. There can be no assurance that the Company will be able to obtain any such trademarks on terms and conditions acceptable to the Company. The Company's inability to obtain such rights could have a material adverse effect on the Company's ability to successfully implement its merchandising strategy. See "Business -- Expansion Strategy," "-- Show Merchandising" and "-- Intellectual Property."

   Government Regulation. Providing entertainment to the casino gaming industry may subject the Company to various licensing regulations. For instance, the Casino Control Commission of the State of New Jersey requires that the Company obtain a Casino Service Industry License to perform its shows at its Atlantic City venues. Although the Company has obtained this license, there may be other licenses or permits which may be required in order for the Company to perform its shows in casinos in other areas. In addition, pursuant to the Company's expansion program, the Company plans to lease or purchase some, if not all, of the theaters for its new Legends or other brand-name resident productions, thereby absorbing all costs and risks associated with producing the show in order to retain 100% of the show's profits (referred to as a "four-wall" production). Producing shows on this basis may require the Company to obtain and maintain certain business, professional, retail and local licenses and permits (as the Company was required to obtain for the opening of its Myrtle Beach show, a "four-wall" production). Difficulties or failure in obtaining required licenses or regulatory approvals could delay or prevent the opening of a new show or, alter, delay or hinder the Company's expansion plans. In addition, the suspension of, or inability to renew, a license needed to operate any of the Company's currently running productions would adversely affect the operations of the Company. See "Business -- Government Regulation."

   Dependence on Key Personnel. The Company's future success will depend largely on the efforts and abilities of its existing senior management, particularly Mr. Stuart, the Company's Chairman, Chief Executive Officer and principal stockholder, and David Hope, the Company's President and Chief Operating Officer. The loss of the services of such officers or other members of the Company's management team could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company currently maintains a key-man life insurance policy on the life of Mr. Stuart in the amount of $5,000,000 and on the life of Mr. Hope in the amount of $2,500,000, such proceeds may not be sufficient to compensate the Company for the loss of their services. In particular, Mr. Stuart's death would result in the loss of his creative contribution to the Company and would give the owner of the Imperial Palace the right to terminate its contract with the Company relating to the Company's resident Legends production in Las Vegas (one of the Company's largest revenue producing venues). In addition, while Messrs. Stuart and Hope have entered into non-competition agreements restricting their ability to work for a competitor of the Company during the term of their employment agreements (which expire on May 31, 2000) and thereafter for periods of up to five and two years, respectively, there can be no assurance that such non-competition agreements will be enforceable. Finally, there can be no assurance that the Company will be able to attract and retain the additional qualified senior management personnel necessary to manage its planned growth. See "Business -- Resident Production Contracts" and "Management."

   Risk of Employment Tax Liability. Pursuant to industry standards, the Company has, since its inception, treated, and expects to continue to treat, the headline acts of its productions as independent contractors rather than as employees. In making the determination that it is qualified to characterize its headline acts as independent contractors, the Company, in addition to following industry precedent, made an independent review of, and analyzed, the applicable guidelines issued by the Internal Revenue Service. There can be no assurance, however, that the Company is qualified to treat the headline acts as independent contractors. In the event that the Company has improperly classified the headline acts as independent contractors, the Company would be liable for the payment of employment taxes for those periods in which the headline acts were incorrectly characterized as independent contractors. If imposed, such employment tax liability could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Talent."

   Litigation. The Company is involved in certain pending and threatened lawsuits in which the adverse parties are seeking damages from the Company. There can be no assurance that any of the instituted or threatened lawsuits will be settled or decided in favor of the Company. Moreover, regardless of the outcome of such lawsuits and claims, in the event the Company were to be engaged in protracted litigation the costs of such litigation could be substantial. Even in situations where the Company is fully indemnified by third parties, the time and effort expended by the Company's personnel in connection with such matters could be significant, leaving them with less time and energy for the pursuit of the Company's strategic goals. The Company may utilize a portion of the proceeds of this offering allocated to working capital in connection with these litigation matters or settlements thereof. Although the Company does not anticipate that a material portion of the proceeds of this offering will be required to be used in connection with such litigation matters, in the event that a material portion is required, the Company will have less financial resources available to it for other purposes. See "Use of Proceeds" and "Business -- Legal Proceedings."

   Immediate and Substantial Dilution to New Investors -- Over 80%. This offering involves an immediate and substantial dilution of approximately $4.06 per share (81%) between the pro forma net tangible book value per share after this offering and the initial public offering price per Share of $5.00. See "Dilution."

   Substantial Use of Proceeds to Repay Indebtedness; Proceeds Used to Benefit Related Parties. The Company intends to use approximately $1,775,000 (31%) of the estimated net proceeds of this offering to repay the DYDX Loan and the Bridge Notes, including interest accrued thereon, and, as a consequence, such proceeds will be unavailable to fund future growth. The indebtedness to be repaid with proceeds from this offering includes, among other things, Bridge Notes in the principal amount of $50,000, $25,000 and $12,500 payable to Kenneth Berg, a director of the Company, David Hope, the President, Chief Operating Officer and a director of the Company, and Kiranjit S. Sidhu, the Senior Vice President and Chief Financial Officer of the Company, respectively. See "Use of Proceeds" and "Certain Transactions."

   Benefits of Offering to Existing Stockholders. Upon the consummation of this offering, the existing stockholders of the Company will receive substantial benefits, including the creation of a public trading market for their securities (although, other than the 600,000 Shares of the Selling Stockholder being offered hereby, all of such shares are subject to a lock-up agreement with the Underwriter and will not be registered for sale in connection with this offering) and the corresponding facilitation of sales by such stockholders of their shares of Common Stock in the secondary market, as well as an immediate increase in net tangible book value of $.75 per share to such stockholders based upon the adjusted net tangible book value per share after this offering and the initial public offering price per Share offered hereby. If, at the time the existing stockholders are able to sell their shares of Common Stock in the public market, the market price per share remains at the $5.00 initial public offering price (of which there can be no assurance) such stockholders would realize an average gain of $4.50 per share on the sale of their existing shares. See "Use of Proceeds," "Dilution," "Shares Eligible for Future Sale" and "Underwriting."

   Limitations on Liability of Directors and Officers. The Company's Articles of Incorporation include provisions to eliminate, to the full extent permitted by Nevada General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Company's Articles of Incorporation also include provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of Nevada, indemnify and, upon request, advance expenses to any director or officer to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. See "Description of Securities -- Nevada Law and Articles of Incorporation and By-Law Provisions Affecting Stockholders."

   Possible Restrictions on Market-Making Activities in the Company's Securities. The Company believes that the Underwriter intends to make a market in the Company's securities and may be responsible for a substantial portion of the market making-activities in such securities. Regulation M under the Exchange Act may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for (i) the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of outstanding Warrants until the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation, and (ii) any period during which the Underwriter, or any affiliated parties, participate in a distribution of any securities of the Company for the account of the Underwriter or any such affiliate. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods, including while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the liquidity for the Company's securities. See "Underwriting."

   No Dividends. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings for use in connection with the expansion of its business and for general corporate purposes. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company's Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. See "Dividend Policy."

   Possible Adverse Effects of Authorization of Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 1,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors will be empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it difficult for a third party to gain control of the Company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, there can be no assurance that the Board will not decide to do so in the future. See "Description of Securities -- Capital Stock -- Preferred Stock."

   No Assurance of Public Market; Determination of Offering Price; Possible Volatility of Market Price of Common Stock and Warrants. Prior to this offering, there has been no public trading market for the Common Stock or Warrants. Consequently, the initial public offering price of the Common Stock and Warrants and exercise price of the Warrants has been determined by negotiations between the Company and the Underwriter and do not necessarily reflect the Company's book value or other established criteria of value. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop after this offering or that, if developed, it will be sustained. The market prices of the Company's securities following this offering may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors of new production contracts, and various factors affecting the entertainment industry generally, may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Underwriting."

   Current Prospectus and State Registration Required to Exercise
Warrants. Holders of the Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants, is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following the consummation of this offering, to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow then to expire unexercised. See "Description of Securities -- Public Warrants."

   Potential Adverse Effect of Redemption of Warrants. The Warrants are subject to redemption by the Company, at any time commencing one year following the date of this Prospectus, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the Call Date has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Public Warrants."

   Shares Eligible for Future Sale; Registration Rights. Upon consummation of this offering, the Company will have 6,588,980 shares of Common Stock outstanding, of which the 2,000,000 Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act. The remaining 4,588,980 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold (i) pursuant to an effective registration under the Securities Act, (ii) in compliance with the exemption provisions of Rule 144 or (iii) pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, at various times commencing 90 days following the date of this Prospectus, subject to certain volume limitations prescribed by Rule 144 and to the agreements set forth below. In connection with the Bridge Financing, the investors agreed that their Bridge Shares (as well as their Bridge Warrants and Bridge Warrant Shares) may not be sold for a period of 12 months following the date of this Prospectus, under any circumstances, and the holders of the 4,388,980 other restricted shares have agreed not to sell any of their securities of the Company for periods of between 10 and 12 months following the date of this Prospectus without the Underwriter's prior written consent (subject in certain cases to earlier release upon the Company's achievement of certain performance targets). No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. In addition, the Company has granted certain demand and piggyback registration rights relating to 1,165,688 of the restricted shares, as well as to the 250,000 Bridge Warrant Shares and to the securities underlying the Underwriter's Warrants. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

   Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Company's Common Stock and Warrants will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the foregoing exception to the minimum bid price requirement and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

   In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

                               USE OF PROCEEDS

   The net proceeds to be received by the Company from the sale of the 1,400,000 Shares and 2,000,000 Warrants offered by the Company hereby are estimated to be approximately $5,720,000 (approximately $7,051,100 if the Underwriter's over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds (assuming no exercise of the Underwriter's over-allotment option) approximately as follows:

                                                                     Approximate
                                                   Approximate      Percentage of
Application of Proceeds                           Dollar Amount     Net Proceeds
 ---------------------------------------------   ---------------   ---------------
New show openings (1)  .......................     $3,000,000           52.45%
Repayment of indebtedness (2)  ...............      1,775,000           31.03
Hiring of additional administrative and sales
  personnel (3) ..............................        600,000           10.49
Working capital and general corporate
  purposes(4) ................................        345,000            6.03
                                                 ---------------   ---------------
        Total ................................     $5,720,000          100.00%
                                                 ===============   ===============

------
(1) The Company's current expansion strategy contemplates the opening of approximately nine new resident "four-wall" productions by May 1999, which the Company intends to accomplish with proceeds from the Bridge Financing and this offering and revenues generated from its current and, as they open, new productions (for instance, by the end of 1995, the Company's Surfside Theatre production, a resident "four-wall" production opened in March 1995, had already generated approximately $300,000 in gross profits after deducting all pre-opening costs). Costs associated with the opening (typically a three- to six-month process after the theater site is secured) of new resident "four-wall" productions in resort and urban tourist markets, include lease deposits and down payments; costs associated with leasehold improvements and signage; the lease and/or purchase of capital equipment, such as lighting, sound and concession equipment and computer ticketing systems; pre-opening advertising launch campaigns; merchandising and inventory; purchase and physical loading of sets, costumes and props; pre-show rehearsals and staffing; and estimated running cost floats for expected two- to four-week initial operating deficits. The Company expects that such opening costs will be between $400,000 and $800,000 for productions in leased locations (the Company's primary focus) and up to $1,000,000 for productions in purchased locations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Expansion Plans" and "Business."

(2) Represents the repayment of the Bridge Notes in the aggregate principal amount of $1,000,000, including Bridge Notes in the principal amounts of $50,000, $25,000 and $12,500 payable to Kenneth Berg, a director of the Company, David Hope, the President, Chief Operating Officer and a director of the Company, and Kiranjit S. Sidhu, the Senior Vice President and Chief Financial Officer of the Company, respectively, and the repayment of the DYDX Loan in the principal amount of $750,000, plus interest accrued thereon (in each case, at the rate of 9% per annum) through and until the anticipated date of repayment in the estimated aggregate amount of $25,000. The proceeds from the Company's recent Bridge Financing are being used for the payment of outstanding trade payables, pre-opening expenditures on the Daytona Beach show and the seasonal Branson show, certain pre-offering expenses related to this offering and for working capital and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

(3) The Company intends to hire a Vice President of Marketing, a Vice President of Operations, a Management Information Systems Director and a Merchandising Director over the next year, as well as several regional corporate event salespersons by the end of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Expansion Strategy."

(4) Includes costs associated with the Company's plan to expand and improve its information technology system and to further develop the use of the Hollywood Inventory Tracking System ("H.I.T.S."), an asset management system, throughout the Company. See "Business -- Show Merchandising" and "-- Operations and Show Implementation."

   If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of $1,331,100. If the 2,000,000 Warrants offered hereby are exercised, the Company will realize proceeds relating thereto of $11,000,000 before any solicitation fees which may be paid in connection therewith. Such additional proceeds, if received, are expected to be used primarily for additional new show openings and for working capital and general corporate purposes. See "Underwriting."

   The allocation of the net proceeds to be received by the Company from this offering as set forth above represents the Company's best estimates based upon its currently proposed plans and assumptions relating to its operations and expansion strategy and certain assumptions regarding general economic conditions. The Company anticipates, based on management's internal forecasts and assumptions relating to its operations (including the anticipated timetable of new show openings and the costs associated therewith), that the net proceeds of this offering and the Bridge Financing, together with its current cash and cash equivalent balances and anticipated revenues from operations, will be sufficient to funds its current expansion strategy, as well as its other cash and operating requirements for 24 months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove inaccurate, or if the proceeds of this offering and cash flow otherwise prove to be insufficient to fund the Company's plans (due to unanticipated financial shortfalls in the Company's results of operations, changes in economic conditions or other unforeseen circumstances), the Company could be required to seek additional financing following this offering in order to continue implementation of its proposed expansion plans. There can be no assurance, however, that additional financing will be available to the Company if and when needed, on commercially reasonable terms or at all.

   Proceeds not immediately required for the purposes described above will be invested principally in short-term investment grade debt obligations, bank certificates of deposit, United States Government money market instruments or other short-term interest bearing investments.



                                   DILUTION

   The difference between the initial public offering price per Share and net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined on any given date by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.

   At December 31, 1996, the net tangible book value (deficit) of the Company was $(1,071,744), or $(.27) per share of Common Stock. After giving retroactive effect to the Warrant Exchange, the Bridge Financing, the issuance of the CFO Shares and the Pending Debt Conversion, the pro forma net tangible book value of the Company as of December 31, 1996 would have been $1,006,270 or $.19 per share. After also giving effect to the sale of the 1,400,000 Shares and 2,000,000 Warrants being offered hereby by the Company and the receipt and application (including for the repayment of the Bridge Notes and the DYDX Loan) of the estimated net proceeds therefrom (less underwriting discounts and commissions and estimated offering expenses payable by the Company), the as adjusted net tangible book value of the Company as of December 31, 1996 would have been $6,184,970 or $.94 per share, representing an immediate increase in net tangible book value of $.75 per share to existing stockholders and an immediate dilution of $4.06 (81%) per share to new investors.

   The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

 Initial public offering price  ................................              $5.00
     Net tangible book value (deficit) before pro forma
        adjustments ...........................................    $(.27)
     Increase attributable to pro forma adjustments  ..........      .46
                                                                  --------
     Pro forma net tangible book value before this offering  ..      .19
     Increase attributable to investors in this offering  .....      .75
                                                                  --------
As adjusted net tangible book value after this offering  ......                 .94
                                                                             -------
Dilution to new investors in this offering  ...................               $4.06
                                                                             =======

   The following table sets forth a comparison between the Company's existing stockholders (giving effect to the Pending Debt Conversion) and new investors in this offering, with respect to the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

                               Shares Purchased          Total Consideration       Average Price
                           ------------------------   -------------------------   ---------------
                              Number       Percent       Amount       Percent        Per Share
                            -----------   ---------    ------------   ---------   ---------------
Existing stockholders(1)     5,188,980       78.8%     $2,597,764       27.1%          $0.50
New investors  ..........    1,400,000       21.2%      7,000,000       79.2%          $5.00
                            -----------   ---------    ------------   ---------   ---------------
        Total ...........    6,588,980      100.0%     $9,597,764      100.0%

------
(1) The sale by the Selling Stockholder of 600,000 Shares in this offering will reduce the number of shares of Common Stock held by existing stockholders to 4,588,980, or approximately 69.6% (approximately 66.6% if the over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering, and will increase the number of shares of Common Stock acquired by investors in this offering to 2,000,000, or approximately 30.4% (approximately 33.3% if the over-allotment option is exercised in full), of the total number of shares of Common Stock outstanding after this offering.

   The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $8,500,000 for 1,700,000 shares of Common Stock offered by the Company, representing approximately 76.6% of the total consideration, for 24.7% of the total number of shares of Common Stock outstanding. In addition, the above table also assumes no exercise of outstanding stock options and warrants. As of the date of this Prospectus, there are outstanding Bridge Warrants to purchase 250,000 Bridge Warrant Shares at $4.00 per share and options to purchase 596,453 shares of Common Stock at exercise prices ranging from $3.99 to $5.00 per share. There are also 11,020 Interactive Events Shares reserved for issuance in November 1997 for no further consideration. To the extent that such options and warrants are exercised, and such shares issued, there will be further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Acquisition of Interactive Events, Inc.," "Management -- 1996 Stock Option Plan," "Description of Securities - Bridge Warrants" and "Underwriting."

                               DIVIDEND POLICY

   To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare any cash dividends in the future. Payments of dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations and current and anticipated cash needs and other factors the Board of Directors may deem relevant.

                                CAPITALIZATION

   The following table sets forth the short-term debt and capitalization of the Company as of December 31, 1996: (i) on an actual basis; (ii) on a pro forma basis, giving effect to the Warrant Exchange, the Bridge Financing, the issuance of the CFO Shares and the Pending Debt Conversion; and (iii) as further adjusted to give effect to the sale of the 1,400,000 Shares and 2,000,000 Warrants offered by the Company hereby and to the anticipated application of the estimated net proceeds therefrom, including for the repayment of the Bridge Notes and the DYDX Loan:



                                                                   December 31, 1996
                                                    -----------------------------------------------
                                                        Actual        Pro Forma        As Adjusted
                                                     ------------   --------------    --------------
Short-term debt:
   Bridge Notes ..................................    $       -0-    $    556,000     $         -0-
   Bank debt .....................................       149,721          149,721          149,721
   Current portion of capital lease obligations ..        78,789           78,789           78,789
                                                     ------------   --------------    --------------
    Total short-term debt ........................    $  228,510     $    913,327     $    228,510
                                                     ============   ==============    ==============
Long-term debt:
   DYDX Loan .....................................    $  750,000     $    750,000     $         -0-
   Debentures ....................................     1,714,064              -0-               -0-
   Capital lease obligations, less current portion       163,327          163,327          163,327
                                                     ------------   --------------    --------------
    Total long-term debt .........................     2,627,391          913,327          163,327
                                                     ------------   --------------    --------------
Stockholders' equity (deficit):
   Preferred Stock, par value $1.00; 1,000,000
     shares authorized; no shares issued and
     outstanding  ................................            --               --               --
   Common Stock, par value $.01; 25,000,000 shares
     authorized; 4,002,044 shares issued and
     outstanding (actual); 5,188,980 shares
     issued and outstanding (pro forma);
     6,588,980 shares issued and outstanding (as
     adjusted)(1)  ...............................        40,020           51,890           65,890
   Additional paid-in capital ....................       121,023        2,545,875(2)     7,594,074(3)
   Accumulated deficit ...........................      (383,684)        (742,390)      (1,283,690)
                                                     ------------   --------------    --------------
     Total stockholders' equity (deficit)  .......      (222,641)       1,855,375        6,376,274
                                                     ------------   --------------    --------------
      Total capitalization  ......................    $2,404,750     $  2,768,702     $  6,539,601
                                                     ============   ==============    ==============


------
(1) Does not include (i) 2,000,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 400,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) 250,000 Bridge Warrant Shares; (iv) 11,020 Interactive Events Shares; (v) 581,453 shares of Common Stock reserved for issuance upon exercise of options granted, and 203,547 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Option Plan; (vi) 15,000 shares of Common Stock reserved for issuance upon exercise of an outstanding non-plan option; and (vii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, the Debenture Shares and certain securities issued in connection with the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Management -- 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

(2) Reflects the compensation expense of $164,478 related to the issuance of the CFO Shares and the additional interest expense charge of $194,228 related to the Pending Debt Conversion.

(3) Reflects a charge to operations of $541,300 related to the loan discount and debt issuance costs of the Bridge Financing.

                           SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

   The following selected financial data for each of the two years in the period ended December 31,1996 and at December 31, 1996 are derived from, and should be read in conjunction with, the Company's financial statements, including the notes thereto, audited by BDO Seidman, LLP, independent certified public accountants, included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA:

                                                    Years Ended December 31,
                                                    --------------------------
                                                       1995           1996
                                                    -----------     ----------
Net revenue  ..................................     $   12,346     $   13,814
Gross profit  .................................          2,712          5,368
Operating profit (loss)  ......................           (158)         1,929
Pre-tax income (loss) before write-off of note
  receivable from principal stockholder .......           (410)         1,776
Net income (loss)  ............................           (412)           (20)
Net income (loss) per share  ..................           (.10)          (.00)
Weighted average number of shares outstanding        4,112,643      4,115,865

BALANCE SHEET DATA:

                                                December 31, 1996
                                    ------------------------------------------
                                                                      As
                                    Actual      Pro Forma(1)    Adjusted(1)(2)
                                    --------     ------------     ------------
Working capital (deficit)  ....     $ (103)        $  260           $4,689
Total assets  .................     $3,954         $4,874           $8,089
Total liabilities  ............     $4,177         $3,019           $1,713
Stockholders' equity (deficit)      $ (223)        $1,855           $6,377

------
(1) Gives retroactive effect to the Warrant Exchange, the Bridge Financing and the issuance of the CFO Shares, each of which was effected in March 1997, and to the Pending Debt Conversion, which will occur immediately prior to the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management-Employment Agreements."

(2) Adjusted to give retroactive effect to the Company's sale of 1,400,000 of the Shares and the 2,000,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom, including for the repayment of the Bridge Notes and the DYDX Loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The Company derives the majority of its revenue from the sale of its theatrical productions to audiences at venues in urban and resort tourist locations and to commercial clients, which include casinos, corporations, theme and amusement parks and cruise lines. In addition, the Company generates revenue from the sale of merchandise, food and beverages in certain of its venues, and, from time to time, from the sale of technical equipment and services to commercial clients. The Company deducts commissions paid to agents, wholesalers, distributors, ticketing agencies and other representatives from gross revenues to determine net revenue. The following table sets forth the various components of the Company's revenue as a percentage of net revenue for the periods indicated:

                                      Years Ended December 31,
                                  ----------------------------------
                                   1995                      1996
                                  --------                  --------
Theatrical productions:
     Legends  ............          83.1%                     91.1%
     Other  ..............          12.2                       2.5
                                  --------                  --------
       Total  ............          95.3                      93.6
                                  --------                  --------
Merchandise (all Legends)            3.1                       5.5
Other  ...................           1.6                        .9
                                  --------                  --------
    TOTAL  ...............         100.0%                    100.0%
                                  ========                  ========


   Legends opened at the Imperial Palace in Las Vegas in 1983. The Company began actively producing additional tribute and specialty shows in 1994 and currently produces resident Legends shows in Las Vegas (since May 1983), Atlantic City (since October 1994) and Myrtle Beach (since March 1995), and aboard two Premier Cruise Line ships sailing out of Cape Canaveral (since June 1990).

   The Company classifies its productions (both its resident and limited-run engagements) into two main categories: "at-risk" shows and "low-risk" shows. "At-risk" shows classify any of the Company's resident or longer term limited-run productions where the amount of the revenue to be obtained by the Company in connection with the show is uncertain (as is typical in the case of shows produced by the Company at theaters leased and or purchased directly by the Company in urban and resort tourist locations and of shows produced by the Company in, and for, large casinos). "Low-risk" shows are contracted productions in which the client guarantees a fee (typical of shows produced by the Company in, and for, smaller casinos and for other commercial clients such as corporations, cruise lines and theme parks). See "Business -- Show Financial Structures."

   During late 1994 and early fiscal 1995, the Company opened three new resident "at-risk" shows: Legends at the Surfside Theater in Myrtle Beach; Country Stars on Ice at the Coliseum Theater in Pigeon Forge, Tennessee; and Glitz at the Sands Hotel in Las Vegas. The Company's Legends production in Myrtle Beach, which opened in March 1995, generated approximately $2,685,000 and $528,000 in revenue and gross profit, respectively, in fiscal 1995 and $4,386,000 and $1,916,000, respectively, in fiscal 1996. The Company believes that this represents very attractive results for an "at-risk" show's first two years of operation. In 1995, Country Stars on Ice and Glitz, however, generated aggregate revenue and gross loss of approximately $881,000 and $411,000, respectively, and were discontinued in December 1995 and August 1995, respectively. If the 1995 results of Country Stars on Ice and Glitz were excluded from the Company's 1995 results of operations, the Company would have shown operating income (loss) and net income (loss) for such year of approximately $618,000 and $(1,000), respectively, instead of its actual results of $(157,663) and $(412,121), respectively.

   The Company believes that the operating performance of Country Stars on Ice and Glitz suffered from a lack of capital for adequate pre-opening market research, site development and advertising, resulting in less than optimal ticket sales in the start-up phase of both shows. The lower than anticipated revenue levels, combined with high indirect production costs associated with the shows' risky "four-wall" cost structures, resulted in losses for both shows. The Company continues to believe that emerging tourist markets, such as Pigeon Forge, offer attractive opportunities for future growth. However, the Company has now implemented a policy of opening only proven, branded shows, like Legends, and identifying, where possible, local marketing partners in similar "at-risk" situations to increase its likelihood of success. Furthermore, if the Company determines that the risk profile of a new attractive market is too high, it will seek a "low-risk" deal structure such as a minimum seat guarantee or fixed fee structure.

   The Company currently maintains four administrative offices: its corporate headquarters in Las Vegas and branch offices in Atlantic City, Atlanta and Myrtle Beach. As part of its business strategy, the Company intends to open several regional sales offices by the end of 1998. Potential sites for these sales offices include New Orleans, Chicago, Dallas, New York, Minneapolis and Los Angeles. In addition, over the next year, the Company plans to hire a Vice President of Marketing, a Vice President of Operations, a Management Information Systems Director and a Merchandising Director.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods indicated, the percentage of the Company's net revenues represented by certain income statement data:

                                                     Years Ended December 31,
                                                      ------------------------
                                                       1995            1996
                                                      --------        --------
Net revenue  .................................         100.0%          100.0%
Direct production costs  .....................          59.2            43.9
Indirect production costs  ...................          18.8            17.2
                                                      --------        --------
Gross profit  ................................          22.0            38.9
General and administrative  ..................          19.0            20.0
Depreciation and amortization  ...............           4.3             4.9
                                                      --------        --------
Operating profit (loss)  .....................          (1.3)           14.0
Interest expense, net  .......................           2.0             1.1
Write-off of note receivable from stockholder           --              12.9
                                                      --------        --------
Pre-tax income (loss)  .......................          (3.3)           --
Income taxes  ................................           0.0              .1
                                                      --------        --------
Net loss  ....................................          (3.3)%           (.1)%
                                                      ========        ========


YEAR ENDED DECEMBER 31, 1995 VERSUS YEAR ENDED DECEMBER 31, 1996

   Net Revenue. Net revenue consists of sales of the Company's theatrical productions, concession sales, photo sales and income from equipment rental, less commissions and rental fees. Net revenue for the year ended December 31, 1996 increased by $1,468,000, or 12% from $12,346,000 to $13,814,000, as compared to the year ended December 31, 1995. Contributing to this increase were increases of approximately: (i) $1,745,000, attributable to the resident Legends show in Myrtle Beach; (ii) $148,000, attributable to the Legends shows in Atlantic City; (iii) $1,590,000, attributable to the Legends show in Branson, which ran for only one month (July) in the year ended December 31, 1995 as opposed to six months in the year ended December 31, 1996 (from April 1996 to October 1996); and (iv) $186,000 attributable to limited-run engagements of Magic, Magic, Magic! at the ShowBoat Hotel and Casino in Atlantic City and at Players Island Resort and Casino in Mesquite, Nevada. These increases were offset by: (a) $76,000 attributable to the Legends show at the Imperial Palace; (b) $33,000 attributable to the Legends shows on Premier Cruise Lines; (c) $2,012,000 attributable to (1) the discontinuation during the year ended December 31, 1996 of the resident productions of Country Stars on Ice and Glitz and the previously recurring limited-run engagements of Legends at the Riverside Casino in Laughlin, Nevada and the Silver Smith Casino in Wendover, Nevada; (2) the early cancellations during such period of Atlantic City Experience at Bally's Park Place and Rock Around the Clock at the MGM Theme Park in Las Vegas; and (3) $80,000 attributable to the decrease of other revenues.

   Direct Production Costs. Direct production costs include salaries for impersonators, stars, singers, dancers, musicians, choreographers, technical operators, wardrobe personnel, production managers and concessions personnel, license fees, electronic supplies, lighting, sound, wardrobe, sets, props, and the cost of goods for merchandise and food and beverage. Direct production costs for the year ended December 31, 1996 decreased by $1,242,000, or approximately 17%, as compared to the year ended December 31, 1995. Direct production costs decreased to 44% of net revenue for the year ended December 31, 1996, as compared to 59% for the year ended December 31, 1995. The improvement was due primarily to cost controls initiated in late 1995 through the first quarter of 1996 that significantly reduced discretionary direct production cost expenditures by production managers and technicians for items such as wardrobe, lighting and scenery.

   Indirect Production Costs. Indirect production costs include salaries for operations, box office, finance and marketing personnel, advertising and promotion, insurance, rent, utilities, property taxes, housing, legal, accounting and travel. Indirect production costs for the year ended December 31, 1996 increased by $53,822, or 2%, as compared to the year ended December 31, 1995. Indirect production costs decreased to 17% of net revenue for the year ended December 31, 1996, as compared to 19% for the year ended December 31, 1995. The decrease was attributable primarily to the discontinuation of resident productions of Glitz and Country Stars on Ice in August 1995 and December 1995, respectively.

   General and Administrative. General and administrative expenses include officers, finance, operations, development, marketing and technical salaries, office supplies, rent, utilities and legal expenses. General and administrative expense for the year ended December 31, 1996 increased by $417,937, or 18%, as compared to the year ended December 31, 1995. General and administrative expense as a percent of net revenue was 20% for the year ended December 31, 1996, as compared to 19% for the year ended December 31, 1995. The increase in total dollars was due primarily to an increase in the number of employees, the addition of several senior executives, and the development of wardrobe, lighting and scenery departments, in order to prepare for future expansion.

   Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1996 increased by $151,337, or 29%, as compared to the year ended December 31, 1995. The increase was due primarily to new capital additions in existing shows and the installation of a new computer system and associated software programs, including H.I.T.S.

   Interest Expense, Net. Interest expense for the year ended December 31, 1996 decreased by $99,510, or 39%, as compared to the year ended December 31, 1995. The decrease was due to an increase in the level of borrowing, primarily as a result of the DYDX Loan, which was funded on February 29, 1996, offset by $143,011 of interest income attributable to advances made to Mr. Stuart.

   Income Taxes. The Company is a Nevada corporation with a substantial portion of both revenue and income derived in Nevada. There are no state or local income taxes in Nevada. The Company accrued no federal income tax for the year ended December 31, 1996 and 1995. The Company accrued $15,789 at December 31, 1996 related to other state and local income taxes.

SEASONALITY AND QUARTERLY RESULTS

   The Company's business has been, and is expected to remain, highly seasonal, generating the majority of revenues from April through October. Part of the Company's business strategy is to increase sales in tourist markets that experience their peak seasons from November through March, such as Florida and Arizona, domestically, and Australia, South Africa, China, Singapore, New Zealand, and Hong Kong, abroad, which the Company believes will help mitigate this seasonality.

   The following table sets forth the Company's net revenue for each of the last eight quarters ended December 31, 1996:

                                 NET REVENUE
                               ($ IN THOUSANDS)

                   March 31      June 30       September 30      December 31
                  ----------     ---------    --------------     -------------
Fiscal 1995  .      $2,243        $3,154          $4,260            $2,689
Fiscal 1996  .      $2,265        $4,124          $4,471            $2,954


LIQUIDITY AND CAPITAL RESOURCES

   GENERAL

   The Company has historically met its working capital and capital expenditure requirements through a combination of cash flow from operations, a series of debt offerings, and through traditional bank financing.

   For the year ended December 31, 1995, the Company had a net cash deficit from operations of $18,000. This operating deficit was primarily attributable to an increase in direct and indirect production costs resulting from new show openings in October 1994 (Country Stars on Ice in Pigeon Forge) and March 1995 (Glitz in Las Vegas) and general and administrative costs offset by an increase in revenues. For the year ended December 31, 1996, the Company had net cash provided by operations of approximately $2,014,000. The cash provided from operations was primarily attributable to an increase in revenues and a decrease in direct and indirect production costs offset by an increase in general and administrative costs. As of December 31, 1996, the Company had approximately $291,000 in cash and cash equivalents.

   Net cash used in investing activities for the years ended December 31, 1995 and 1996 of $1,853,000, and $1,802,000, respectively, was primarily due to capital expenditures and advances (which were subsequently written off at December 31, 1996) on notes receivable to Mr. Stuart, the Company's principal stockholder, Chairman and Chief Executive Officer. See "Certain Transactions."

   Net cash provided by financing activities for the years ended December 31, 1995 and 1996 of $1,892,000, and $58,000, respectively, was primarily attributable to a series of debt and bank financings.

   At December 31, 1995 and 1996, the Company had a working capital deficit of approximately $447,000 and $103,000, which resulted, primarily, from advances paid to Mr. Stuart. Such advances (including principal and interest) amounted to approximately $920,913 and $859,511 for the years ended December 31, 1995 and 1996, respectively. The improvement in the Company's working capital position at December 31, 1996 is primarily attributable to the Company's receipt of the DYDX Loan and positive operating results.

   As of December 31, 1996, the Company had outstanding a bank term loan in the principal amount of $149,721, Debentures in the principal amount of $1,714,064 and the DYDX Loan in the principal amount of $750,000, each described below.

   BANK FINANCINGS

   On March 10, 1995, First Security Bank of Nevada ("First Security") issued a term loan to the Company (the "Term Loan") in the principal amount of $400,000. The Term Loan bears interest at 11.5% per annum and is payable in 29 monthly installments of $15,405, plus a final payment in the estimated amount of $18,160 due upon the loan's maturity in September 1997. The Term Loan was secured by three (now two) of the Company's contracts, including its contracts with MGM Movieworld, Inc. (subsequently terminated in October
1995), its contract with Premier Cruise Lines, Ltd. and its contract with Bally's Park Place, Inc. The Term Loan is also secured by Mr. Stuart's personal disability insurance policy in the amount of $600,000, as well as his personal guaranty. As of December 31, 1996, there was $149,721 outstanding under the Term Loan.

   On March 10, 1995, First Security also issued a revolving line of credit to the Company for up to $200,000. Borrowings under such facility bore interest at 2% over the First Security Bank of Idaho Index (11% per year as of the facility's inception) and were due on demand. The line of credit was originally scheduled to expire on March 25, 1996, but was subsequently extended until, and expired on, June 25, 1996. All of the Company's borrowings under such facility were paid in full in February 1996 and no further borrowings were accrued thereafter. The line of credit was cross-collateralized with the security provided under the Term Loan.

   THE DEBENTURES AND THE PENDING DEBT CONVERSION

   From June through November 1995, the Company conducted a private placement of units of its securities (the "Debenture Units"), each $50,000 Debenture Unit consisting of (i) a $50,000 principal amount 8% convertible subordinated debenture of the Company due on August 31, 1997, with interest payable monthly (the "Original Debentures") and (ii) the right, under certain circumstances, to receive an A and a B Warrant of the Company, for aggregate proceeds of $1,989,064 (the "1995 Private Placement"). In order for the Original Debentures to be converted into shares of Common Stock and for the investors to acquire their A and B Warrants, Joseph

D. Kowal, a former director of the Company, and his affiliated company, JDK & Associates (together "JDK"), who assisted the Company with the 1995 Private Placement, had to accomplish certain objectives set forth in their consulting agreement with the Company dated February 17, 1995 and amended on March 14, 1995 (the "JDK Agreement"). If such objectives were accomplished, each $100,000 principal amount of the Original Debentures would automatically be converted into a .75% equity interest in the Company, based on an assumed valuation of the Company of $13,333,333, and the A and B Warrants would be issued, entitling the holder to purchase one share of Common Stock at an assumed valuation of the Company of $17,500,000 and $22,500,000, respectively.

   Subsequently, the JDK Agreement was terminated pursuant to a Settlement and Termination Agreement dated September 6, 1995 (the "JDK Settlement Agreement") before all of the objectives were met and, in July 1996, in order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding Debenture Units for Debentures due January 4, 1999, or (b) to repurchase the Debenture Units upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the Debenture Units, dated July 24, 1996 (the "Exchange or Repurchase Offer"). The Debentures issued in connection with the Exchange or Repurchase Offer bear interest at the rate of 8% per annum, payable monthly, and, when issued, were convertible at the option of their holders into shares of Common Stock at the rate of 266.67 shares per each $1,000 principal amount of Debenture at any time prior to maturity. There are no warrants attached to the Debentures. In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their Debenture Units in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. Consequently, the Company currently has outstanding $1,714,064 principal amount of Debentures. In February 1997, the Company and the Debenture holders entered into an agreement pursuant to which all of the Debentures will automatically be converted into an aggregate of 505,649 shares of Common Stock (the "Debenture Shares") immediately prior to the consummation of this offering, in connection with the Pending Debt Conversion, based on a conversion ratio of 295 shares per each $1,000 principal amount of Debenture. The Pending Debt Conversion will result in a one time, non-recurring, interest expense charge to the Company in the estimated amount of $194,228 (based on an imputed value of $4.00 per Debenture Share).

   In September 1995, pursuant to the JDK Settlement Agreement, the Company issued as compensation for all services performed by JDK for, or on behalf of, the Company, warrants to purchase an aggregate of 355,378 shares of Common Stock at an exercise price of $3.76 per share to JDK and its designees, including Kenneth Berg (an investor in the 1995 Private Placement and a director of the Company). In addition, the Company issued to Harry S. Stahl warrants to purchase an aggregate of 11,019 shares of Common Stock at an exercise price of $3.76 per share in payment for certain legal services provided to the Company by Mr. Stahl with respect to the preparation of the 1995 Private Placement offering documents, and the Company issued to Lance Hall warrants to purchase an aggregate of 27,549 shares of Common Stock at an exercise price of $3.76 per share for certain financial consulting services provided to the Company by Mr. Hall with respect to the 1995 Private Placement, all in September 1995. These warrants were exchanged for an aggregate of 190,312 of the Warrant Exchange Shares in connection with the Warrant Exchange. See "-- Warrant Exchange" and "Certain Transactions."

   DYDX LOAN TRANSACTIONS

   On February 29, 1996, the Company entered into a loan agreement with DYDX (the "Original DYDX Agreement") pursuant to which the Company borrowed $1,000,000 from DYDX. Proceeds of the DYDX Loan were used by the Company to fulfill existing obligations to trade vendors, pay legal and accounting fees, make capital expenditures on existing shows, finance operating expenses on new shows, pay and/or advance up to $150,000 to Mr. Stuart and satisfy existing indebtedness. Under the Original DYDX Agreement, the DYDX Loan accrued interest at a rate of 8% per annum, was to mature on January 1, 1998 and was secured by a security agreement pursuant to which DYDX had a lien on substantially all of the present and future assets of the Company. In addition, under the terms of the Original DYDX Agreement, if the Company did not file an initial public offering registration statement by June 30, 1996 it would be in default under the DYDX Loan. In connection with the Original DYDX Agreement, the Company issued to DYDX a warrant to purchase 550,974 shares of Common Stock exercisable for a period of 60 months commencing upon the consummation of an initial public offering and at a price per share equal to the initial public offering price of the Common Stock. In connection with their assistance to the Company in its securing of the DYDX Loan, Mr. Stuart, the Chairman, Chief Executive Officer and principal stockholder of the Company, granted options in February 1996 to JDK, Kenneth Berg (a director of the Company), Senna Venture Capital Holdings, Inc., an affiliate of DYDX ("Senna"), Southwest Marketing I, LLC (a Debenture holder) and Lance Hall, to acquire an aggregate of 140,498 of his shares of Common Stock at an exercise price of $4.54 per share. The term of these options is two years commencing on the first anniversary of the first to occur of the following: (i) the Company becomes a public company pursuant to Federal securities laws, through merger or otherwise; (ii) more than 50% of the Common Stock is acquired by a public company; or (iii) an initial public offering registration statement is declared effective by the SEC. See "Principal and Selling Stockholders" and "Certain Transactions."

   On June 27, 1996, the Company and DYDX entered into an Extension Agreement, whereby the Company had to either file an initial public offering registration statement or release a private placement memorandum to potential investors by July 15, 1996 or it would be in default under the DYDX Loan. The Extension Agreement also changed the exercise price of the DYDX warrant to the imputed price per share of Common Stock as of the closing date, if any, of the next debt or equity financing of the Company as determined by the placement agent for such financing. Subsequently, on November 19, 1996, the Company and DYDX entered into a Second Extension Agreement, whereby the date by which the Company had to file a registration statement was extended until February 14, 1997. In connection with this Second Extension, the Company repaid $250,000 principal amount of the DYDX Loan, leaving an outstanding loan balance of $750,000. On February 9, 1997, the Company and DYDX entered into a Third Extension Agreement, whereby the Company's filing date was extended until March 31, 1997. In connection with the Third Extension, the Company split the original DYDX warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of Common Stock and the other in the name of Senna, an affiliate of DYDX, for the purchase of 110,195 shares of Common Stock, and reduced the exercise price of both warrants to $3.99 per share. These warrants were exchanged for an aggregate of 250,443 of the Warrant Exchange Shares in connection with the Warrant Exchange. In addition, Mr. Stuart, in consideration for the Third Extension Agreement and DYDX's agreement in connection with such extension to allow the Stuart Debt Forgiveness, granted to Senna an option to purchase 142,292 of his shares of Common Stock at an exercise price of $5.00 per share, exercisable for a period of three years commencing as of February 9, 1998. See "-- Warrant Exchange," "Principal and Selling Stockholders" and "Certain Transactions."

   In order to effect the Bridge Financing, the Company and DYDX entered into an Amended and Restated Loan Agreement as of March 19, 1997 in connection with which the security agreement executed in connection with the Original DYDX Agreement and DYDX's security interest in the Company's assets were terminated, the maturity date of the DYDX Loan was extended to coincide with that of the Bridge Notes and its interest rate was raised to 9% per annum. The Company intends to repay the DYDX Loan in full upon the consummation, and using proceeds from, this offering.

   ACQUISITION OF INTERACTIVE EVENTS, INC.

   On November 1, 1996, the Company purchased all of the outstanding capital stock of Interactive Events, Inc., a small Atlanta - based corporate events producer, from Richard S. Kanfer, as well as the rights to two interactive dinner shows created and written by Mr. Kanfer, Frankie and Angie Get Married and Wake Up Shamus O'Reilly, in exchange for (i) the delivery to Mr. Kanfer on such date of (a) 19,284 shares of Common Stock and (b) a non-plan stock option to purchase 15,000 shares of Common Stock at a price per share equal to the initial public offering price of the Common Stock and (ii) the Company's agreement to deliver 11,020 additional shares of Common Stock (the "Interactive Events Shares") to Mr. Kanfer on November 30, 1997, for a total purchase price of $121,216 based on the fair value of the Common Stock at the date of purchase. Mr. Kanfer began working for the Company in September 1996 while the Interactive Events Acquisition was pending. See "Business -- Show Acquisition and Development" and Note 5 of Notes to Financial Statements.

   STUART DEBT FORGIVENESS

   As of December 31, 1996, Mr. Stuart owed the Company an aggregate of $1,780,424 (including principal and interest at the rate of 8% per annum) for his outstanding advances, all of which was forgiven by the Com-pany in connection with the Stuart Debt Forgiveness as of December 31, 1996. As a result of the Stuart Debt Forgiveness, the Company had a net loss for the year ended December 31, 1996 of $19,915 even though the Company had operating income for such period of $1,929,296. In connection with the Bridge Financing, the Company agreed that, commencing retroactively to January 1, 1997, no more than an additional $200,000 in aggregate principal amount would be advanced to Mr. Stuart in the future and no more than an aggregate of $220,000 (in principal and interest) borrowed by Mr. Stuart will be forgiven by the Company in the future. See "Certain Transactions."

   WARRANT EXCHANGE

   In February 1997, the Company and all of the holders of its then outstanding warrants entered into an agreement pursuant to which, on March 17, 1997, prior to the Reverse Split and the initial closing of the Bridge Financing, all of the Company's then outstanding warrants were exchanged for what are now 440,755 Warrant Exchange Shares, on a cashless basis, in connection with the Warrant Exchange. The number of shares issued to each warrantholder in the Warrant Exchange was equal to the number of warrants held by such holder divided by the exercise price of the holder's warrants. The Warrant Exchange had no effect upon the Company's earnings.

   BRIDGE FINANCING

   In connection with the Bridge Financing, the Company borrowed an aggregate of $1,000,000 from 21 private investors in March 1997, in return for which the Company issued to such investors Bridge Notes in the aggregate principal amount of $1,000,000, an aggregate of 200,000 Bridge Shares and an aggregate of 250,000 Bridge Warrants, each to purchase one Bridge Warrant Share at an exercise price of $4.00 per share. After payment of $125,000 in placement fees to the Underwriter, which acted as placement agent for the Company in connection with the Bridge Financing, and other offering expenses of approximately $75,000, the Company received net proceeds of approximately $800,000 in connection with the Bridge Financing, which are being used for the payment of outstanding trade payables, pre-opening expenditures on the Daytona Beach show and the seasonal Branson show, certain pre-offering expenses related to this offering and for working capital and general corporate purposes. The Company intends, upon consummation of this offering, to use approximately $1,015,000 of the proceeds from this offering to repay the Bridge Notes, including interest accrued thereon through and until such repayment date.
                              --------------------
   The Company is dependent on the proceeds of this offering or other financing to open new resident productions and expand its operations. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the anticipated timetable of its new show openings and the costs associated therewith) that the proceeds of this offering and the Bridge Financing, together with the Company's current cash and cash equivalent balances and anticipated revenues from operations, will be sufficient to fund its current expansion strategy and contemplated capital requirements (including those associated with the opening of up to nine new resident "four-wall" productions) for 24 months following the consummation of this offering. In the event that the Company's plans change, or its assumptions change or prove to be incorrect, or if the foregoing proceeds, cash balances and anticipated revenues otherwise prove to be insufficient, the Company would be required to revise its expansion strategy (which revision could include the curtailment, delay or elimination of certain of its anticipated productions or the funding of such productions through arrangements with third parties which require it to relinquish rights to substantial portions of its revenues) and/or seek additional financing prior to the end of such period.

   Furthermore, while the Company intends to use a substantial portion of the proceeds of this offering to implement the next phase of its business strategy in an effort to expand its current level of operations and grow the Company's business, the Company's future performance will be subject to a number of business factors, including those beyond the Company's control, such as economic downturns and changing consumer demands and trends, as well as to the level of the Company's competition and the ability of the Company to successfully market its productions and effectively monitor and control its costs. While the Company believes that increases in revenue sufficient to offset its expenses and result in its profitability could be derived from its currently proposed plans, there can be no assurance that the Company will be able to successfully implement its expansion strategy, that either its revenues will increase or its rate of revenue growth will continue or that it will be able to achieve profitable operations.

                                   BUSINESS

GENERAL

   The Company develops and produces live theatrical productions for domestic and international audiences. The Company markets its productions, directly and through ticket wholesalers, to audiences at theaters in resort and urban tourist locations. The Company also markets its productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines. The Company's flagship Legends production is a live tribute show featuring recreations of past and present music and motion picture superstars through the use of impersonators and is the longest running independently produced production in Las Vegas. The Company currently has full-scale, resident Legends productions at the Imperial Palace in Las Vegas, Bally's Park Place in Atlantic City and the Surfside Theater in Myrtle Beach and on two Premier Cruise Lines ships (the Atlantic and the Oceanic) which sail out of Cape Canaveral. In addition, the Company will have a resident Legends production at the Coliseum Theater in Daytona Beach, Florida, beginning in the Summer of 1997. The Company also produces limited-run Legends shows and corporate events and has performed in locations such as the Illinois State Fair, MGM Theme Park and Dollywood Theme Park; in locations as far away as Australia, Russia, China, Africa, Japan and the Philippines; and for major corporate clients such as McDonald's, Hewlett Packard, IBM, Pitney Bowes, Levi Strauss and Texaco.

   In addition to Legends, the Company has developed and produced 15 other theatrical productions since its founding in 1985, including other tribute-type shows, and a variety of musical reviews, magic, ice and specialty shows. All of the Company's shows are designed to appeal to a broad spectrum of attendees by offering affordable, quality entertainment incorporating experienced talent and state-of-the-art special effects and staging. By offering multiple productions in addition to Legends, the Company seeks to run more than one show in highly visited live entertainment markets, thereby generating both increased operating margins, due to economies of scale resulting from shared fixed costs, and greater market share. In addition, since the Company currently has access to over 70 different Legends tribute acts, it can tailor each tribute show to suit the unique demographics of any audience and the size of any venue, and has been able to attract significant repeat business by varying regularly the composition of the acts in its shows.

   For the years ended December 31, 1994, 1995 and 1996, approximately 10%, 24% and 43%, respectively, of the Company's net revenue was generated from resort and urban tourist markets; approximately 72%, 60% and 41%, respectively, of the Company's net revenue was generated in gaming markets, predominantly Las Vegas and Atlantic City; and approximately 18%, 18% and 16%, respectively, of the Company's net revenue was generated primarily from various theme and amusement parks, fairs and expositions, meetings and conventions, and cruise lines. Such percentages reflect the Company's growing focus on the establishment of "four-wall" productions in resort and urban tourist markets, over which the Company has greater control and, in connection with which, it has more choices available to it. In addition, the profit potentials, while riskier, are substantially greater with such "four-wall" tourist productions than those associated with shows produced by the Company for its casino gaming clients.

INDUSTRY BACKGROUND

   Resort and Urban Tourist Markets

   In 1995, approximately 92 million Americans planned to take a family vacation trip 100 miles or more away from home. While the most popular destinations for these vacationers included the top gaming sites, Las Vegas and Atlantic City, and the top theme park sites, Orlando and Los Angeles, several emerging resort locations such as Myrtle Beach, Daytona Beach and Virginia Beach were also included.

   Myrtle Beach, which has 97 golf courses and 11 live entertainment venues, was one of the five most popular destinations during the summer of 1995, according to a survey reported by the American Automobile Association. In addition, while Myrtle Beach has only 25,000 hotel rooms, versus Las Vegas' 104,000 rooms, tourism-related construction reached $221 million for the first six months of 1995, and, what has historically been a warm weather, golf-oriented resort, is emerging quickly as a year-round resort. The Company's resident Legends production at the Surfside Theater in Myrtle Beach opened in March 1995, with successful results to date.

   Daytona Beach, Florida, is similarly a popular tourist destination with approximately 8 million visitors annually. In March 1997, the Company entered into a lease agreement with the owner of the Coliseum Nightclub in Daytona Beach and is currently in the process of converting the Coliseum Nightclub into a 700-seat theater to be renamed the "Coliseum Theater." The Company intends to open, and begin producing a "four-wall" resident Legends production at, the theater in the Summer of 1997.

   In some emerging tourist markets, like Branson, Missouri, live entertainment is actually the primary tourist activity. In 1994, Branson attracted 5.8 million visitors to 34 live theater venues and was The National Tour Association's number one domestic tour destination, followed by Washington, DC and New York City. Live entertainment in Branson, predominantly a retiree "day-tripper" market, is atypical of other theater districts, with shows beginning mid-morning and continuing throughout the day and into the evening. The Company began producing Legends at the OFT Theater in Branson in 1995 (two shows per day in July 1995 and a breakfast show each day in October and November 1995), subsequently performed one Legends show per day at the Grand Palace in Branson from April through October 1996, and has agreed to relocate Legends to the OFT Theater with a commitment to produce two shows per day in June, July and August 1997.

   Pigeon Forge, Tennessee, home to the Dollywood Theme Park and nine live entertainment theaters, is similarly gaining popularity as an emerging "day-tripper" live entertainment venue. The Company produced Country Stars on Ice at the Coliseum Theater in Pigeon Forge for the first ten months of 1995 and believes that emerging tourist markets like Pigeon Forge offer attractive opportunities for future growth. Furthermore, many urban destinations have theater districts and concert halls which already serve as primary tourist attractions and the Company is seeking to expand its operations into certain of these urban markets. For instance, the Company is currently seeking a theater location in Toronto, Ontario, Canada, the third largest English language theater center in the world, following New York and London, and the most highly visited tourist destination in Canada.

   In addition, the Company believes that there are numerous other emerging urban and resort tourist markets, both in the United States and abroad, where the need exists for quality, affordable live entertainment. The Company is currently researching the suitability of the following urban and resort tourist locations for the production and marketing of resident and/or limited-run Legends shows:

   North America -- San Diego and San Francisco, California; Destin, Miami
                    and Orlando, Florida; New Orleans, Louisiana; New York City and Niagara Falls, New York; and Montreal, Toronto and Vancouver, Canada.

   International -- Australia, China, England, France, Germany, Japan, Korea,
                    Malaysia, Mexico and Singapore.

   Gaming Markets

   There are currently over 600 gaming venues in North America ranging in size from single gaming rooms to large casino hotels. Las Vegas, in Clark County, Nevada, is the largest gaming market in the United States with 63 casino hotels. Thirty of these casino hotels have showrooms featuring live entertainment and actively promote their shows as a means to generate traffic to increase their gaming revenues. In addition, every major hotel and many tourist and visitor centers have in-house ticket reservation services, and tour operators in this market frequently buy blocks of tickets to include in package tours. Legends has been playing at the Imperial Palace in Las Vegas since 1983 and the Company has produced numerous limited engagements and other shows in Las Vegas, including Glitz at the Sands Hotel and Casino from April through August 1995. The Company is aware of at least seven new casino hotel projects in development in Clark County, Nevada and believes that several of these will also contain showrooms suitable for live entertainment.

   The second largest gaming market in the United States is Atlantic City, with 13 casino hotels. All of these casino hotels contain showrooms which feature live entertainment and provide complimentary tickets to visitors in an attempt to retain them during the evening hours. Furthermore, since casino visitors in this market do not typically expect to pay to attend a live theatrical production, casino executives are often willing to "guarantee" a weekly revenue stream to a producer of live entertainment, which the casino then offers free of charge or at a reduced rate to its customers. The Company currently produces Legends at Bally's Park Place in Atlantic City, having previously produced it at Bally's Grand Hotel, Harrah's Hotel and Casino, and Caesars Atlantic City, and has produced numerous other shows in this market including Magic, Magic, Magic! at the Showboat Hotel and Casino, Cabaret on Ice at Trump's Castle, and Bon Voyage and The Atlantic City Experience at Bally's Park Place. In addition, the Company began the co-production of a comedy show entitled An Evening at the Improv(R) Spectacular at the Xandu Theater at the Trump Taj Mahal Casino Resort in Atlantic City in March 1997 which will run through July 1997. Furthermore, the Company is aware of at least four new casino hotel projects under development in Atlantic City and believes that several of these will also contain showrooms for live entertainment.

   As of the Spring of 1996, 24 states allowed casino gambling, an increase from only two states in 1988. As the number of casino markets has grown, both the number of entertainment venues and the dollars spent on entertainment in these markets has grown as well. This growth is particularly significant since the actual time and dollars spent gambling in these markets has declined. For example, according to a July 1996 article in Forbes, visitors to Las Vegas in 1995 spent 4.1 hours and $114 per day gambling, down from 5.0 hours and $120 per day in 1989, while spending on shows, sightseeing and other activities tripled over this same period to $97 per day per visitor. The Company believes that casinos will increase the entertainment options offered in order to attract visitors and that the continued emergence of new gaming markets, combined with the increasing need for affordable, non-gaming entertainment in such markets, will result in multiple opportunities for new Legends and other shows. While there is currently a consolidation trend within the casino gaming industry, it has not, as of yet, resulted in a reduction in the number of casinos currently operating.

   Internationally, there are numerous emerging gaming jurisdictions in which Las Vegas-style casino hotels with live entertainment showrooms are under construction. For example, the Pacific Rim, one of the most recent areas to legalize gaming, is experiencing new construction in the resort locations of Malaysia, Philippines, New Zealand and Australia. In addition, while several Mediterranean islands have had legal gaming jurisdictions for many years, it is anticipated that gaming will soon be legalized in Cyprus.

   The Company is currently researching the suitability of existing and potential gaming markets for the production and marketing of new shows, including, in particular:

   North America -- Reno, Nevada; Atlantic City, New Jersey; Biloxi and
                    Tunica, Mississippi; Lake Charles and New Orleans, Louisiana; Prior Lake, Minnesota; Rising Sun, Indiana; and St. Louis and Kansas City, Missouri.

   International -- Auckland, New Zealand; Burswood and Darwin, Australia;
                    and Sun City, South Africa.

   While the Company will continue to market its productions to the casino gaming industry, and depend upon it for a significant portion of its revenues, the Company has begun to shift its primary focus away from the casino gaming industry and towards the resort and urban tourist market, as evidenced by the changing composition of the Company's net revenues over the last three years (during such period its revenues from gaming markets decreased from 72% to 41% of its total net revenues and its revenues from resort and urban tourist markets increased from 10% to 43% of its total net revenues). This shift in the Company's primary focus began as a hedge against the declining growth in the casino gaming industry which has resulted from emerging consolidation trends. If the consolidation trends continue in the casino gaming industry, the Company's exposure to such decreasing growth may be reduced as a result of its shift in primary focus.

   Other Commercial Client Markets

   The Company has also produced limited-run Legends shows (and, in the case of Premier Cruise Lines, resident Legends shows) in the last five years for other types of commercial clients, such as theme parks (Six Flags, MGM Theme Park, Lotte World in Korea), on cruise ships (Viking, Premier Cruise Lines, Star Cruises), and at major fairs (Dade County Youth Fair, Illinois State
Fair). In addition, in 1995 and 1996, the Company produced approximately 40 and 80 events, respectively, for such diverse clients as McDonald's, Hewlett Packard, IBM, Levi Strauss and Texaco.

EXPANSION STRATEGY

   The Company's objective is to become a leading worldwide producer of affordable live theatrical productions, which have mass market appeal, by the implementation of both a "roll-out" and "roll-up" strategy. The key elements of this business expansion strategy include:

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

   o Roll-Out of Legends into New Tourist Markets -- The Company has been successful with its production of Legends in Myrtle Beach and Branson and believes that it can be equally successful in other, similar markets. As part of its "roll-out" strategy, the Company has identified over 30 resort and urban tourist locations worldwide where it believes the potential exists for the Company to successfully produce and market new resident Legends shows. In connection with its proposed roll-out of Legends in new tourist venues, the Company generally intends to utilize a "four-wall" operating structure. With such a structure, the Company assumes responsibility for all of the expenses associated with the show, including the cost of the theater (whether leased or purchased) and is also the sole recipient of the show's potential revenues, profits and/or losses. The Company's resident Legends production in Myrtle Beach, a "four-wall" production, has demonstrated to the Company the benefits of such operating structure; it opened in March 1995 and, for the year ended December 31, 1996, generated gross profits of $1,900,000 and a 44% gross margin. The Company currently anticipates that it will open approximately nine new resident "four-wall" Legends productions within the next 24 months. The Company intends to hire a Vice President of Marketing during 1997 to oversee the implementation of its proposed Legends "roll-out" strategy. In addition, prior to entering any new tourist market, the Company generally intends to seek a local marketing partner, as it did in Myrtle Beach, and undertake a comprehensive analysis of market demographics, competition and available media in order to improve each new show's opportunity to succeed.

   o Acquiring Brand-Name Theatrical Productions -- The Company believes it has developed worldwide market awareness of its Legends production and that the long-term success of Legends has contributed to the Company's credibility as a producer of affordable live entertainment. The Company believes that Legends, and similar brand-name shows, are more easily marketed and efficiently implemented in new markets than new show concepts due to their built-in recognition among ticket and tour wholesalers. Thus, as part of its "roll-up" strategy, the Company intends to acquire additional brand-name shows with "roll-out" potential through joint ventures or other arrangements with other production companies, such as An Evening at the Improv(R) Spectacular which the Company is co-producing with Improv West, Inc. The Company has identified several other variety, magic, ice, and interactive dinner and other theater productions which it believes have, like Legends, the quality, versatility and broad appeal necessary to succeed under the "four-wall" operating structure and in multiple markets.

   o Acquiring Independent Production Companies -- The live theatrical entertainment industry is highly fragmented and contains many small, independent producers with attractive show concepts and/or client bases. Consequently, as part of its "roll-up" strategy, the Company will also seek to acquire production companies with show concepts which it believes have the potential to develop into brand-name shows (such as Frankie and Angie Get Married, which the Company recently acquired in connection with the Interactive Events Acquisition) or with existing commercial customer bases to which it can market Legends and other shows. By leveraging its in-house production expertise and infrastructure, the Company believes it can improve the quality of acquired show concepts and the efficiency of acquired production companies, and, by capitalizing upon its already established Legends name and reputation, the Company believes it can improve and/or hasten the marketability of new show concepts.

   o Penetrating Commercial Markets through Expansion of Direct Sales Network -- Shows sold to corporations, fairs and expositions, theme and amusement parks and cruise lines are typically limited-run engagements, ranging from one night to several months, and are usually guaranteed or "low-risk" shows where the client pays the Company a guaranteed fee. Shows sold to casinos, both resident and limited-run productions, are operated using either the "two-wall" method, where the casino and the Company each assume certain aspects of the production's costs and a designated percentage of its revenues, or a guaranteed show arrangement. Historically, the Company has not aggressively marketed its shows to any of these potential commercial clients, instead relying upon its reputation and word-of-mouth to generate new business from such markets. To further penetrate all of these commercial markets, the Company plans to expand its national sales network both in terms of staffing and geographically. The Company recently hired a Vice President of Sales and intends to open several new regional sales offices by the end of 1998. Potential sites for such offices include New Orleans, Chicago, New York, Dallas, Minneapolis, and Los Angeles. An expanded regional sales network should allow the Company to target new casinos, corporations and other commercial clients, and effectively monitor, and sell additional shows to, existing clients.

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

   o Expanding and Centralizing Merchandising Program -- The Company believes that it can increase its merchandise sales, which, to date, have accounted for less than 6% per annum of the Company's revenues, by introducing new products such as compact discs, audio and video tapes and a wider variety of clothing items, and by designing more effective point of sale displays. In addition, the Company intends to hire a Merchandising Director during 1997 and to implement centralized purchasing and marketing to achieve economies of scale, ensure consistent quality of product, and obtain sales data in a timely manner.

SHOW OFFERINGS

   The Company has developed and produced 16 different theatrical productions since its founding in 1985, including Legends and other tribute shows, and a variety of musical reviews, magic, ice and specialty shows.

   Legends

   The Company's flagship production "Legends In Concert -- A Tribute to the Superstars of Yesterday and Today," is a live tribute show featuring re-creations of past and present music and motion picture superstars. Conceived by the Company's Chairman, Chief Executive Officer and principal stockholder, John W. Stuart, Legends has run continuously at the Imperial Palace in Las Vegas since its debut in 1983 and, since that date, has been performed in over 17 countries. The Company believes it is the premier worldwide producer of superstar tribute shows and has featured 184 impersonation artists portraying over 72 different legends in its 13-year history. In 1996 alone, Legends shows were seen by approximately one million people. In addition to Las Vegas, the Company currently has resident Legends productions in Atlantic City and Myrtle Beach and on two Premier Cruise Lines ships. For the years ended December 31, 1995 and 1996, revenues attributable to Legends productions (including both resident and limited-run engagements) and the sale of related Legends merchandise accounted for approximately 86% and 97%, respectively, of the Company's net revenue.

   The Company's full-scale Legends shows utilize state-of-the-art sound, lighting, and special effects and incorporate numerous backup singers and dancers and feature live orchestras. Smaller-scale Legends shows, such as those performed for corporate events, typically use taped orchestra music. Vocals, however, are performed live in all Legends shows; there is no lip-synching nor are any vocal tapes utilized during any show. Superstars from the past, such as Elvis Presley, Marilyn Monroe and the Beatles, who have maintained their high level of popularity since the time when they performed, are selected for tributes. In addition, the Company selects present superstars who it believes will have similar long-lasting appeal, such as Madonna, Michael Jackson and Dolly Parton. The Legends shows are also versatile in that a casino, hotel, resort or convention has the luxury of selecting the stars it wants to have portrayed, as well as the actual composition of the show, and star lineups can periodically be rotated to accommodate seasonal changes and the unique demographics of any audience. In addition, the size of any Legends show can be tailored to accommodate the budget constraints and profitability goals of most showrooms.

   Other Productions

   In addition to Legends, in 1994, the Company began developing a variety of other tribute and non- tribute show offerings incorporating the same versatility and professionalism as the original Legends production. Non-Legends productions accounted for 13% and 2% of the Company's net revenue for the years ended December 31, 1995 and 1996, respectively, and include, among others, the following:

         "The Heroes Of Rock And Roll -- A Tribute To The Musical Artists Of The '50s & '60s." -- a salute to the great musical rock and roll artists of the fifties and sixties such as Richie Valens, Buddy Holly, The Big Bopper, Chuck Berry, Jerry Lee Lewis, Sonny and Cher, The Beach Boys, Aretha Franklin, and John Lennon. Heroes performed in the fall of 1995 at the Primadonna Hotel and Casino in Stateline, Nevada.

         "Glitz -- A Tribute To The History Of Las Vegas." -- a musical revue chronicling the development of Las Vegas from Frank Sinatra and his contemporaries to the rise of modern revue shows, which featured celebrity hosts Marty Allen and Steve Rossi and Australian singer Greg Bonham. Glitz completed a five-month engagement in the summer of 1995 at the Sands Hotel and Casino in Las Vegas.

         "Magic, Magic, Magic!" -- combines master magicians and illusionists with special visual effects, comedy, music and dance. Each magician principal, complemented by a troupe of singers and dancers, performs several different components of magic: sleight-of-hand, comedy magic and grand scale illusion. Magic, Magic, Magic! completed an eleven-week engagement at the Showboat Hotel and Casino in Atlantic City in May 1996 and completed an eight-week engagement at Players Island Casino in Mesquite, Nevada in September 1996.

         "Country Stars On Ice" -- combines performances by World Class skaters with comedic skits by skating clowns and ensemble skating. Country Stars On Ice was performed at the Coliseum Theater in Pigeon Forge during the first 10 months of 1995 and at Trump's Castle (where it was renamed "Cabaret on Ice") in Atlantic City during the last two months of 1995.

         "Atlantic City Experience" -- a 30-minute, five-screen multimedia history chronicling the founding, development and growth of Atlantic City from the 1600's through the introduction of gaming. Atlantic City Experience ran through the summer of 1995 at Bally's Park Place and is an excellent showcase of the Company's multimedia video production capability.

SHOW FINANCIAL STRUCTURES

   The types of financial structures inherent in the live entertainment industry can be differentiated by which revenue and expense responsibilities are borne by the producer and which are borne by the client. Most financial structures for productions in theaters in resort and urban tourist markets and in large casinos are based on what is known in the industry as the "wall" method of expense and revenue allocation between the producer and the client, while those produced for smaller casinos and other commercial clients, such as corporations, fairs, cruise lines and theme parks, are "guaranteed deals" where the client pays the producer a fixed fee.

   The four "walls" of any live theatrical production can be illustrated as follows:
                                FRONT OF HOUSE
                                Ticket Sellers
                           Food & Beverage Servers
                            Cleaning & Maintenance
                         Maitre d', Captains, Ushers

      PRODUCTION SHOW                                          PROMOTION
        Performers                                             Marketing
         Orchestra                                            Community &
          Dancers                                           Media Relations
                                                              Advertising
                                                              Group Sales

                                    STAGE
                                 Stage Hands
                                 Technicians

   The Company intends generally to operate its resident productions in resort and urban tourist markets and in large casinos under a "four-wall" arrangement (where the Company assumes the responsibility for the cost of the theater, whether leased or purchased, and the expenses associated with all four of the "walls" depicted and is the recipient of all of the show's potential revenues, profits and/or losses) or a "two-wall" arrangement (where the client owns or manages the theater and each of the Company and the client assumes responsibility for two of the "walls" depicted and retains certain designated percentages of the show's revenues). The Company's resident Legends show at the Surfside Theater in Myrtle Beach is structured as a "four-wall" arrangement and its resident Legends show at the Imperial Palace in Las Vegas is structured as a "two-wall" arrangement.

   The Company refers to those shows which it operates under a "wall" structure as "at-risk" shows. The Company expects to realize steady state economics for new "at-risk" shows generally in their second full year of operation, due to the amortization of pre-opening costs in the year of opening and a typical one-year revenue ramp-up as tour operators and visitors become familiar with the show.

   While the Company believes that the potential benefits associated with the "four-wall" operating structure are enormous, it is, by far, the riskiest type of financial arrangement for the Company. Consequently, as part of the Company's planned roll-out of "four-wall" resident productions in new tourist venues, the Company intends to limit such roll-out to Legends productions or other brand-name shows. Additionally, the Company will often attempt to team up with a local marketing partner, like Calvin Gilmore Productions, a division of International Family Entertainment, the Company's marketing partner in Myrtle Beach, for additional sales and marketing support.

   The balance of the Company's shows are guaranteed or "low-risk" shows where the client is responsible for all non-production-related expenses and retains all revenue generated from ticket sales, and the Company is responsible for all production related expenses (performers, orchestra and dancers) and receives a guaranteed weekly fee. This is a typical structure for shows sold to commercial clients such as corporations, fairs and theme and amusement parks (which are typically limited-run engagements ranging from one night to several months), as well as shows sold to cruise lines and smaller casinos (both resident and limited-run engagements, where audiences do not typically expect to pay to attend a live theatrical production), and is the type of arrangement governing the Company's resident Legends production at Bally's Park Place in Atlantic City and its resident Legends productions on board two Premier Cruise Lines ships.

RESIDENT PRODUCTION CONTRACTS

   The Surfside Theater, Myrtle Beach, South Carolina

   The Company has presented a full-scale Legends show at the Surfside Theater in Myrtle Beach, South Carolina since March 1995 under a "four-wall" arrangement. The original term of the Company's lease with the theater's owner, Great American Entertainment Company ("Great American"), expired on December 31, 1995, subject thereafter to three successive renewal options (one year, one year and seven years) extending through February 2004. To date, the Company has exercised the first two of such options and intends to exercise the third. Under the lease, the Company pays rent in the amount of $330,000 per year. In addition, the lease provides that (i) within a 50-mile radius of the Myrtle Beach show and until February 1998, the Company may not lease another location for the purpose of operating a Legends show, (ii) Great American has a right of first refusal to rent space to the Company to operate a production other than Legends and (iii) the Company has a right of first refusal to purchase the Surfside Theater from Great American.

   The Company's "four-wall, at-risk" production at the Surfside Theater generated a 44% gross margin for the year ended December 31, 1996.

   The Imperial Palace Hotel and Casino - Las Vegas, Nevada

   The Company has produced and presented a full-scale Legends show at the Imperial Palace since May 1983. The Company has a "two-wall" arrangement with Imperial Palace, Inc. ("Imperial"), the owner of the casino, pursuant to which Imperial is responsible for the front of house and promotion "walls" and the Company is responsible for the production show and stage "walls." The Company's agreement with Imperial continues indefinitely but may be terminated earlier by Imperial (i) on eight weeks notice, (ii) if the number of paying customers falls below 2,400 persons per week (based on six evening shows per week) for three consecutive weeks, (iii) immediately, in the event of the death of Mr. Stuart, or (iv) if there is an accident, fire, explosion or any other event beyond the parties' control which interferes with the performance of the production for seven consecutive days.

   The Imperial Palace agreement provides that Legends be performed twice each day, six days a week, and that the admission fee per show remain at $29.50. After amounts are withheld for taxes, gratuities and beverage costs, a substantial percentage of the proceeds of such admission fees are paid to the Company and the remain-ing proceeds are paid to Imperial. The parties receive the same percentage of net profits on all Legends merchandise sold by the Company at the Imperial Palace, except for merchandise sold by Imperial's gift shop. Net profits from merchandise sold at Imperial's gift shop are divided equally by the parties.

   The Company's "two-wall, at-risk" production at the Imperial Palace generated a 38% gross margin for the year ended December 31, 1996.

   Bally's Park Place Hotel and Casino - Atlantic City, New Jersey

   The Company has produced and presented a full-scale Legends production at Bally's Park Place since October 1994, prior to which time, from July 1993 to September 1994, the Company presented Legends at its sister hotel, Bally's Grand Hotel and Casino, also in Atlantic City. The Company recently extended the term of its agreement (which is renewable each six months at the option of the casino) with the casino's owner, Bally's Park Place, Inc., until September 1997. The agreement provides that the Company will present its Legends show twice each day and six days each week. The Bally's Park Place agreement is a "guaranteed" arrangement under which the Company receives a guaranteed weekly fee. The agreement also contains a provision which prohibits the Company from presenting Legends within a radius of 150 miles of Bally's Park Place.

   The Company's "low-risk", guaranteed arrangement at Bally's Park Place generated a 31% gross margin for the year ended December 31, 1996.

   Premier Cruise Lines (the Atlantic and the Oceanic)

   The Company has produced and presented a smaller-scale Legends production on board two Premier Cruise Lines ships since June 1990. The Company has a "guaranteed" arrangement with Premier Cruise Lines, Inc. ("Premier") to provide Premier with three principal Legends tribute acts to perform year-round on board its Atlantic and Oceanic vessels which sail out of Cape Canaveral, Florida. Under its agreement with Premier, the Company receives a guaranteed weekly fee. The Company's agreement with Premier terminates in January 1999 but may be terminated earlier by either party upon six-months written notice.

   The Company's "low-risk," guaranteed arrangement with Premier Cruise Lines generated a 6% gross margin for the year ended December 31, 1996.

   The Coliseum Theater - Daytona Beach, Florida

   The Company is currently in the process of converting the Coliseum Nightclub in Daytona Beach, Florida into a 700 seat theater. The Company has a lease arrangement with the Nightclub's owner, Burgoyne Properties, Limited, which expires on April 30, 1998, subject thereafter to two successive renewal options for one year and eight years extending through April 30, 2007. The lease provides for rent of $10,000 per month commencing on the earlier of the date the Company opens the theater or May 15, 1997. In the event one or both of the Company's renewal options are exercised by the Company, the rent shall increase at the rate of 5% per year for each year of the renewal term. In addition, the lease provides that the Company may use the location for the operation of a theater, bar, club with a restaurant and cafe and a gift shop. The Company intends to open the theater as the Coliseum Theater and begin producing a "four-wall, at-risk" resident Legends production at the theater in the Summer of 1997.

SHOW ACQUISITION AND DEVELOPMENT

   Most shows in tourist locations like Myrtle Beach are structured as "four-wall" arrangements, the riskiest type of financial arrangement for the Company. Since the Company believes that Legends and similar brand-name shows are more easily marketed, and can be implemented more efficiently, than new show concepts in these riskier markets, due to their built-in recognition among ticket and tour wholesalers, it generally intends to implement its "roll-out" strategy in new resort and urban tourist markets only with Legends and similar brand- name shows. As part of its "roll-up" strategy, the Company intends to acquire additional brand-name shows with "roll-out" potential through joint ventures and other arrangements with other production companies. For instance, in October 1996, the Company entered into an agreement with Improv West, Inc. to co-produce a conceptual show entitled An Evening at the Improve(R) Spectacular. Pursuant to the terms of the agreement, Improv West, Inc. granted to the Company the right to use its federally registered trademark and brand-name "Improv(R)" and agreed to assume 50% of the show's pre-production costs in return for co-production billing rights and 50% of all profits, if any, generated by the show. In March 1997, the Company began performing An Evening at the Improv(R) Spectacular for Trump's Taj Majal in Atlantic City, where it will run through July 6, 1997. The Company has also identified certain variety, magic, ice and interactive dinner and other theater productions which it believes, like Legends, have the quality, versatility and broad appeal necessary to succeed in multiple markets.

   In addition to acquiring brand-name shows, the Company, as part of its "roll-up" strategy, will also seek to acquire production companies with show concepts which it believes have the potential to develop into brand-name shows. By leveraging its in-house production expertise and infrastructure, the Company believes it can improve the quality of acquired show concepts, and, by capitalizing upon its already established Legends name and reputation, the Company believes it can improve and/or hasten the marketability of new show concepts.

   In keeping with this "roll-up" strategy, on November 1, 1996, the Company purchased all of the outstanding capital stock of Interactive Events, Inc., a small Atlanta - based corporate events producer, as well as the rights to two interactive dinner shows, Frankie and Angie Get Married and Wake Up Shamus O'Reilly, in exchange for the Company's delivery, on the closing date of the acquisition, of 19,284 shares of Common Stock, a non-plan option to purchase 15,000 shares of Common Stock, at a price per share equal to the initial public offering price of the Common Stock, and its promise to deliver 11,020 additional shares of Common Stock, on November 1, 1997. Interactive Events, Inc. specializes in producing audience participation theme parties for corporate clients which it anticipates rolling out to the general public. For example, Frankie and Angie Get Married is a mock New York/Italian wedding in which the audience participates as guests of the wedding families, and Wake Up Shamus O'Reilly is a mock Irish wake with a funeral service. In addition, Interactive Events, Inc. has produced several other audience participation theme parties including its Las Vegas Spectacular in which a casino is created and participants are allowed to gamble as if they were in a Las Vegas casino. Interactive Events, Inc. has held these types of theme parties for such corporate clients as the City of Las Vegas, Hyatt Hotels Worldwide, Six Flags Over Georgia, The National Football League, IBM, Xerox and Conoco.

   In addition, the Company periodically conceives of new show ideas, and if it cannot adapt an existing show to suit a client's needs, it may develop a new show to meet a client's requirements. Depending on the client's budget, the Company may hire a development team and/or consultation team to augment its in-house capabilities. In most instances, the Company self-produces its shows, and when possible, uses performers in the Company's database. Budgets are prepared as part of the show development process, and the Company targets a 30% average gross margin on each of its productions.

SALES AND MARKETING

   The Company currently markets its productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines, from its offices in Las Vegas, Atlantic City, Atlanta and Myrtle Beach. However, historically, the Company has not aggressively marketed its shows to potential commercial clients, relying instead upon its reputation and word-of-mouth to generate business. Part of the Company's business strategy is to become more proactive in the commercial market and it plans to expand its national sales network in order to target, on a regional basis, new commercial clients and effectively service, and sell additional shows to, existing clients. Potential regional sales office sites include New Orleans, Chicago, New York, Dallas, Minneapolis, and Los Angeles.

   In the casino, theme and amusement park, and cruise markets, the Company markets its shows directly to clients' entertainment directors and senior executives or through agents that have long-standing relationships with the client. The Company has historically marketed its productions to fairs and expositions through a network of agents, and has recently started to augment its efforts in this segment by marketing through trade publications, trade shows, direct mail and telemarketing. The Company has also started to market directly to the meeting and convention market through direct mail, trade shows and trade advertisements and intends to form alliances with small independent event planners and collectively market to corporate clients. The Company intends to augment its efforts in this segment by acquiring event planners in urban centers, focusing primarily on events with larger entertainment budgets (in excess of $10,000), and marketing to catering managers in large metropolitan hotels.

   The Company markets its productions to audiences at venues in resort and urban tourist locations directly through its own box offices and through ticket wholesalers and tour operators. Since many people do not plan to attend a specific live performance prior to leaving for vacation, unless they have purchased the show as part of a packaged tour or group outing, the Company also relies on focused show promotion and word-of-mouth to attract additional "walk-up" traffic to its box office. In addition, the Company aggressively markets to tour operators and ticket wholesalers, through partnerships with entities such as Calvin Gilmore Productions in Myrtle Beach, for additional sales and marketing support.

   The Company generally targets mass market audiences with average prices for its productions ranging from $20.00 to $40.00 per adult ticket. Show pricing is determined by competition in the local marketplace and is typically neither the lowest nor the highest in a particular market. Once ticket pricing has been determined, the composition of the show (number of principals, singers, dancers, orchestra, technicians, etc.) and facility and equipment requirements are adjusted so that each show will generate profits based upon projected attendance. The Company distributes, from time to time, show coupons offering discounts of up to 10% on individual ticket purchases, and offers volume discounts of up to 15% to ticket and tour wholesalers buying large blocks of tickets.

ADVERTISING AND PROMOTION

   The Company provides publicity support and seeks major ongoing media coverage for all of its shows through its network of media contacts. Exposure on television and radio, and in national periodicals, major metropolitan newspapers, and local tourist entertainment guides has served to promote the Company's shows both regionally and nationally. Over the last year, publicity exposure for the Company included impersonator appearances at the 1996 Miss Universe Pageant, on Jay Leno's Tonight Show from Las Vegas, and on VH1's Route 96.

   Prior to the opening of each new "four-wall" show produced by the Company in the resort and urban tourist market, the Company, as an integral part of its "roll-out" strategy, intends to undertake a detailed analysis of market demographics, available media and the various transportation modes to the theater site. In addition, the Company prepares press kits for dissemination to the local and regional media, which include a show synopsis, biographies of all principals and production personnel, an opening press release, photographs and support materials. A "press night" is typically held during the first week after the opening of a new show and many show principals actively participate as goodwill ambassadors at community and charitable events. The Company maintains an in-house video, photo and press clipping library and is capable of producing promotional videos and commercials upon client request.

   Advertising designed to target the individual tourist includes newspaper and magazine print ads, television and radio commercials, airport videos and signage, billboard and outdoor advertising, transit advertising, and brochures placed in areas with a high concentration of tourists (such as visitor and tourist welcome centers). In some resort markets, such as Myrtle Beach and Branson, advertising commences up to one year in advance of a show's opening, and includes direct mail campaigns, attendance at consumer and travel trade shows, and placement of print ads in travel and trade publications. Within casinos and hotels, table tent cards, coupons, flyers and brochures are placed in each guest room, restaurant and lounge, and promotional show videos are broadcast on in-house television systems.

SHOW MERCHANDISING

   The Company sells Legends merchandise at all of its shows in tourist locations and, if permitted, in client venues. Merchandise includes Legends logo clothing, keychains, magnets, pins, canvas tote bags and coffee mugs, plus specialty merchandise featuring the Company's more popular Legends acts such as Elvis, the Blues Brothers and Marilyn Monroe. In Myrtle Beach, the Company also sells autographed photographs of impersonators posing with audience members, for which it pays nominal royalties to featured performers. For the year ended December 31, 1995 and 1996, sales of merchandise accounted for approximately 3% and 6% of the Company's net revenue, respectively.

   Part of the Company's business strategy is to increase its merchandise sales by introducing new products such as compact discs, audio and video tapes and a wider variety of clothing items, and by designing more effective point of sale displays. In addition, the Company intends to implement centralized purchasing and marketing to achieve economies of scale, ensure consistent quality of product, and obtain sales data in a timely manner. See " -- Intellectual Property."

TALENT

   The Company has featured 184 impersonators and numerous variety acts (magicians, dancers, aerial acts, jugglers, clowns, comedians), singers, dancers, musicians and musical directors in its productions, and regularly receives promotional materials from individuals who are eager for work. An average of 30 inquiries are received per week, and for every working performer, the Company has access to three potential performers. The Company periodically holds auditions for new impersonators, singers, and dancers in Las Vegas, Atlantic City, Myrtle Beach and Los Angeles, and often views acts in outside show environments and clubs.

   All performers receive creative and professional support from the Company's various in-house personnel. The Company employs choreographers and contracts with a professional vocal coach to work with new and existing entertainers to develop their skills and improve their confidence on stage. Utilizing the Company's in-house music library, musical arrangements are developed for new and existing performers and digital audio tapes are developed for principal acts. The Company's in-house wardrobe personnel, together with several well established costume designers, create new performers' wardrobes and update the wardrobes of existing talent. The Company contracts with an independent photographer to provide promotional photographs of the principals and employs a writer to prepare professional biographies and press releases.

   The Company believes it is the premier producer of impersonator shows worldwide and has the ability to offer a variety of consistent work to its acts by rotating them among its different shows and events. The Company offers compensation which is competitive with market standards and, for certain long production runs, offers housing to principal acts. The Company's musicians, singers, dancers and production personnel are generally employees of the Company, while headline acts, including the impersonators utilized in the Company's tribute shows, are treated as independent contractors in accordance with industry practice. An in-house attorney handles the negotiation of contracts with all entertainers, and each impersonator enters into a new contract for each new show or venue.

   The following is a list of Legends tribute acts available to the Company as of March 1, 1997:

                                  LEGENDS TRIBUTE ACTS
INDIVIDUAL                    NUMBER OF          Individual                          Number of
LEGENDS Acts               Impersonators         Legends Acts                     Impersonators

1. Alan Jackson                     1            37. Kenny Rogers                          2
2. Andrew Sisters                   1            38. Laurel & Hardy                        2
3. Barbara Streisand                3            39. Liberace                              3
4. Barry Manilow                    1            40. Little Richard                        1
5. Beatles Group                    3            41. Liza Minelli                          1
6. Bette Midler                     2            42. Loretta Lynn                          1
7. Billy Ray Cyrus                  2            43. Louis Armstrong                       1
8. Bing Crosby                      1            44. Madonna                               6
9. Blues Brothers                   7            45. Marilyn Monroe                        5
10. Bobby Darin                     2            46. Mario Lanza                           1
11. Bonnie Raitt                    1            47. Michael Bolton                        1
12. Buddy Holly                     2            48. Michael Jackson                       6
13. Charlie Chaplin                 1            49. Nat King Cole                         1
14. Charlie Daniels                 2            50. Neil Diamond                          5
15. Cher                            2            51. Olivia Newton-John                    1
16. Conway Twitty                   2            52. Patsy Cline                           2
17. Diana Ross                      3            53. Paul McCartney                        3
18. Dolly Parton                    3            54. Prince                                2
19. Elton John                      2            55. Reba McIntyre                         5
20. Elvis Presley                  18            56. Richie Valens                         1
21. The Four Tops                   1            57. Ricky Nelson                          1
22. Frank Sinatra                   3            58. Righteous Brothers                    1
23. Franki Valle                    1            59. Rod Stewart                           4
24. Garth Brooks                    6            60. Roy Orbison                           4
25. Hank Williams Jr.               2            61. Sammy Davis Jr.                       1
26. Jackie Wilson                   1            62. Stevie Wonder                         2
27. Janet Jackson                   2            63. Tanya Tucker                          2
28. Janis Joplin                    2            64. The Temptations                       1
29. Jay Leno                        1            65. Tina Turner                           5
30. Jerry Lee Lewis                 2            66. Tom Jones                             2
31. Joan Rivers                     1            67. Tony Bennett                          1
32. John Lennon                     2            68. Wayne Newton                          1
33. John Wayne                      1            69. Whitney Houston                       5
34. Johnny Cash                     1            70. Willie Nelson                         2
35. Johnny Mathis                   1            71. Wynonna Judd                          1
36. Judy Garland                    1                                                    ------
                                                                            Total         171
                                                                                         ======

OPERATIONS AND SHOW IMPLEMENTATION

   The Company has developed a centralized operation capable of producing multiple shows of varying complexity simultaneously. See "Production Flow Chart" on the following page. The Company's team of professionals, including sound, lighting, multimedia, costume and scenic personnel, have over 70 years of collective experience in the live entertainment industry. The key personnel necessary to implement a show include: (i) entertainers - principal acts, singers, dancers and musicians; (ii) choreographer - assisted by a dance captain; (iii) technical director - assisted by a lighting designer, a master electrician, and audio and video engineers; (iv) stage manager - assisted by stage hands; (v) wardrobe personnel; and (vi) production manager
- directs the show and ensures that schedules and budgets are satisfied.

               On Stage Entertainment, Inc. Production Flow Chart

                     -----------------------  *treatments
                     |       Concept       |  *schematics
                     |      Developed      |  *run down
                     -----------------------  *casting
                               |
                     -----------------------  *monthly cash flow
                     |     Production      |  *monthly profit/loss
                     |      Budgeted       |  *IRR analysis
                     -----------------------
                               |
                       -------------------    *script
                       |     Concept     |    *music
                       |    Finalized    |    *performers
                       |                 |    *technicians
                       |                 |    *choreography
                       -------------------
                               |
                       -------------------    *staging
                       |      Show       |    *set & props
                       |    Designed     |    *lighting
                       |                 |    *sound
                       |                 |    *costumes
                       -------------------
                         |              |
      *testing  ------------------    --------------------   *dance
  *programming  |    Equipment   |    |    Rehearsals    |   *performers
*configuration  |     Staged     |    |    Conducted     |   *score
                ------------------    --------------------
                         |                      |
      *packing  ------------------    --------------------   *principals
     *manifest  |   Equipment    |    |     Costumes     |   *singers
    *transport  |    Shipped     |    |      Fitted      |   *dancers
                |                |    |                  |   *musicians
                ------------------    --------------------
                         |                      |
   *inspection  ------------------    --------------------   *leases
    *unpacking  |      Show      |    | Housing & Travel |   *tickets
                |    Load-In     |    |   Coordinated    |   *allowances
                ------------------    --------------------
                         |                      |
       *set-up  ------------------    --------------------   *check-in
      *hanging  |  Configuration |    |       Venue      |   *review
       *checks  |                |    |   Walk Through   |   *scheduling
  *programming  ------------------    --------------------
                         |                      |
                           --------------------
                           | Dress Rehearsals |
                           |     Conducted    |
                           --------------------
                                    |
                           --------------------
                           |    SHOW OPENS!   |
                           --------------------

   New productions are conceptualized in detail before any implementation begins. Renderings of sets, scenery, and costumes are executed, and lighting plots and staging layouts are generated using computer programs such as WYSIWYG (lighting design), AutoCad13 (set and prop design), LiteWrite (lighting programmer) and Corel Draw. Each new venue must be evaluated to determine the availability of in-house equipment, the projected cost of shipping supplementary equipment, and the estimated cost of transporting and housing personnel. In 1996, the Company began to utilize H.I.T.S., used by the major motion picture studios and theatrical equipment rental companies, to ensure efficient pre-production technical planning and avoid unnecessary pre-opening and capital costs. After final Company-wide implementation (expected in late 1997), the H.I.T.S. system will contain an up-to-date list of all Company assets (equipment, sets, costumes), historical cost, availability, and current location of each asset, how often each asset has been used and serviced, and the asset's estimated life expectancy. Timely access to this information will allow the Company to identify props or costumes that need to be built and additional lighting or sound equipment that needs to be purchased or rented prior to opening a new show. In addition, in order to manage the logistics of multiple shows in multiple markets, the Company intends to install a Company-wide computer network whereby all sales offices and production venues would have access to a central database containing real-time show scheduling, inventory and revenue information.

COMPETITION

   The leisure and entertainment market, which includes the market for live theatrical productions, is highly competitive and many of the Company's markets contain a large number of competing live theatrical productions. In resorts and urban tourists locations, the Company competes for ticket sales with other live productions and headline stars, many of whom have better name recognition and greater financial and other resources than the Company. The pricing for the Company's productions is based upon local market conditions, including the level of competition, and is typically neither the lowest nor the highest in any given market.

   The live theatrical entertainment industry is highly fragmented and contains many small, independent production companies and numerous large production companies. The Company competes with these production companies for the most desirable commercial and tourist venues, and for talent and production personnel. Major production companies in the Company's markets include Feld Entertainment Productions, Blair Farrington Productions and Dick Foster Productions in Las Vegas, Calvin Gilmore Productions in Myrtle Beach and Greg Thompson Productions in Atlantic City. In addition to competition from major production companies who produce other forms of live theatrical shows, the Company also competes directly against a large number of smaller independent producers who sometimes produce impersonators or impersonator shows. However, the Company believes that only one of these competitors, Spring Time Productions, produces such shows on a continuous basis in more than one location, and therefore presently offers any real competition to the Company. Spring Time Productions currently produces its American Superstars impersonator shows at the Stratosphere Hotel and Casino in Las Vegas, at the Flamingo Hilton Hotel and Casino in Reno, Nevada and at the Grand Casinos in Gulfport, Mississippi.

INTELLECTUAL PROPERTY

   On October 7, 1986, the name "Legends in Concert" was registered as a federal service mark by Mr. Stuart in the United States. In late 1986, Mr. Stuart granted to the Company the non-exclusive right to produce and otherwise use the Legends service mark for all of its productions within and outside of the United States. Subsequent to his grant of such right, Mr. Stuart formed Las Vegas/Hawaii Entertainment, Inc., a Nevada subchapter S corporation ("LVHE") and granted LVHE or any successor entity the right to use the Legends service mark in the state of Hawaii. In August, 1994, Mr. Stuart and LVHE granted R.B.L.S, Ltd. ("R.B.L.S."), a Nevada limited liability company in which LVHE owns a 40% membership interest, the exclusive right to produce Legends (including the use of the Legends service mark) in the state of Hawaii, contingent upon their continuous operation of the Legends show in Hawaii. On December 11, 1996, Mr. Stuart assigned all of his rights to the Legends concept and his federally registered rights in Legends, including the Legends service mark, to the Company, subject to R.B.L.S.'s exclusive rights to the use thereof in Hawaii as described above. See "Certain Transactions."

   The Legends service mark was also registered in the United Kingdom in November 1996 and an application for its registration in Canada is currently pending. The Company anticipates filing applications for protection of its Legends service mark in Japan, France and several other foreign countries, as well. The Legends United States service mark registration expires in the year 2006 and its United Kingdom service mark registration expires in the year 2005.

   The United States Copyright Law specifies that copyrighted musical works cannot be performed publicly without obtaining the permission of the copyright owner. Permission can be obtained from either the copyright owner directly, or from another person or entity entitled to license said right on the copyright owner's behalf. Currently, the two primary entities that are entitled to license copyrighted musical works are Broadcast Music, Inc. ("BMI") and the American Society of Composers, Authors and Publishers ("ASCAP"). The Company believes that it either owns or has appropriately licensed all of the intellectual property rights required to perform its shows in the manner in which they are currently produced, including, but not limited to, the right to publicly present and otherwise perform all non-dramatic copyrighted musical compositions pursuant to BMI and ASCAP licenses. The Company believes that Legends does not infringe any intellectual property rights of any third parties, including the celebrities portrayed in the show.

   In connection with its merchandising strategy, the Company filed two Legends trademark applications in the United States and anticipates filing trademark applications in certain foreign countries, as necessary, to cover the various goods to be sold by the Company. As the Company develops its merchandising program, the Company also intends to conduct the due diligence reasonably necessary to ensure that its merchandise does not infringe the intellectual property rights, including the publicity rights, of any third parties, including the celebrities portrayed in its shows. In the event that such due diligence indicates that the unlicensed sale of any merchandise would infringe the rights of any third party, the Company intends to obtain the necessary licenses prior to selling the merchandise in question.

   The Company typically requires its independent contractors, employees, consultants and advisors to execute appropriate confidentiality agreements in connection with their employment, consulting or advisory relationship with the Company.

GOVERNMENT REGULATION

   The Company currently has full-scale Legends productions in two casinos:
Bally's Park Place in Atlantic City and the Imperial Palace in Las Vegas. The Company is currently researching the suitability of existing and potential casino gaming markets for the production and marketing of new shows. Providing entertainment to the casino gaming industry may subject the Company to various licensing regulations. The Company is regulated and required to obtain a casino industry license from the New Jersey Casino Control Commission pursuant to the New Jersey Casino Control Act. The Company's current casino service industry license from the New Jersey Casino Control Commission was issued on January 17, 1997 and expires on September 30, 1999. In connection with the license application, the New Jersey Division of Gaming Enforcement conducted an investigation of the Company to determine its suitability for licensure. Management believes that the Company is not required to obtain a license to provide its services to casinos in Nevada or in any other jurisdictions in which it operates, other than New Jersey. The Nevada Gaming Control Board and similar authorities in other jurisdictions, however, have broad authority to order providers of services to casinos to file applications, be investigated, have their suitability determined, obtain licenses and cease providing their services, if they find the service providers to be unfit. In addition, pursuant to the Company's expansion program, the Company plans to lease or purchase some, if not all, of the theaters for its new Legends or other brand-name resident productions, thereby absorbing all costs and risks associated with producing the show in order to retain 100% of the show's profits. Producing shows under this "four-wall" arrangement, may require the Company to obtain and maintain certain local licenses and permits (as the Company was required to obtain for the opening of its Myrtle Beach show, a "four-wall" production). Such licenses and permits could include, among others, amusement licenses, music licenses, i.e., BMI or ASCAP, business licenses, liquor licenses, retail licenses, food and beverage licenses and a health inspection rating (if dairy products and/or hot food, other than popcorn, is to be sold). Difficulties or failure in obtaining required licenses or regulatory approvals could delay or prevent the opening of a new show or, alter, delay or hinder the Company's expansion plans. In addition, the suspension of, or inability to renew, a license needed to operate any of the Company's currently running productions would adversely affect the operations of the Company.

EMPLOYEES

   As of March 1, 1997, the Company employed approximately 151 full-time employees, including 29 singer/dancers, 17 musicians, 32 operational personnel, 13 administrative personnel, 12 marketing personnel, 43 box office/concession personnel and its 5 executive officers. In addition, the Company retains impersonators on an independent contractor basis as needed for its productions. None of the Company's current employees are covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

   In May 1996, a former performer in the Company's Legends production aboard a vessel owned and operated by Premier Cruise Lines filed a lawsuit in a Florida Circuit Court against the Company alleging bodily injury, pain and suffering, disability, disfigurement, mental anguish and pain, loss of earnings, loss of ability to earn money, and reimbursement for medical expenses and treatment and care for any amount in excess of $15,000 as a result of an injury suffered in the course of his performance. The Company has made a motion to dismiss the case under the belief that the safety of the cruise ship is not its responsibility. The motion has not yet been argued.

   In July 1996, an impersonator of Hank Williams, Sr. who performed for the Company, filed suit against the Company in the Circuit Court of Taney County, Missouri. The plaintiff asserts that during one of his performances with the Company, a photograph was taken of him by the Company while in costume and surrounded by dancers and that the picture has been reproduced and published in a Company scrapbook along with other photographs of the Company's impersonators. The plaintiff alleges that the Company misappropriated his name, image and likeness for commercial purposes by publishing and selling the booklets and is claiming damages in the amount of $2,000,000. The Company believes that the plaintiff's claim is without merit since the Company utilized the plaintiff's photograph in its booklets for ten years with the plaintiff's knowledge and without objection. The Company intends to defend this action by asserting that the appropriation was de minimis in that the picture is only approximately 2" x 4" in size, contains two of the Company's showgirls, identifies the plaintiff as an impersonator of Hank Williams, Sr. and is only one of approximately 50 other photographs contained in the brochure. The Company has filed its answer to the plaintiff's complaint. The matter is currently in the discovery stage of litigation.

   In March 1997, a complaint was filed against the Company by the stockholders of Grand Strand Entertainment, Inc. ("Grand Strand") alleging misappropriation of corporate opportunity and breach of contract. The stockholders seek a share in the Company's Myrtle Beach production. Grand Strand was granted a license to use the "Legends in Concert" trademark contingent upon Grand Strand raising sufficient capital to fund pre-production costs associated with establishing a Legends show scheduled to take place at the Surfside Theater in Myrtle Beach. However, since the contingency was not met in a timely manner and the Company was responsible for the lease of the property, the Company rescinded the license and funded and operated the production on its own. The Company has filed an answer to the complaint.

   In May 1996, a complaint was filed by three of the Company's employees in a Nevada District Court for injuries sustained by each of the employees while they were attempting to complete lighting and staging work for a version of the Company's Legends show at the Consumer Electronics Show. The employees initially filed suit against GES Exposition Services, Inc. ("GES"), the company which had constructed the trussing for the show. In June 1996, the Court granted GES' motion to add the Company as a cross-defendant in this action. The Company's position is that the employees already recovered by receiving worker's compensation and should not be entitled to recover any other damages from the Company.

   Although the Company believes that it has meritorious defenses with respect to all of the foregoing matters which it will vigorously pursue, there can be no assurance that the ultimate outcome of such actions will be resolved favorably to the Company or that such litigation will not have an adverse effect on the Company's liquidity, financial condition and results of operation. To the extent that the Company is required to use the proceeds of this offering in connection with such litigation, the Company will have less resources available to it for other purposes.

FACILITIES

   The Company's corporate headquarters consists of approximately 16,000 square feet of office and warehouse space located at 4625 West Nevso Drive, Las Vegas, Nevada. The lease will expire on February 28, 1999 and the total rent for the premises is approximately $14,000 per month. The Company has an option, exercisable until July 1997, to purchase the building in which the headquarters is located for $1,300,000.

   The Company's east coast office consists of approximately 600 square feet of space located at Flightwinds in Atlantic City, New Jersey. The lease, which will expire in April 1997, provides for monthly rent in the amount of $380. In addition, the Company leases seven condominium units for use by its performers in Atlantic City from Mr. Stuart and his wife. The aggregate rent for such apartments is currently $7,833 per month. The current lease term expires on June 30, 1997. See "Certain Transactions."

   The Company has leased the OFT Theater located in Branson, Missouri for the three-month period from June through August 1997 for aggregate rent of $90,000, all of which has been prepaid.

   The Company leases and operates the Surfside Theater and related office space in Myrtle Beach, South Carolina. The Company has the option to extend this lease until December 31, 2004 and the current monthly rent for the premises is $27,500.

   The Company leases and operates the Coliseum Theater and related office space located in Daytona Beach, Florida. The lease, which will expire in April 1998, provides for monthly rent in the amount of $10,000. The Company has the option to extend this lease until April 2007.

   The Company leases apartments in Branson and Myrtle Beach for its performers. Dancers and musicians reimburse the Company for its actual cost of maintaining the leases, while the impersonators are provided accommodations at no cost. In addition, the Company from time to time leases from third parties apartments and condominiums for use by its performers and production crew, and storage space for its equipment, props and costumes.

   The Company's Atlanta, Georgia office consists of 6,000 square feet of office and warehouse space. The lease expires on October 31, 1998 and the total rent for the premises is approximately $1,000 per month.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers and directors of the Company are as follows:

 Name                        Age   Position
 ------------------------   -----   -----------------------------------------------------------
John W. Stuart  .........    54    Chairman and Chief Executive Officer
David Hope (1)  .........    38    President, Chief Operating Officer and Director
Neil H. Foster  .........    64    Executive Vice President and Director
Kiranjit S. Sidhu  ......    31    Senior Vice President, Chief Financial Officer and Treasurer
Christopher R. Grobl  ...    29    General Counsel and Secretary
Kenneth Berg (2)  .......    70    Director
Jules Haimovitz (1)(2)  .    46    Director
James L. Nederlander (2)     38    Director
Mark Tratos (1)  ........    45    Director

------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

   John W. Stuart has served as the Chairman and Chief Executive Officer of the Company since April 1996 and also was the President of the Company from October 1985 through March 1996. He founded the Company in 1985. He has been involved in the theatrical business since age seven and has produced or appeared in over 200 theater productions and several feature films. Mr. Stuart received a Bachelor of Arts degree in 1967 from California State University at Fullerton. A real estate partnership (unaffiliated with the Company) of which Mr. Stuart was a partner, Maze Stone Canyon Estates Partnership, filed for bankruptcy under Chapter 11 in December 1991 in the United States Bankruptcy Court, Central District of California (the "Bankruptcy Court"). The partnership is currently in reorganization pursuant to the Plan of Reorganization adopted by the Bankruptcy Court in August 1992.

   David Hope has served as the President and Chief Operating Officer of the Company since joining the Company in April 1996. For ten years prior to that time, Mr. Hope served in various capacities, including most recently as Executive Vice President and Chief Operating Officer, for ITC Entertainment Group ("ITC"), a major independent producer and worldwide distributor of feature films, television movies and mini-series and a subsidiary of Polygram N.V., where, as Chief Operating Officer, he was responsible for day-to-day operations, as well as strategic and corporate development and acquisitions. Prior to that time, Mr. Hope was a production manager with Hinchcliffe Productions, a United Kingdom-based producer and distributor of documentaries and motor sport events. Mr. Hope received a degree in Management Science in 1981 from the Loughborough University in England.

   Neil H. Foster has been the Executive Vice President of the Company since October 1985 and a director of the Company since February 1995. Mr. Foster met Mr. Stuart in 1964 when they performed together in "Gentlemen Prefer Blondes" starring Jayne Mansfield. His television credits include "Combat," "Gunsmoke," "Honey West," and "Fridays." From 1977 to 1983, Mr. Foster worked as a producer for the American Broadcasting Companies, Inc. ("ABC"), where he assisted in the production of "ABC's Wide World of Sports," the Grammy Awards, "Soap" and "Barney Miller."

   Kiranjit S. Sidhu has been the Company's Senior Vice President, Chief Financial Officer and Treasurer since joining the Company in August 1995. Prior to joining the Company, Mr. Sidhu served as Chief Financial Officer and Corporate Secretary for Aspen Technologies, a computer peripheral manufacturer, from July 1994 to July 1995. From January 1993 to June 1994, Mr. Sidhu served as President and a director for Aspen Peripherals, a computer peripheral reseller. From February 1992 to June 1993, Mr. Sidhu served as a financial consultant to ITC. From January 1992 to July 1993, Mr. Sidhu served as Vice President of Finance and a director for Nuvo Holdings of America, a computer peripheral manufacturer. From January 1991 to March 1992, Mr. Sidhu served as a financial consultant for Integrated Voice Solutions, a health care computer software developer. From April

1989 to November 1990, Mr. Sidhu was an associate with Merrill Lynch Capital Markets (Mergers and Acquisitions Division) and, from August 1987 to March 1989, was a senior associate and manager with Price Waterhouse's Strategic Consulting Group. Mr. Sidhu holds a Masters degree in Business Administration from the Wharton School of Business and a Bachelor of Arts in Computer Science from Brown University.

   Christopher R. Grobl has been the General Counsel and Secretary of the Company since November 1994. Mr. Grobl received a Bachelor of Arts in 1990 from the University of Illinois and a Juris Doctor in 1994 from the John Marshall Law School in Chicago, Illinois.

   Kenneth Berg has been a director of the Company since August 1995. He has also been the Chairman and Chief Executive Officer of Koo Koo Roo, Inc., a publicly traded restaurant company, since July 1992. He was Co-Chairman of the Board and Co-Chief Executive Officer of Koo Koo Roo, Inc. from March 1992 until July 1992, and from August 1990 until March 1992, he served as its Chairman of the Board. Since January of 1990, Mr. Berg has also served as Chairman of the Board and President of Berg Enterprises, Inc. ("Berg Enterprises"), a holding company of which Mr. Berg is the sole stockholder. From 1969 to December 1989, Mr. Berg served as Chairman of the Board and President of the original Berg Enterprises, Inc., a company chiefly involved in the mortgage banking business called Margaratten (renamed Margco Holdings, Inc. in 1990), which was listed on the New York Stock Exchange until May 1985 and which subsequently became a subsidiary of Primerica Corporation.

   Jules Haimovitz has been a director of the Company since March 1997. Mr. Haimovitz currently serves as a consultant to Polygram Films Entertainment, an international producer and distributor of feature films and television programming. From January 1995 to March 1997, he served as the Chief Executive Officer of ITC after it was sold to PolyGram N.V., one of the world's leading global music and entertainment companies. Prior to such time, from April 1993 to January 1995, Mr. Haimovitz served as ITC's President and Chief Executive Officer while it was owned by Midland Montague Ventures. Mr. Haimovitz was also acting President of Video Jukebox Network Inc., a publicly traded interactive music video service, from October 1992 through August 1993, and a director of such company from August 1990 to November 1995. From March 1989 to January 1992, Mr. Haimovitz was President, Chief Operating Officer and a director of Spelling Entertainment Inc. ("Spelling"), a company he helped found by engineering the acquisitions of Worldvision Enterprises Inc. and Laurel Entertainment Inc. by, and the merger of such companies with, Spelling's predecessor, Aaron Spelling Productions, Inc. ("Aaron Productions"). From December 1987 until Spelling's formation in January 1992, he served in the same capacities for Aaron Productions.

   James L. Nederlander has been a director of the Company since August 1996. He has also been the Chairman of the Nederlander Producing Company of America, a producer of live entertainment shows, since August 1996 and prior to such time, commencing in 1980, he was Executive Vice President of such organization. Mr. Nederlander was the associate producer of Peter Brooks' "The Tragedy of Carmen," which won a special Tony Award in 1984, and was a co-producer of such shows as Natalia's "Little Voice," the Royal Shakespeare Company's "A Midsummer Night's Dream," and "Cafe Crown," and musical concerts such as Billy Joel, U2, Harry Connick, Jr., Pink Floyd, Ray Davies and Yanni.

   Mark Tratos has been a director of the Company since March 1997. Mr. Tratos has been the managing partner of the law firm Quirk & Tratos of Las Vegas, Nevada since 1983. He received his J.D. from Lewis and Clark Law School in 1979, where he was a member of the Law Review and the Editor-in-Chief of the Lewis and Clark Law Forum. He is admitted to the Nevada and California state bars and to the United States District Courts for the Districts of Nevada and each of Central and Southern California. Since 1982, Mr. Tratos has also served as a member of the adjunct faculty of the University of Nevada Las Vegas teaching a variety of subjects in the areas of fine and performing arts and entertainment and business law. He has also written numerous articles, including "Intellectual Property Considerations in Licensing Pre-Existing Works for Use in Multimedia" (1995), "Rights in
Publicity: Laws Vary from State to State" (1996), and "Gaming on the Internet" (to be published in May 1997) and co-authored the Nevada Chapter of the United States Trademark Association's State Trademark Law Handbook, for the years 1987 to 1995.

   The Board of Directors is divided into three classes, with Class I having a term expiring in 1998, Class II having a term expiring in 1999, and Class III having a term expiring in 2000. All directors hold office until the annual meeting of stockholders in the year in which their respective terms expire or until their respective successors are duly elected and qualified. After the expiration of a class's initial term, any director elected to such class shall serve for a period of three years. Currently, Class I is comprised of Messrs. Foster and Nederlander, Class II is comprised of Messrs. Berg and Tratos, and Class III is comprised of Messrs. Haimovitz, Hope and Stuart. Executive officers of the Company serve at the discretion of the Board and until their successors are duly elected and qualified.

   In connection with this offering, the Company has agreed that it will, for a period of three years following the date of this Prospectus, upon the request of the Underwriter, nominate and use its best efforts to elect a designee of the Underwriter (which designee may change from time to time) as a director of the Company or, at the Underwriter's option, appoint such designee as a non-voting advisor to the Company's Board of Directors. The Underwriter has not yet exercised its rights to designate such a person. See "Underwriting."

   The Company has obtained key-man life insurance on the life of Mr. Stuart in the amount of $5,000,000 and on the life of Mr. Hope in the amount of $2,500,000.

COMMITTEES OF THE BOARD

   The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee determines salaries, bonuses and other compensation matters for officers of the Company, determines employee health and benefit plans, and administers the Company's stock option plans. The Audit Committee recommends the appointment of the Company's independent public accountants and reviews the scope and results of audits, internal accounting controls, and tax and other accounting-related matters. Pursuant to the terms of the Company's Bylaws, a majority of the members of the Audit Committee, and all of the members of the Compensation Committee, must be non-employee directors of the Company.

DIRECTOR COMPENSATION

   Directors of the Company currently are not paid a fee for their services, but are reimbursed for all reasonable expenses incurred in attending Board meetings. In addition, each non-employee director will receive options under the 1996 Stock Option Plan to purchase an aggregate of 10,000 shares of Common Stock each year that the director serves as such a director (each such year, a "Grant Year"), partially contingent upon the director's attendance at the Company's four scheduled Board of Directors meetings during the Grant Year. One-quarter of the annual option grant will vest as of each of the Grant Year's first three scheduled Board of Director meetings and the remainder of such option grant will vest as of the fourth scheduled meeting; provided, in the latter case, that the director has attended all four of that Grant Year's scheduled Board meetings.


EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

   The following table sets forth the cash compensation paid by the Company for services rendered during the fiscal year ended December 31, 1996 to each executive officer who received total compensation in excess of $100,000 (the "Named Executive Officers"):

                                                                                            Long Term
                                              Annual Compensation                      Compensation Awards
                                  -------------------------------------------   --------------------------------
                                                                                   Securities        All Other
                                                                 Other Annual      Underlying      Compensation
  Name and Principal Position        Salary        Bonus         Compensation     Options/SARs          ($)
 -------------------------------   ----------   ------------    --------------   --------------   --------------
John W. Stuart, Chairman and
  Chief Executive Officer ......    $250,000           --          $ 6,024(1)         --                --
David Hope, President and Chief
  Operating Officer(2) .........    $130,769      $42,155(3)       $23,673(4)         --                --
Kiranjit S. Sidhu, Senior Vice
  President, Chief Financial
  Officer and Treasurer ........    $123,461           --          $10,500(5)         --                --

------
(1) Represents a health insurance allowance.

(2) Mr. Hope began his employment with the Company on April 15, 1996.

(3) Represents a bonus to be paid to Mr. Hope in 1997 for services rendered in 1996.

(4) Includes $9,212 representing car and health insurance allowances and $14,461 representing non-recurring relocation-related expenses.

(5) Includes $3,500 representing car and health insurance allowances and $7,000 representing non-recurring relocation-related expenses.

                      OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information regarding stock options granted during the year ended December 31, 1996 to each of the Named Executive Officers:

                      Number of
                      Securities      Percent of
                      Underlying     Total Options
                       Options        Granted to
                       Granted       Employees in     Exercise Price    Expiration
       Name             (#)(1)        Fiscal Year        Per Share        Date(1)
 -----------------   ------------   ---------------    --------------   ------------
John W. Stuart  ..          --           --                --                 --
David Hope  ......     311,300(2)        57.5%            $ 3.99(3)       8/6/05
Kiranjit S. Sidhu       24,794(4)         4.6%            $ 5.00          8/6/05

------
(1) These options were granted under the Option Plan, and have a term of ten years, subject to earlier termination in certain events related to the termination of employment or a change in control.

(2) Of such shares, 236,168 shares underlie non-qualified stock options which vest as follows: 50% on the date of grant, 25% one year thereafter, and 25% two years thereafter. The 75,132 remaining shares underlie qualified stock options which vest as follows: 33.3% on the date of grant, 33.3% one year thereafter, and 33.3% two years thereafter.

(3) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.

(4) All of such shares underlie qualified stock options which vest as follows: 33.3% on the first anniversary of the date of grant, 33.3% one year thereafter and 33.3% two years thereafter. Does not include immediately exercisable stock options to purchase 85,000 shares of Common Stock at $4.00 per share which were granted to Mr. Sidhu in February 1997.

                        FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information regarding options held as of December 31, 1996 by each of the Company's Named Executive Officers. None of the Named Executive Officers exercised options during the year ended December 31, 1996:

                                 Number of
                           Securities Underlying              Value of Unexercised
                            Unexercised Options               In-The-Money Options
                          at Fiscal Year End (#)            at Fiscal Year-End($)(1)
                     --------------------------------   --------------------------------
        Name           Exercisable     Unexercisable     Exercisable     Unexercisable
 ------------------   -------------   ---------------    -------------   ---------------
John W. Stuart  ...           --               --             --               --
David Hope  .......      143,128          168,172             --               --
Kiranjit S. Sidhu             --           24,794             --               --

------
(1) There was no public trading market for the Common Stock as of December 31, 1996.

EMPLOYMENT CONTRACTS

   John W. Stuart. On February 1, 1997, the Company entered into an employment agreement with Mr. Stuart to employ him as its Chairman of the Board and Chief Executive Officer until May 31, 2000. In accordance with this employment agreement, Mr. Stuart receives an annual salary of $250,000 and may receive annual salary increases of up to 10% of his base salary amount at the discretion of the Compensation Committee of the Board of Directors. Mr. Stuart will not be eligible to receive any bonuses during the initial term of his employment agreement. Mr. Stuart is provided with a family health insurance allowance of up to $600 per month and a $1,500 monthly automobile allowance. The Company has the right to terminate Mr. Stuart's employment at any time, without cause, provided that the Company pays Mr. Stuart a lump sum payment equal to one year's base salary, car allowance and insurance allowance.

   David Hope. On February 1, 1997, the Company entered into an amended employment agreement with Mr. Hope to employ him as the President and Chief Operating Officer of the Company until May 31, 2000. In accordance with this employment agreement, Mr. Hope receives an annual salary of $200,000 until April 14, 1997, after which time he may receive annual salary increases of up to 10% of his base salary amount at the discretion of the Compensation Committee of the Board of Directors. For the years ended December 31, 1997, 1998 and 1999, Mr. Hope shall be entitled to receive a bonus equal to 2% of the Company's audited pre-tax earnings, after deduction for non-recurring charges such as original issue discount, compensation and interest expense charges for each such year, provided that the Company achieves certain designated financial goals for the respective year. See "--Executive Bonus Plan." Mr. Hope is currently provided with a family health insurance allowance of $600 per month and a $500 monthly automobile allowance. In addition, the Company has granted Mr. Hope 311,300 stock options under its Option Plan. Mr. Hope has elected to classify 75,132 of said stock options as incentive stock options of which one-third vest immediately, one-third vest on the first anniversary of such grant, and the balance vest on the second anniversary of such grant. The remaining 236,168 are to be classified as non-qualified options, of which one-half vest immediately, one-quarter vest on the first anniversary of such grant, and the balance vest on the second anniversary of such grant. The exercise price of the options, whether they are qualified or non-qualified, has been set at $3.99 per option which was the fair market value thereof at the date Mr. Hope commenced his employment with the Company. All other terms of Mr. Hope's option will be governed by the Option Plan and/or his employment agreement, at the option of Mr. Hope. The Company shall have the right to terminate Mr. Hope's employment agreement at any time, without cause, provided that the Company pays Mr. Hope a lump sum payment on the date of such termination equal to the greater of (i) his base salary, car allowance and insurance allowance due from the date of termination up until April 1999, plus any accrued bonus up until his date of termination and (ii) one year's base salary, car allowance and insurance allowance, plus any accrued bonus up until the date of termination. In addition, upon termination of Mr. Hope's employment, without cause, Mr. Hope's non-vested options shall immediately vest.

   Kiranjit S. Sidhu. On February 1, 1997, the Company entered into an amended employment agreement with Mr. Sidhu to employ him as its Senior Vice President, Chief Financial Officer and Treasurer. Upon the consummation of this offering, Mr. Sidhu's contract will extend until May 31, 2000; his annual salary will be $150,000 until July 31, 1997, after which, he may receive annual salary increases of up to 10% of his base salary amount at the discretion of the Compensation Committee of the Board of Directors; he may receive a bonus under the Executive Bonus Plan, at the discretion of the Board of Directors; and, in addition to his salary, Mr. Sidhu will continue to receive a $300 monthly health insurance allowance and a $500 monthly automobile allowance. In the event his employment is terminated, without cause, Mr. Sidhu will be entitled to a lump sum payment equal to one year's base salary, car allowance and insurance allowance and the vesting of all of his stock options. In connection with his employment agreement, the Company has also granted to Mr. Sidhu stock options to purchase a total of 109,794 shares of Common Stock under the Option Plan. Of such options, options to purchase 85,000 shares were issued in February 1997 and are immediately exercisable at $4.00 per share, and options to purchase 24,794 shares were issued in August 1996 and will become exercisable in accordance with the vesting parameters set forth in the Option Plan, at the initial public offering price per share of the Common Stock. The Company also issued to Mr. Sidhu the 40,532 CFO Shares pursuant to the terms of his employment agreement in March 1997.

   In connection with each of their respective employment agreements, each of Messrs. Stuart, Hope and Sidhu also entered into a Confidentiality and Non-Compete Agreement with the Company, which, in addition to the obligations of confidentiality imposed upon each, provides that in the event of the termination of an employment agreement for any reason, the Company shall have the option to pay the respective employee at the date of termination 50% of such employee's base salary for five years (in the case of Mr. Stuart) and two years (in the case of Messrs. Hope and Sidhu) in consideration for such employee's covenant not to compete with the Company during such five-year and two-year periods, respectively. In the case of Mr. Stuart, such non-compete relates to any business associated with the live entertainment industry and, in the case of each of Messrs. Hope and Sidhu, such non-compete relates to any business associated with the theatrical segment of the live entertainment industry.

1996 STOCK OPTION PLAN

   The Option Plan was approved by the Board of Directors and the Company's then sole stockholder on August 7, 1996. Pursuant to an amendment to the Option Plan, the maximum number of shares of Common Stock available for issuance upon exercise of options granted and available for grant under the Option Plan is 785,000 shares. The Option Plan is designed to further the interests of the Company by strengthening the desire of employees to continue their employment with the Company and by securing other benefits for the Company.

   Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and (ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

   Options granted under the Option Plan will become exercisable after the vesting period or periods specified in each option agreement. Except as otherwise determined by the Committee, options become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of the option. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an ISO granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution. Except as the Committee may determine with respect to NQSOs, if the holder of an option granted under the Option Plan ceases to be an employee, options granted to such holder shall terminate three months (12 months if the termination is a result of the death or disability of the employee) from the date of termination of employment and shall be exercisable as to only those options exercisable as of the date of termination.

   As of the date of this Prospectus, options to purchase 581,453 shares have been granted under the Option Plan, including options to purchase 311,300, 109,794, 18,000 and 13,224 shares granted to Messrs. Hope, Sidhu, Foster and Grobl, respectively, and options to purchase 10,000 shares granted, as of the date of this Prospectus, to each of the Company's four non-employee directors, Messrs. Berg, Haimovitz, Nederlander and Tratos. See "Principal and Selling Stockholders."

EXECUTIVE BONUS PLAN

   In March 1997, the Company implemented a three-year Executive Bonus Plan, which is administered by the Compensation Committee. Under the Executive Bonus Plan, an annual bonus pool of up to 5% of the Company's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges and excluding extraordinary items ("Pre-Tax Earnings"), may be established for distribution at the discretion of the Company's Board of Directors, to the Company's executive officers (other than

Mr. Stuart, who is not eligible for bonuses under the plan) in 1998, 1999 and 2000, provided that the Company achieves at least minimum Pre-Tax Earnings for the respective preceding fiscal year as follows:

 Year                      Minimum Pre-Tax Earnings
 ------                     ------------------------
1997                              $1,850,000
1998                              $5,000,000
1999                              $8,700,000

   The terms of the Executive Bonus Plan, including the minimum Pre-Tax Earnings requirements set forth above, were determined by negotiations between the Company and the Underwriter, and should not be construed to imply or predict any future earnings of the Company.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth, as of the date of this Prospectus (giving effect to the Pending Debt Conversion, which will occur immediately prior to the consummation of this offering), and as adjusted to reflect the sale of the 1,400,000 Shares and 600,000 Shares offered hereby by the Company and the Selling Stockholder, respectively, certain information known to the Company regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer; and (iv) all officers and directors of the Company as a group:

                                          Shares Beneficially                   Shares Beneficially
                                                 Owned             Number              Owned
                                         Prior to Offering(2)        of           After Offering(2)
         Name and Address of           ------------------------    Shares    ------------------------
         Beneficial Owner(1)              Number       Percent     Offered       Number       Percent
 ------------------------------------   -----------   ---------    ---------   -----------   ---------
John W. Stuart (3)  .................    3,982,760      76.8%      600,000     3,382,760       51.3%
David Hope (4)  .....................      154,378       2.9%        -0-         154,378        2.3%
Neil H. Foster (5)  .................          -0-      --           -0-             -0-       --
Kiranjit S. Sidhu (6)  ..............      131,157       2.5%        -0-         131,157        2.0%
Kenneth Berg (7)  ...................      158,756       3.1%        -0-         158,756        2.4%
James L. Nederlander (8)  ...........          -0-      --           -0-             -0-       --
Mark Tratos (9)  ....................          -0-      --           -0-             -0-       --
Jules Haimovitz (10)  ...............          -0-      --           -0-             -0-       --
All executive officers and directors
  as a group (9 persons) (11) .......    4,427,051      81.4%      600,000     3,827,051       56.0%

------
(1) Unless otherwise indicated, the address for each named individual or group is in care of the Company at the Company's address.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Commission, a person is deemed to be the beneficial owner of Common Stock that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. Percentages herein assume a base of 5,188,980 shares of Common Stock outstanding prior to this offering (including the 505,649 Debenture Shares) and a base of 6,588,980 shares of Common Stock outstanding immediately after this offering.

(3) Includes 382,790 shares of Common Stock issuable by Mr. Stuart to third parties upon the exercise of options granted by him to such persons, including 35,813 shares of Common Stock issuable upon exercise of options granted to Kenneth Berg, a director of the Company, none of which options are currently exercisable.

(4) Includes 143,128 shares of Common Stock issuable upon the exercise of immediately exercisable stock options granted under the Option Plan and 6,250 Bridge Warrant Shares. Does not include 168,172 shares issuable upon the exercise of stock options granted under the Option Plan that are not currently exercisable.

(5) Does not include 18,000 shares of Common Stock issuable upon exercise of stock options granted under the Option Plan that are not currently exercisable.

(6) Includes 85,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options granted under the Option Plan and 3,125 Bridge Warrant Shares. Does not include 24,794 shares of Common Stock issuable upon exercise of stock options granted under the Option Plan that are not currently exercisable.

(7) Includes 12,500 Bridge Warrant Shares. Does not include 35,813 shares of Common Stock issuable upon the exercise of options granted to Mr. Berg by Mr. Stuart and 10,000 shares of Common Stock issuable upon the exercise of stock options granted under the Option Plan as director compensation ("Director Options"), none of which are currently exercisable. See "Management -- Director Compensation" and "Certain Transactions."

(8) Does not include 10,000 shares of Common Stock issuable upon the exercise of Director Options. See "Management -- Director Compensation."

(9) Does not include 10,000 shares of Common Stock issuable upon exercise of Director Options. See "Management -- Director Compensation."

(10) Does not include 10,000 shares of Common Stock issuable upon exercise of Director Options. See "Management -- Director Compensation."

(11) Includes 21,875 Bridge Warrant Shares and 228,128 shares of Common Stock issuable upon exercise of immediately exercisable stock options granted under the Option Plan. Does not include 264,190 shares issuable upon exercise of stock options granted under the Option Plan, including 40,000 Director Options, that are not currently exercisable.

                             CERTAIN TRANSACTIONS

   Kenneth Berg, a director of the Company, purchased four Debenture Units for a total price of $200,000 in connection with the 1995 Private Placement and subsequently exchanged them for Debentures in the principal amount of $200,000 in connection with the Exchange or Repurchase Offer. Such Debentures will be converted into 59,000 Debenture Shares in connection with the Pending Debt Conversion.

   Pursuant to the September 1995 JDK Settlement Agreement, as compensation for all of the services performed by JDK for, or on behalf of, the Company, the Company issued to JDK and its designees, five-year warrants (the "JDK Warrants") to purchase an aggregate of 337,609 shares of Common Stock at an exercise price of $3.76 per share, which, as of the date of the JDK Settlement Agreement, approximated the fair market value of the Common Stock. All of such warrants were exchanged in the Warrant Exchange. Mr. Berg, who was one of the largest investors in the 1995 Private Placement, received a portion of the JDK Warrants and consequently received 77,256 of the Warrant Exchange Shares in the Warrant Exchange.

   In February 1996, John W. Stuart, the Chairman, Chief Executive Officer and principal stockholder of the Company, granted options to acquire an aggregate of 140,498 of his shares of Common Stock at an exercise price of $4.54 per share to several persons and/or entities, including Mr. Berg, in consideration for their assistance to the Company in its securing of the DYDX Loan. Of such options, Mr. Berg received options to purchase 35,813 shares of Common Stock. The term of such options is two years commencing on the first anniversary of the first to occur of the following: (a) the Company becomes a public company pursuant to Federal securities laws, through merger or otherwise; (b) more than 50% of the Common Stock is acquired by a public company; or (c) a registration statement registering the Common Stock is declared effective by the Commission.

   As of December 31, 1996, Mr. Stuart owed the Company a total of $1,637,413 principal amount under an 8% promissory note due in January 1998, plus accrued interest thereon of $143,011. On, and as of such date, the Company forgave all $1,780,424 of such indebtedness in connection with the Stuart Debt Forgiveness. In addition, as of the date of this Prospectus, the Company has advanced an additional $200,000 principal amount to Mr. Stuart since January 1, 1997 and intends to forgive all of such amount following the consummation of this offering. The Company has agreed with the Underwriter that, as of the date of this Prospectus, it will not advance any further sums to or on behalf of Mr. Stuart in the future.

   In February 1997, Mr. Stuart granted to Senna, an affiliate of DYDX, an option to purchase 142,292 of his shares of Common Stock at an exercise price of $5.00 per share, in consideration for the Third Extension Agreement of the DYDX Loan and DYDX's agreement in connection with such extension to allow the Stuart Debt Forgiveness. Such option is exercisable for a period of three years commencing as of February 9, 1998.

   Mr. Stuart, in addition to being the Chairman and Chief Executive Officer of the Company, is also the President and sole owner of LVHE, a Nevada subchapter S corporation, which owns 40% of, and is a member of R.B.L.S., a Nevada limited liability company. R.B.L.S., in turn, owns a 99% interest in R.B.L.S. Partnership, which operates a Legends production at the Royal Hawaiian Shopping Center in Honolulu, Hawaii. Mr. Stuart has a Management Agreement with R.B.L.S., pursuant to which R.B.L.S. pays him a monthly management consulting fee of $3,000 per week, provided Mr. Stuart or an approved representative makes at least one trip to Hawaii to evaluate the production every two months. In addition, according to the operating agreement of R.B.L.S., all members are to share ratably in the profits or losses of R.B.L.S. As such, LVHE is entitled to receive a 40% membership interest in the profits of R.B.L.S. However, as a result of a dispute between LVHE and R.B.L.S. as to which of the two entities is responsible for certain litigation related liabilities (the "Disputed Liabilities"), R.B.L.S. is currently withholding membership profit distributions from LVHE. The Disputed Liabilities relate to lawsuits which are based on events that took place prior to the formation of R.B.L.S. and R.B.L.S. Partnership when the Legends show in Hawaii was owned by LVHE. LVHE and R.B.L.S. dispute whether these lawsuits were retained by LVHE or assumed by R.B.L.S. when it acquired the Hawaiian Legends show from LVHE. LVHE has been informed by R.B.L.S. that R.B.L.S. is funding the defense of these suits with LVHE's membership profits. LVHE and R.B.L.S. also dispute which of them would ultimately be responsible for any settlement payments or judgments if unsuccessful.

   In February 1997, the Company agreed, pursuant to a duly authorized board resolution, that the services provided by Mr. Stuart to R.B.L.S. and/or LVHE will not place him in a conflict of interest with his employment contract with the Company (which commenced as of February 1, 1997) on the condition that all monies received by Mr. Stuart, either directly from R.B.L.S. or through LVHE, are immediately paid to the Company as producer fees earned by the Company for providing the services of Mr. Stuart. Simultaneously with such board resolution, Mr. Stuart entered into the Stuart LVHE Agreement with the Company pursuant to which he has agreed that, commencing as of February 25, 1997, he will pay any monies received by him from R.B.L.S., or through LVHE from R.B.L.S., to the Company. The Company will book any such monies received from Mr. Stuart, including both his R.B.L.S. membership profit and his management consulting fees, as revenues in the form of producer's fees (in the same manner that other such services are booked by the Company). As part of the Stuart LVHE Agreement, Mr. Stuart has also agreed (i) to indemnify the Company against any of the actions or liabilities of, or arising in connection with, LVHE, R.B.L.S., R.B.L.S. Partnership or the other members of R.B.L.S., including their respective companies, which indemnity has been secured with 200,000 of his shares of Common Stock, and (ii) to contribute all of the capital stock of LVHE (the "LVHE Stock"), as well as his rights under the Management Agreement, to the Company whenever the Company deems such contribution to be permissible under the terms of the R.B.L.S. operating agreement (such a contribution may require the approval of the other members of R.B.L.S.; however, LVHE is currently in disagreement with such members vis-a-vis the Disputed Liabilities), which contribution pledge has been secured with an additional 200,000 of Mr. Stuart's shares of Common Stock.

   The Company leases from Mr. Stuart seven condominium units in Atlantic City, New Jersey for use by the Company's performers. The current lease term expires on June 30, 1997. The total lease payment to Mr. Stuart from the Company is currently $7,833 per month, which amount the Company believes approximates the fair market value for the use thereof. In addition, commencing as of January 1, 1997, the Company is also paying, directly, the association dues, insurance, taxes, maintenance and utilities on such apartments. The Company paid aggregate rent to Mr. Stuart for such apartments of $47,000 and $94,000 for the years ended December 31, 1995 and 1996, respectively.

   Future transactions, if any, between the Company and any of its directors, officers and/or 5% stockholders will be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.


                          DESCRIPTION OF SECURITIES

CAPITAL STOCK

   GENERAL

   The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share. As of the date of this Prospectus, there are 4,683,331 shares of Common Stock outstanding held by 29 stockholders and no shares of Preferred Stock outstanding. Upon the consummation of this offering (assuming also the consummation of the Pending Debt Conversion), there will be 6,588,980 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

   COMMON STOCK

   The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. If dividends are declared, whether payable in cash, property or securities of the Company, holders of the Common Stock are entitled to share equally in such dividends, subject to the rights, if any, of the holders of any series of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made to the holders of shares of Preferred Stock, if any, for the full amount to which they are entitled, each holder of Common Stock will be entitled to share equally in the assets available for distribution.

   Holders of shares of Common Stock have no preemptive rights to acquire any additional shares of the Common Stock and have no cumulative voting rights. All currently outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

   PREFERRED STOCK

   The Board of Directors is authorized, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

PUBLIC WARRANTS

   The Warrants offered hereby entitle the registered holder thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $5.50,
subject to adjustment in certain circumstances at any time commencing     ,
1998 (or such earlier date as to which the Underwriter consents) through and
including     , 2000. The Warrants will be separately transferable
immediately upon issuance.

   The Warrants are redeemable by the Company, upon the consent of the
Underwriter, at any time commencing on     , 1998, upon notice of not less
than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the Call Date has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. The Warrant holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption.

   The Warrants will be issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

   The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock.

   No Warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that the Company will be successful in registering such shares.

   No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant holder exercises all Warrants then owned of record by such Warrant holder, the Company will pay to such Warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

BRIDGE WARRANTS

   There are currently outstanding 250,000 Bridge Warrants, each to purchase one Bridge Warrant Share at an exercise price of $4.00 per share. The Bridge Warrants are exercisable until March 19, 2002; however, neither the Bridge Warrants nor the Bridge Warrant Shares are transferable by the holders thereof until 12 months following the date of this Prospectus. The investors in the Bridge Financing have been granted certain registration rights relating to the Bridge Warrant Shares. See "-- Registration Rights."

REGISTRATION RIGHTS

   Upon the consummation of this offering, the holders of 1,165,688 shares of Common Stock and the holders of the Bridge Warrants will be entitled to certain rights with respect to the registration of such shares and the 250,000 Bridge Warrant Shares, respectively, under the Securities Act.

   The holders of the 440,755 Warrant Exchange Shares may request that the Company file one registration statement under the Securities Act (a "Demand Registration") with respect to such shares beginning (a) one year following the date of this Prospectus, or, (b) if earlier, 20 trading days after September 30, 1997, if the closing bid price of the Common Stock is at least $8.75 for 20 consecutive trading days after September 30, 1997 (the "Early Registration Condition"). In addition, beginning at the same time as the foregoing Demand Registration right, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company shall be required to promptly notify the holders of the Warrant Exchange Shares of the proposed registration and include all Warrant Exchange Shares which such holders may request to be included in such registration, subject to certain limitations (a "Piggyback Registration"). The holders of an additional 19,284 shares of Common Stock have the right to have such shares included in Piggyback Registrations commencing one year after the consummation of this offering.

   In connection with the Pending Debt Conversion, the Company has agreed to file a registration statement under the Securities Act covering the 505,649 Debenture Shares by the first day of the tenth month following the date of this Prospectus (the "Mandatory Registration"). In addition, if the Early Registration Condition referred to above is met, the Company has agreed to file a registration statement covering 25% of the Debenture Shares (an aggregate of 126,412 Debenture Shares) within one month following the completion of the Early Registration Condition (the "Early Registration"). In the event the Company does not file the Mandatory Registration or, if required pursuant to the foregoing terms, an Early Registration, by the required dates, the Company has agreed to issue to each holder of Debenture Shares five additional shares of Common Stock for each 100 Debenture Shares held by such holder, on the first day of each month that the respective registration statement continues not to be filed.

   In connection with the Bridge Financing, the Company has agreed to include the 200,000 Bridge Shares and the 250,000 Bridge Warrant Shares (the "Registrable Bridge Securities") in a registration statement which the Company will prepare and file with, and use its best efforts to have declared effective by, the Commission so as to permit the public trading of the Registrable Bridge Securities pursuant thereto commencing no later than 15 months following the consummation of this offering. If such registration statement is not declared effective by the Commission within 15 months following the consummation of this offering, then, commencing on the first day of the 16th month following the consummation of this offering, the Company shall issue to each holder of Registrable Bridge Securities, on the first day of each month that a registration statement continues not to have been declared effective by the Commission, such number of additional shares of Common Stock as is equal to 10% of the number of Registrable Bridge Securities held by and/or issuable to each holder thereof. In the event the Company fails to maintain the effectiveness of a registration statement with respect to the Registrable Bridge Securities, the Company is obligated to issue, on one occasion only, other added shares of Common Stock.

   In connection with this offering, the Company has agreed to grant to the Underwriter certain demand and piggyback registration rights in connection with the 400,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the warrants included therein. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the Common Stock, and the Warrant Agent for the Warrants, is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

NEVADA LAW AND ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS AFFECTING STOCKHOLDERS

   The Company's Certificate of Incorporation, By-laws and the General Corporation Law of the State of Nevada may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, change in control or takeover attempt that is opposed by the Company's Board of Directors.

   STAGGERED BOARD

   The Company's By-laws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The By-laws provide that Class I shall be comprised of directors who shall serve until the annual meeting of stockholders in 1998 and until their successors shall have been elected and qualified. Class II shall be comprised of directors who shall serve until the annual meeting of stockholders in 1999 and until their successors shall have been elected and qualified. Class III shall be comprised of directors who shall serve until the annual meeting of stockholders in 2000 and until their successors shall have been elected and qualified. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company.

   CONTROL SHARE ACQUISITIONS

   Pursuant to Sections 78.378 to 78.3793 of the Nevada Revised Statutes (the "NGCL"), an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who did not vote in favor of authorizing voting rights for the control shares, is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or though an affiliated corporation. The above provisions do not apply if the articles of incorporation or by-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Company's Restated Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

   CERTAIN BUSINESS COMBINATIONS

   Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to any combination of a resident domestic corporation; (i) whose current articles of incorporation expressly state that the corporation is not to be governed by these provisions; or (ii) that amends its articles of incorporation through a vote of a majority of its stockholders, excluding any interested stockholders, so as to expressly elect not to be governed by these provisions. However, in the event a corporation amends its articles of incorporation in accordance with subsection (ii), above, such an amendment would not become effective until eighteen (18) months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Amended and Restated Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

   INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Subsection 1 of Section 78.751 of Chapter 78 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

   Subsection 2 of Section 78.751 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or mater as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

   Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

   The Company's bylaws provide that directors, officers and certain other persons may be indemnified to the fullest extent authorized by Nevada law. The Nevada General Corporation Law provides that such indemnification would apply if it were determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to reasonable expenses (including attorneys' fees) and amounts paid in settlement, and applies if it is determined that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to the Company, unless, and only to the extent that, a court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any Director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any of the foregoing actions, suits, or proceedings, such person must be indemnified against reasonable expenses incurred by him in connection with the defense of such action.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of this offering, the Company will have 6,588,980 shares of Common Stock outstanding, of which the 2,000,000 Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate of the Company" (in general, a person who has a controlling position with regard to the Company), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

   The remaining 4,588,980 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, subject to certain volume limitations prescribed by Rule 144 and to the agreements set forth below, at various times commencing 90 days following the date of this Prospectus. In connection with the Bridge Financing, the investors agreed that their 200,000 Bridge Shares (as well as their Bridge Warrants and Bridge Warrant Shares) may not be sold for a period of 12 months following the date of this Prospectus, under any circumstances, and the holders of the 4,388,980 other restricted shares have agreed not to sell any of their securities of the Company for periods of between 10 and 12 months following the date of this Prospectus (subject in certain cases to earlier release upon the Company's achievement of certain performance targets) without the Underwriter's prior written consent.

   In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate) who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. The Commission has approved changes to Rule 144 to be adopted as of April 29, 1997 reducing the foregoing two-year period and three-year period to one and two years, respectively.

   Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

   Whale Securities Co., L.P. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase 1,400,000 of the Shares and all 2,000,000 Warrants offered hereby from the Company and 600,000 of the Shares offered hereby from the Selling Stockholder. The Underwriter is committed to purchase and pay for all of the Shares and Warrants offered hereby if any of such securities are purchased. The Shares and Warrants are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

   The Underwriter has advised the Company that it proposes to offer the Shares and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers,
Inc. ("NASD") concessions, not in excess of $     per Share and $     per
Warrant, of which not in excess of $     per Share and $     per Warrant may
be reallowed to other dealers who are members of the NASD.

   The Company has granted to the Underwriter an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 300,000 additional Shares and/or 300,000 additional Warrants at the respective public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares and/or Warrants offered hereby.

   The Company and the Selling Stockholder have agreed to pay to the Underwriter a nonaccountable expense allowance equal to 3% of the gross proceeds of this offering, including the gross proceeds from the sale of any Shares and Warrants sold pursuant to the Underwriter's exercise of its over-allotment option, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the Shares and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

   The Company has agreed to issue to the Underwriter and its designees, for an aggregate of $220, the Underwriter's Warrants to purchase up to 200,000 shares of Common Stock, at an exercise price of $8.25 per share (165% of the public offering price per share), and/or up to 200,000 warrants (each to purchase one share of Common Stock at $7.755 per share), at a purchase price of $.165 per warrant (165% of the public offering price per Warrant). The Underwriter's Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group, and are exercisable at any time and from time to time during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants, may be deemed additional underwriter compensation. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants and the underlying securities under the Securities Act on one occasion during the Warrant Exercise Term and to include such Underwriter's Warrants and such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

   The Company has agreed, for a period of three years following the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and substantially all of its stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

   The Company has also agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year following the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Common Stock at the time of the exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the holder of the Warrants has not confirmed in writing that the Underwriter solicited such exercise; or (v) the solicitation of exercise of the Warrants was in violation of Rule 101 promulgated under the Exchange Act.

   Regulation M under the Exchange Act may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of outstanding Warrants until the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation; and any period during which the Underwriter, or any affiliated parties, participate in a distribution of any securities of the Company for the account of the Underwriter of any such affiliate. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods, including while the Warrants are exercisable.

   All of the Company's current directors and officers and securityholders have agreed that, without the Underwriter's prior written consent, for the 12-month period following the date of this Prospectus (10-month period, in the case of the Debenture Shares), they will not sell or otherwise dispose of any securities of the Company in any public market transaction (including pursuant to Rule 144) or exercise any rights held by them to cause the Company to register any shares of Common Stock for sale pursuant to the Securities Act; provided, however, that the Warrant Exchange Shares and 126,412 of the Debenture Shares may be earlier released from the foregoing lock-up in the event the Early Registration Condition is met. See "Description of Securities -- Registration Rights."

   The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed 1% of the securities offered hereby.

   The Company and the Selling Stockholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

   Prior to this offering, there has been no public market for the Shares or Warrants. Consequently, the initial public offering prices for the Shares and Warrants and the exercise price and terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining such prices and terms re the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

   In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common stock and Warrants. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Stock and/or Warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the Common stock and Warrants, the Underwriter may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in the offering, if the Underwriter repurchases previously distributed Common Stock and Warrants in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

   William G. Walters, the Chairman of Whale Securities Corp., the general partner of the Underwriter, purchased one Debenture Unit for $50,000 in connection with the 1995 Private Placement and subsequently exchanged it for a Debenture in the principal amount of $50,000 in connection with the Exchange or Repurchase Offer. Mr. Walter's Debenture will be converted into 14,750 Debenture Shares in connection with the Pending Debt Conversion.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriter by Tenzer Greenblatt LLP, New York, New York.

                                   EXPERTS

   The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

   The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         ON STAGE ENTERTAINMENT, INC.

                                   CONTENTS


                                                                    Page
                                                                    ----
Independent Certified Public Accountant's report  ....             F-2

Financial statements

     Balance sheet  ..................................             F-3

     Statements of operations  .......................             F-4

     Statements of stockholder's equity (deficit)  ...             F-5

     Statements of cash flows  .......................             F-6

     Summary of accounting policies  .................             F-7 - F-9

     Notes to financial statements  ..................            F-10 - F-19

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S REPORT

Board of Directors and Stockholders of
On Stage Entertainment, Inc.

We have audited the accompanying balance sheet of On Stage Entertainment, Inc. as of December 31, 1996, and the related statements of operations, stockholder's deficit and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On Stage Entertainment, Inc. at December 31, 1996, and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.


                                                        /s/ BDO Seidman, LLP


Los Angeles, California
February 4, 1997, except for Notes 1, 3, 5 and 9 which is as of March 19, 1997

                          ON STAGE ENTERTAINMENT, INC.
                                 BALANCE SHEET


                                                                                         DECEMBER 31,
                                                                                             1996
                                                                                             ----
                                Assets (Notes 3 and 9)
Current assets

     Cash and cash equivalents  ......................................................    $   290,751
     Accounts receivable  ............................................................        490,465
     Inventory  ......................................................................         67,853
     Deposits  .......................................................................        231,601
     Prepaid and other assets  .......................................................        236,295
     Pre-opening costs, net  .........................................................        129,180
                                                                                         ------------
          Total current assets  ......................................................      1,446,145
                                                                                         ------------
Property, equipment and leasehold improvements (Notes 2 and 3)  ......................      3,725,941
Less: Accumulated depreciation and amortization  .....................................     (1,937,718)
                                                                                         ------------
Property, equipment and leasehold improvements, net  .................................      1,788,223
                                                                                         ------------
Cost in excess of net assets acquired, net of accumulated amortization of $1,053

   (Note 5) ..........................................................................         62,123
Offering costs  ......................................................................        657,801
                                                                                         ------------
                                                                                          $ 3,954,292

                                                                                         ============
                         Liabilities and Stockholder's Deficit

Current liabilities

     Accounts payable and accrued expenses  ..........................................    $   599,045
     Accrued payroll and other liabilities  ..........................................        621,986
     Litigation settlement accrual  ..................................................        100,000
     Current maturities of long-term debt (Note 3)  ..................................        228,510
                                                                                         ------------
          Total current liabilities  .................................................      1,549,541
                                                                                         ------------
DYDX LP Loan (Note 3)  ...............................................................        750,000
Long-term debt, less current maturities (Note 3)  ....................................      1,877,391
                                                                                         ------------

Commitments and contingencies (Notes 4 and 9)
Stockholder's deficit (Notes 5 and 9)
     Preferred stock, par value $1 per share, 1,000,000 shares authorized; none
        issued and outstanding .......................................................             --
     Common stock, par value $0.01 per share; authorized 25,000,000 shares; 4,002,044
        shares issued and outstanding (Note 9) .......................................         40,020
     Additional paid-in-capital  .....................................................        121,024
     Accumulated deficit  ............................................................       (383,684)
                                                                                         ------------
          Total stockholder's deficit  ...............................................       (222,640)
                                                                                         ------------
                                                                                          $ 3,954,292
                                                                                         ============


          See accompanying summary of accounting policies and notes to financial statements.

                          ON STAGE ENTERTAINMENT, INC.

                            STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                                       1995             1996
                                                                       ----             ----
Revenues
     Gross revenues  ..........................................    $12,774,693      $14,278,082
     Less commissions  ........................................        429,044          463,948
                                                                  ------------     ------------
Net revenues  .................................................     12,345,649       13,814,134
Direct production costs  ......................................      7,311,931        6,070,361
Indirect production costs  ....................................      2,322,184        2,376,006
                                                                  ------------     ------------
Gross profit  .................................................      2,711,534        5,367,767
                                                                  ------------     ------------
Operating expenses

     General and administrative  ..............................      2,344,228        2,762,165
     Depreciation and amortization (Note 2)  ..................        524,969          676,306
                                                                  ------------     ------------
          Total operating expenses  ...........................      2,869,197        3,438,471
                                                                  ------------     ------------
Operating income (loss)  ......................................       (157,663)       1,929,296
Interest, net  ................................................        252,508          152,998
Write-off of note receivable from stockholder (Note 7)  .......             --        1,780,424
                                                                  ------------     ------------
Net loss before income taxes  .................................       (410,171)          (4,126)
Income taxes (Note 8)  ........................................          1,950           15,789
                                                                  ------------     ------------
Net loss  .....................................................    $  (412,121)     $   (19,915)
                                                                  ============     ============
Net loss per share  ...........................................    $      (.10)     $      (.00)
                                                                  ============     ============
Weighted average number of common and common equivalent shares       4,112,643        4,115,865
                                                                  ============     ============


          See accompanying summary of accounting policies and notes to financial statements.

                          ON STAGE ENTERTAINMENT, INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)



                                              Common Stock           Additional
                                       -------------------------      Paid-in      Accumulated
                                          Shares        Amount        Capital        Deficit           Total
                                        -----------   ----------    ------------   -------------   -------------
Balance, January 1, 1995  ...........    3,982,760     $10,000       $     --       $  78,180        $  88,180
Net loss for the year  ..............           --          --             --        (412,121)        (412,121)
                                        ----------   ---------       --------       ---------        ---------
Balance, December 31, 1995  .........    3,982,760      10,000             --        (333,941)        (323,941)
Effects of stock splits (Notes 5 and
  9) ................................           --      29,828             --         (29,828)              --
Acquisition of Interactive Events,
  Inc. (Note 5) .....................       19,284         192        121,024              --          121,216
Net loss for the year  ..............           --          --             --         (19,915)         (19,915)
                                        ----------   ---------       --------       ---------        ---------
Balance, December 31, 1996  .........    4,002,044     $40,020       $121,024       $(383,684)       $(222,640)
                                        ==========   =========       ========       =========        =========


          See accompanying summary of accounting policies and notes to financial statements.

                          ON STAGE ENTERTAINMENT, INC.
                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                          YEARS ENDED DECEMBER 31,
                                                                            1995            1996
                                                                            ----            ----
Cash flows from operating activities
  Net loss  .........................................................    $  (412,121)    $   (19,915)
                                                                         -----------     -----------
     Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities:
          Depreciation and amortization  ............................        524,969         676,306
          Loss on disposal of property and equipment  ...............             --          53,983
          Write-off of note receivable from stockholder  ............             --       1,780,424
          Increase (decrease) from changes in operating assets and liabilities, net of effect from purchase of Interactive Events, Inc. (Note 5):

               Accounts receivable  .................................         23,236        (262,341)
               Inventory  ...........................................             --         (67,853)
               Offering costs  ......................................       (313,279)       (344,522)
               Deposits  ............................................        (76,347)        (86,816)
               Pre-opening costs  ...................................        (83,574)        (61,483)
               Prepaid and other assets  ............................        (55,875)       (125,988)
               Accounts payable and accrued expenses  ...............        343,518          56,302
               Accrued payroll and other liabilities  ...............         31,459         415,651
                                                                         -----------     -----------
                    Total adjustments  ..............................        394,107       2,033,663
                                                                         -----------     -----------
Net cash provided by (used in) operating activities  ................        (18,014)      2,013,748
                                                                         -----------     -----------
Cash used in investing activities
     Advances on note receivable from stockholder  ..................       (920,913)       (859,511)
     Capital expenditures  ..........................................       (932,449)       (987,355)
     Acquisition of Interactive Events, Inc., net of cash acquired  .             --          45,272
                                                                         -----------     -----------
Net cash used in investing activities  ..............................     (1,853,362)     (1,801,594)
                                                                         -----------     -----------
Cash used in financing activities
     Bank overdraft  ................................................       (130,823)             --
     Borrowings/repayments under line of credit  ....................        200,000        (200,000)
     Proceeds from long-term borrowings  ............................      2,289,063       1,000,000
     Repayments on long-term borrowings  ............................        (92,448)       (649,099)
     Proceeds from short-term borrowings  ...........................             --              --
     Repayments on short-term borrowings  ...........................       (374,318)        (92,402)
                                                                         -----------     -----------
Net cash provided by financing activities  ..........................      1,891,474          58,499
                                                                         -----------     -----------
Net increase in cash and cash equivalents  ..........................         20,098         270,653
Cash and cash equivalents at beginning of year  .....................             --          20,098
                                                                         -----------     -----------
Cash and cash equivalents at end of year  ...........................    $    20,098     $   290,751
                                                                         ===========     ===========
Supplemental disclosure of cash flow information
Cash paid during the period for:
     Interest  ......................................................    $   237,903     $   287,047
     Taxes  .........................................................    $     1,950     $    15,789
                                                                         ===========     ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

   During 1995 and 1996, $45,798 and $259,855 of lease assets and obligations were capitalized.

   On November 1, 1996, the Company issued 19,284 shares of common stock to acquire all the net assets of Interactive Events, Inc. The stock was valued at $121,216 on the date of the transaction. The total purchase price exceeded the value of the net assets acquired by $63,176 which the Company has allocated to cost in excess of net assets acquired.

          See accompanying summary of accounting policies and notes to financial statements.

                         ON STAGE ENTERTAINMENT, INC.

                        SUMMARY OF ACCOUNTING POLICIES

BUSINESS ACTIVITY

   On Stage Entertainment, Inc. (the "Company") is engaged in the entertainment industry, producing and distributing live stage productions with continuous running shows in gaming and resort venues in Nevada, Missouri, South Carolina, New Jersey, and Florida. The Company was incorporated on October 30, 1985 in the state of Nevada.

ACCOUNTS RECEIVABLE

   Accounts receivable and revenue are recorded as the stage productions are run. Accounts receivable represents cash collected subsequent to the year end in which the show ran.

ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent asset and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

   Revenues are recognized as performances are completed.

INVENTORY

   Inventory consists of various stage and lighting supplies and are stated at cost on a first-in, first-out basis.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals or betterments of significant items are capitalized. When assets are sold or otherwise disposed, the cost and related accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is recognized.

   Depreciation and amortization of property and equipment purchased prior to January 1, 1996 are provided using accelerated methods while property and equipment purchased from January 1, 1996 are depreciated on a straight line basis over the estimated useful lives, as indicated below. Leasehold improvements are amortized over the lesser of the useful life of the related asset or the remaining lease term.

                                                          Years
                                                          -----
     Stage equipment  .......                              5-7
     Scenery and wardrobe  ..                              5-7
     Furniture and fixtures                                5-7
     Vehicles  ..............                                3
     Leasehold improvements                                 10

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Financial Accounting Standards Board issued SFAS No. 107, Disclosures about Fair Value of Financial Statements, which is effective December 31, 1995. This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

   The carrying amounts of financial instruments including cash, accounts receivable, inventory, current maturities of long-term debt, accounts payable, accrued expenses and accrued payroll and other liabilities approximate fair value because of their short maturity.

   The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1996.

INCOME TAXES

   The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach to providing deferred income taxes and specifies that all deferred tax balances be determined by using the tax rate expected to be in effect when the taxes will actually be paid or refunds received.

PRE-OPENING COSTS

   Pre-opening expenses include the cost incurred to prepare a production for show. These costs are capitalized and amortized over one year or the life of the show for those shows which have a minimum guaranteed period.

CASH EQUIVALENTS

   The Company considers all liquid assets with an initial maturity of three months or less to be cash and cash equivalents.

NET LOSS PER COMMON SHARE

   Loss per share is based upon the weighted average number of common shares and common stock equivalents outstanding during each period, as adjusted for the effect of the application of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. Pursuant to SAB No. 83, common stock issued by the Company at a price less than the initial public offering price during the twelve months immediately preceding the initial filing of the offering together with common stock options and convertible debt issued during such period with an exercise price less than the initial public offering price, are treated as outstanding for all periods presented. Loss per share is computed using a treasury stock method, under which the number of shares outstanding reflects an assumed use of the proceeds from the issuance of such shares and from the assumed exercise of such options and convertible debts, to repurchase shares of the Company's common stock at the initial public offering price. Except for the provisions of SAB No. 83 described above, common stock equivalents have been excluded in all years presented in the Statements of Operations when the effect of their inclusion would be anti-dilutive.

NEW ACCOUNTING STANDARDS

   Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS No. 121) issued by the FASB is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company adopted this accounting standard on January 1, 1996 and its effects on the financial position and results of operations were immaterial.

   Statements of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board (FSAB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

   Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

                         ON STAGE ENTERTAINMENT, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. MANAGEMENT PLANS

   The Company's continued growth depends on continued financing. Management's plan for the Company includes raising additional working capital through equity financing. The Company has completed a bridge financing of $1,000,000 in March, 1997 ("Bridge Financing") and has entered into a letter of intent with Whale Securities Co., L.P. ("Underwriter") relating to a proposed initial public offering of its securities ("IPO") (see Note 9).

2. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Equipment and leasehold improvements consist of the following:

December 31,                                                         1996
------------                                                         ----
Stage equipment  ........................................        $ 1,997,340
Scenery and wardrobe  ...................................            854,976
Furniture and fixtures  .................................            678,912
Vehicles  ...............................................              6,434
Leasehold improvements  .................................            188,279
                                                                 -----------
                                                                   3,725,941
Less accumulated depreciation and amortization  .........         (1,937,718)
                                                                 -----------
Total property, equipment and leasehold improvements,

  net ...................................................        $ 1,788,223
                                                                 ===========

3. NOTES PAYABLE AND LONG-TERM DEBT

   In 1995, the Company negotiated bank financing of $600,000. Under the terms of the financing agreements, the Company was granted a $200,000 line of credit with an interest rate of 11.0% and a term loan of $400,000 with an interest rate of 11.5%. Two performance contracts are pledged as collateral to these loans. As of December 31, 1995, $200,000 had been drawn on the line of credit and was repaid in full in 1996 and the line of credit expired in July 1996.

   Long-term debt consists of the following:


December 31,                                                        1996
------------                                                        ----
8% convertible subordinated debentures payable
  ("Debentures"), due in monthly installments of interest
  only (a) ................................................       $1,714,064
DYDX LP Loan (b)  .........................................          750,000
11.5% note payable to bank, due in monthly installments of
  $15,405, including interest through September 1997,
  secured by two performance contracts ....................          149,721
Capital lease obligations with interest ranging from 16.9%
  to 20.8%, due in monthly installments ranging from
  $102 to $1,633, including interest various maturities
  dates through April 2000, secured by office and
  communication equipment .................................          242,116
                                                                  ----------
Total long-term debt  .....................................        2,855,901
                                                                  ----------
Less current maturities  ..................................          228,510
                                                                  ----------
                                                                  $2,627,391
                                                                  ==========

                          On Stage Entertainment, Inc.

   Aggregate maturities of long-term debt are as follows:

Years ending
December 31,                                                    Amount
------------                                                    ------
     1997 .................................                   $  228,510
     1998 .................................                      838,036
     1999 .................................                    1,786,625
     2000 .................................                        2,730
                                                              ----------
                                                              $2,855,901
                                                              ==========

   (a) From June through November 1995, the Company conducted a private placement of units of its securities (the "Debenture Units"), each $50,000 Debenture Unit consisting of (i) a $50,000 principal amount 8% convertible subordinated debenture of the Company due on August 31, 1997, with interest payable monthly (the "Original Debentures") and (ii) the right, under certain circumstances, to receive an A and a B Warrant of the Company, for aggregate proceeds of $1,989,064 (the "1995 Private Placement").

   In July 1996, in order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding Debenture Units for Debentures due January 4, 1999, or (b) to repurchase the Debenture Units upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the Debenture Units, dated July 24, 1996 (the "Exchange or Repurchase Offer"). The Debentures issued in connection with the Exchange or Repurchase Offer bear interest at the rate of 8% per annum, payable monthly, and, when issued, were convertible at the option of their holders into shares of Common Stock at the rate of 266.67 shares per each $1,000 principal amount of Debenture at any time prior to maturity. There are no warrants attached to the Debentures. In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their Debenture Units in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. Consequently, the Company currently has outstanding $1,714,064 principal amount of Debentures. In February 1997, the Company and the Debenture holders entered into an agreement pursuant to which all of the Debentures will automatically be converted into an aggregate of 505,649 shares of Common Stock (the "Debenture Shares") immediately prior to the consummation of an IPO, in connection with the Pending Debt Conversion, based on a conversion ratio of 295 shares per each $1,000 principal amount of Debenture (see Note 9).

   (b) On February 29, 1996, the Company entered into a loan agreement with DYDX (the "Original DYDX Agreement") pursuant to which the Company borrowed $1,000,000 from DYDX. Under the Original DYDX Agreement, the DYDX Loan accrued interest at a rate of 8% per annum, was to mature on January 1, 1998 and was secured by a security agreement pursuant to which DYDX had a lien on substantially all of the present and future assets of the Company. In addition, under the terms of the Original DYDX Agreement, if the Company did not file an initial public offering registration statement by June 30, 1996 it would be in default under the DYDX Loan. On June 27, 1996, the Company and DYDX entered into an Extension Agreement, whereby the Company had to either file an initial public offering registration statement or release a private placement memorandum to potential investors by July 15, 1996 or it would be in default under the DYDX Loan. Subsequently, on November 19, 1996, the Company and DYDX entered into a Second Extension Agreement, whereby the date by which the Company had to file a registration statement was extended until February 14, 1997. In connection with this Second Extension, the Company repaid $250,000 principal amount of the DYDX Loan, leaving an outstanding loan balance of $750,000. On February 9, 1997, the Company and DYDX entered into a Third Extension Agreement, whereby the Company's filing date was extended until March 31, 1997.

   In order to effect the Bridge Financing, the Company and DYDX entered into an Amended and Restated Loan Agreement as of March 19, 1997 in connection

                          On Stage Entertainment, Inc.

with which the security agreement executed in connection with the Original DYDX Agreement and DYDX's security interest in the Company's assets were terminated, the maturity date of the DYDX Loan was extended to coincide with that of the Bridge Notes and its interest rate was raised to 9% per annum. The Company intends to repay the DYDX Loan in full upon the consummation of, and using proceeds from, the proposed IPO.

4. COMMITMENTS AND CONTINGENCIES

   LEASES

   The Company leases a theater in Myrtle Beach, South Carolina. The lease was a one-year lease with two one-year options and one seven year option. If all options are exercised, the lease will expire in December 2004. The Company exercised the first and second options and intends to exercise the remaining seven-year option. Lease expense escalates as follows, 1996, $300,000; 1997, $330,000; 1998 through 2004, $350,000 each year.

   The Company rents office and warehouse facilities under several operating leases for $11,745 per month, all expiring February 1999. The leases have an annual 5% escalation clause, effective each March. Monthly rents from March 1996 through February 1997 will be $12,332; from March 1997 through February 1998, $12,949; and from March 1998 through February 1999, $13,596. The Company is responsible for insurance, personal property taxes, and repairs on the property. The Company has an option to purchase the building for $1,300,000. This option expires July 19, 1997.

   The Company rents warehouse facilities for $897 per month through March 1998. The lease has an annual 5% escalation clause, effective each March. Monthly rents from March 1996 through February 1997 will be $933 and from March 1997 through February 1998 will be $986.

   The Company leases office space in Atlantic City, New Jersey for $380 per month, expiring April 30, 1997.

   The Company leases condominiums in New Jersey from its principal stockholder on a one-year lease for $7,833 per month through June 1997.

   The Company leased condominiums in Myrtle Beach, South Carolina for $5,390 per month through March 1996. The leases were automatically extended on a month-to-month basis after that date.

   The Company leases various office equipment under operating leases in monthly installments totalling $848 per month with maturity dates through March 2000.

   The Company leases the Coliseum Theater and related office space located in Daytona Beach, Florida. The lease, which will expire in April 1998, provides for monthly rent in the amount of $10,000. The Company has the option to extend this lease until April, 2007.

   The Company's Atlanta office consists of 6,000 square feet of office and warehouse space located in Atlanta, Georgia. The lease expires on October 31, 1998 and the total rent for the premises is approximately $1,000 per month.

   Rent and lease expense included in production costs for the years ended December 31, 1995 and 1996 was $304,132 and $275,787. Rent and lease expense included in general and administrative expenses for the years ended December 31, 1995 and 1996 was $75,848 and $198,512.

   The total minimum rental commitment at December 31, 1996 is as follows:

 Year ending December 31,                                           Amount
 ------------------------                                           ------
     1997  ..............                                         $  761,530
     1998  ..............                                            642,206
     1999  ..............                                            497,218
     2000  ..............                                            473,628
     Thereafter  ........                                          1,523,628
                                                                ------------
                                                                  $3,898,210
                                                                ============

                         On Stage Entertainment, Inc.

EMPLOYMENT CONTRACTS

   The Company has employment agreements with certain executive officers and employees, the terms of which expire at various dates through May, 2000. Such agreements provide for minimum salary levels and incentive bonuses based on prescribed formulas over their terms. These agreements were amended in February 1997 (see Note 9).

   Aggregate commitments related to employment contracts are as follows:


 Years ending December 31,                                          Amount
 -------------------------                                          ------
     1997  ...............                                        $  780,442
     1998  ...............                                           652,850
     1999  ...............                                           384,167
     2000  ...............                                           132,292
                                                               -------------
                                                                  $1,949,751
                                                               =============


5. STOCKHOLDER'S EQUITY

   INTERACTIVE PURCHASE

   On November 1, 1996, the Company entered into a common stock purchase with Interactive Events, Inc. ("Interactive"). Interactive is in the business of creating and implementing interactive events for parties and conventions. The terms of the agreement were that the owner of Interactive would receive 30,304 shares of the Company's common stock and an option to acquire 15,000 shares at the IPO price exercisable for a five year period beginning at the date of the IPO for a total purchase price of $121,216 which was based on the fair value of the common stock at the date of the purchase. The common shares issued were 19,284 at November 1, 1996 with the remaining shares of 11,020 to be issued on November 1, 1997. The transaction was accounted for as a purchase transaction. All the assets and liabilities of Interactive were recorded at their fair value of $58,040 at the date of the purchase and the Company recorded $63,176 as the excess of the purchase price over the net assets acquired which is being amortized over ten years. Since this is recorded as a purchase transaction, the operations for Interactive are included in the Company's operations as of the date of the acquisition.

WARRANTS

   In September 1995, the Company granted warrants to purchase an aggregate of 382,927 shares of the Company's common stock for certain financial consulting services and warrants to purchase an aggregate of 11,019 shares of the Company's common stock for legal services, in each case provided in connection with the 1995 Private Placement. These warrants are exercisable at $3.76 per share, which approximates fair market value at the date of grant.

   In connection with the closing of the DYDX Loan and subsequent extensions (see Note 3(b), the lender was issued warrants to purchase 550,974 shares of the Company's common stock in February 1996 at an original exercise price per share equal to the initial public offering price of the Company's common stock. In connection with the Third Extension, the Company split the original DYDX warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of Common Stock and the other in the name of an affiliate of DYDX, for the purchase of 110,195 shares of Common Stock, and reduced the exercise price of both warrants to $3.99 per share, which approximated the fair market value on the date of the reduction.

   The Company exchanged all of its outstanding warrants into shares of the Company's common stock, on a cashless basis on March 17, 1997 ("Warrant Exchange") (see Note 9).

                         On Stage Entertainment, Inc.

1996 STOCK OPTION PLAN

   The Option Plan was approved by the Board of Directors and the Company's then sole stockholder on August 7, 1996. Pursuant to an amendment to the Option Plan, effected on March 19, 1997, an aggregate of 785,000 shares of Common Stock have been reserved for issuance pursuant to options granted and available for grant under the Option Plan. The Option Plan is designed to further the interests of the Company by strengthening the desire of employees to continue their employment with the Company and by securing other benefits of the Company.

   Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized, to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and
(ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder (a "10% Stockholder"), the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

   Options granted under the Option Plan will become exercisable after the vesting period or periods specified in each option agreement. Except as otherwise determined by the Committee, options become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of the option. Options are not exercisable, however, after the expiration of ten years from the date of grant (or five years from such date in the case of an ISO granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution.

   Except as the Committee may determine with respect to NQSOs, if the holder of an option granted under the Option Plan ceases to be an employee, options granted to such holder shall terminate three months (12 months if the termination is a result of the death or disability of the employee) from the date of termination of employment and shall be exercisable as to only those options exercisable as of the date of termination.

OPTIONS

   In March 1996, the Company hired a new President and Chief Operating Officer (the "President"). As part of the new President's employment agreement, the Company granted him options to purchase 311,300 shares of the Company's common stock. The President has elected to classify 75,132 of the options as ISOs which vest in three equal annual installments commencing on the date of the grant. The remaining 236,168 are to be classified as NQSOs, of which one-half vest immediately, one-quarter vest on the first anniversary of the grant date, and the balance vest on the second anniversary of such grant. The exercise price of all of the President's stock options is $3.99 per share, which is the fair value at the date of grant.

   In August 1995, the Company hired a new Chief Financial Officer ("CFO"). In connection with his employment the CFO was granted 24,794 stock options in August 1996 which will vest in accordance with the vesting parameters set forth in the 1996 Stock Option Plan at an exercise price equal to the sale price of the Company's shares to the public in the IPO.

   In February 1997 the CFO entered into an amended employment agreement under which he was granted 85,000 additional stock options (see Note 9). In August and December 1996, the Company granted options to purchase a total of 120,359 shares of the Company's common stock to certain other employees of the Company.

                         On Stage Entertainment, Inc.

   These options were granted under the Company's 1996 Stock Option Plan and have an exercise price of $5.00 per share. Unless otherwise determined by the Committee, the options have a term of ten years from the date of grant and are subject to earlier termination in certain events related to the termination of employment. The options vest in three equal annual installments commencing on the first anniversary of the date of the grant.

   The option activity during the years ended December 31, 1995 and 1996 is as follows:

                                                  Weighted
                                                   Average
                                                  Number of         Exercise
                                                   Options            Price
                                                 -----------        ----------
Outstanding at January 1, 1995  ..........              --           $--
Granted  .................................          24,794           $ 5.00
                                                 ---------         --------
Outstanding at December 31, 1995  ........          24,794           $ 5.00
Granted  .................................         431,659           $ 4.27
                                                 ---------         --------
Outstanding at December 31, 1996  ........         456,453           $ 4.31
                                                 =========         ========
Options exercisable at December 31, 1996           143,128           $ 3.99
                                                 =========         ========

   Information relating to stock options and warrants at December 31, 1996 summarized by exercise price are as follows:


                                Outstanding                          Exercisable
                 -----------------------------------------   ---------------------------
                     Weighted Average                              Weighted Average
Exercise Price   ------------------------                     --------------------------
   Per Share       Shares     Life (Year)   Exercise Price     Shares     Exercise Price
 --------------   ---------   -----------   --------------   ---------   --------------
$3.99              311,300        10             $3.99        143,128         $ 3.99
5.00               145,153        10              5.00             --          --
                  --------        --             -----        -------         ------
                   456,453        10             $4.31        143,128         $ 3.99
                  ========        ==             =====        =======         ======

   All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1995 and 1996 would have been reduced to the pro forma amounts presented below:

                                     1995                            1996
                                     ----                            ----
Net loss
     As reported ..............    $ (412,121)                    $  (19,915)
     Pro forma ................    $ (419,833)                    $ (446,460)

Loss per share
     As reported ..............    $     (.10)                    $     (.00)
     Pro forma ................    $     (.10)                    $     (.11)


   The fair value of option grants is estimated on the date of grants utilizing the Black-Scholes option-pricing with the following weighted average assumptions for in 1996, expected life of 10 years: expected volatility of 2.42%, risk-free interest rates of 6.0%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1996 approximated $1.60 per option.

   Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above proforma numbers are not indicative of the financial impact had the disclosure provisions of FASB 123 been applicable to all years of previous option grants. The above numbers do not include the effect of options granted prior to 1995 that vested in 1995 and 1996.

                          On Stage Entertainment, Inc.

STOCK SPLIT

   In June 1996, the Company effected a 72,550-for-1 split of its common stock and increased the number, and par value, of the authorized shares of common stock, from 100,000 to 25,000,000 shares and from a par value of $1.00 per share to $.01 per share. All common shares, common stock warrants, options and grants and loss per share information disclosed in the financial statements and notes have been adjusted to give retroactive effect for the stock split (see Note 9).

6. SIGNIFICANT VENUES AND CONCENTRATION OF CREDIT RISK

   Revenues from certain venues comprised 10% or more of total revenues. The following table shows the percentage of revenues of these venues to total revenues.

Years ended December 31,                     1995                    1996
------------------------                     ----                    ----
Venue A  ....................                 34%                     29%
Venue B  ....................                 12                      11
Venue C  ....................                 22                      32
Venue D  ....................                 --                      12
                                              --                      --
                                              68%                     84%
                                              ==                      ==

7. NOTE RECEIVABLE FROM CEO AND PRINCIPAL STOCKHOLDER

   At December 31, 1995, the Company had a note receivable of $920,913 from the Chief Executive Officer and principal stockholder of the Company. During the year ended December 31, 1996, the Company advanced an additional $716,500 evidenced by three promissory notes. As of December 31, 1996, the total amount due from the Chief Executive Officer and principal stockholder of the Company was $1,780,424. The notes bore interest at 8% per annum and were due on June 30, 1997. At December 31, 1996 the note receivable balance included accrued interest income of $143,011.

   As of December 31, 1996, the Company agreed to forgive all of the outstanding amounts due from the principal stockholder. In connection with the Company's agreement with the Underwriter relating to the Bridge Financing, the Company agreed not to advance more than an additional $200,000 to the principal stockholder retroactively as of January 1, 1997 and that, in the future, it will not forgive more than $220,000 aggregate amount of additional indebtedness (including interest) incurred by the principal stockholder since December 31, 1996.

   The Company recorded a $1,780,424 charge during 1996 for the forgiveness of debt.

8. INCOME TAXES

   Income taxes in the statement of operations consists of the following:

 Years ended December 31,                   1995                       1996
 ------------------------                   ----                       ----
Current
  Federal  ..............                  $  ---                    $    --
  State  ................                   1,950                     15,789
                                           ------                    -------
                                           $1,950                    $15,789
                                           ======                    =======

                         On Stage Entertainment, Inc.

   Deferred taxes are as follows:


     Years ended December 31,                                         1996
     ------------------------                                         ----
Deferred tax assets:
     Litigation accrual  ........                                  $  34,000
     IRC section 481(A) election                                          --
     Net operating loss
        carryforward ............                                    223,453
                                                                 -----------
Total deferred tax assets  ......                                    257,453
Deferred tax liability:
  Pre-opening costs  ............                                    (43,921)
                                                                 -----------
Net deferred tax assets  ........                                    213,532
                                                                 -----------
Less: Valuation allowance  ......                                   (213,532)
                                                                 -----------
                                                                   $      --
                                                                 ===========

   The net deferred tax assets have a 100% valuation allowance as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

   Income taxes in the statement of operations differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

                  Years ended December 31,                        1995            1996
                  ------------------------                        ----            ----
U.S. Federal statutory rate applied to pretax income  .....     $(140,121)      $(12,139)
Permanent differences  ....................................           510            510
State income taxes, net of Federal benefit  ...............         1,950         15,789
Benefit of net operating loss carryforward  ...............            --             --
Tax effect of unrecognized net operating loss carryforward        139,611         11,629
                                                                ---------       --------
                                                                $   1,950       $ 15,789
                                                                =========       ========


   At December 31, 1995 and 1996 the Company had Federal net operating loss carryforwards of approximately $600,958 and $657,214, respectively. Under Federal Tax Law IRC Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.

9. SUBSEQUENT EVENTS

WARRANT EXCHANGE

   On March 17, 1997, the Company exchanged all of its outstanding warrants for shares of its common stock (the "Warrant Exchange Shares) on a cashless basis (the "Warrant Exchange"). The number of Warrant Exchange Shares issued to each warrant holder in the Warrant Exchange was equal to the number of warrants held by such holder divided by the exercise price of the holder's warrants, based on the number and price of the warrants prior to the Reverse Split. As a result of the Warrant Exchange, all of the Company's currently outstanding warrants were canceled and exchanged for a total of 799,956 Warrant Exchange Shares on a pre-Reverse Split basis, which amount was reduced to 440,755 shares in connection with the Reverse Split. The Warrant Exchange had no effect upon the Company's earnings.

REVERSE STOCK SPLIT AND OTHER STOCK TRANSACTIONS

   On March 18, 1997, the Company effectuated a 1 for 1.814967 reverse stock split of the Company's common stock ("Reverse Split"). Accordingly, $29,828 was transferred from retained earnings to common stock and

                         On Stage Entertainment, Inc.

the Company has retired 26,422 of the principal stockholder's shares of common stock. All common shares, common stock warrants, options and grants and loss per share information disclosed in the financial statements and notes have been adjusted to give effect to the Reverse Split and the retirement of the principal stockholder common stock.

BRIDGE FINANCING

   On March 26, 1997, the Company completed a Bridge Financing of $1,000,000 of unsecured non-negotiable notes, common stock and warrants through the Underwriter. The net proceeds to the Company after deducting the Placement Agent's commissions and other offering expenses were $825,000. The warrants were assigned a value of $97,300. As no consideration was paid for the warrants, this amount is considered an original issue discount and will be amortized to interest expense over the term of the related notes payable.

DEBT CONVERSION

   The Company currently has outstanding $1,714,064 principal amount of Debentures. The conversion ratio for the Debentures is 266.67 shares of Common Stock per each $1,000 principal amount of Debenture, which, if all of the Debentures were converted, would result in the issuance of an aggregate of 457,092 shares of Common Stock (the "Debenture Shares"). In February 1997, the Company and the Debenture holders entered into an agreement pursuant to which all of the Debentures will be converted into 505,649 Debenture Shares, based on an increased conversion ratio of 295 shares per each $1,000 principal amount of Debenture, immediately prior to the consummation of the IPO (the "Debt Conversion"). If effected, the Debt Conversion will result in a one time, non-recurring, interest expense charge to the Company in the estimated amount of $194,228.

PROPOSED INITIAL PUBLIC OFFERING

   The Company has a letter of intent with the Underwriter in connection with its proposed underwriting of an IPO of 1,400,000 shares of the common stock of the Company and warrants to purchase 2,000,000 shares of the common stock of the Company for anticipated aggregate gross proceeds of approximately $7,200,000.

EMPLOYMENT CONTRACTS

   On February 1, 1997, the Company entered into an employment agreement with the principal stockholder to employ him as its Chairman of the Board and Chief Executive Officer until May 31, 2000. In accordance with this employment agreement, the principal stockholder will receive an annual salary of $250,000 and may be entitled to receive an annual 10% increase of his base salary amount. The Company has the right to terminate the principal stockholder's employment at any time without cause, provided that the Company pays the principal stockholder a lump sum payment equal to one year's base salary, car allowance and insurance allowance. Also in February 1997, the Company amended the employment agreements with the CFO and the President and extended their agreements to May 31, 2000. In connection with each of their respective employment agreements, the CEO, President and CFO also entered into a confidentiality and non-compete agreements with the Company.

   In connection with the CFO's amended employment agreement the Company has granted him options to purchase 85,000 shares of common stock, which are immediately exercisable at $4.00 per share. The Company also issued the CFO 40,532 shares of common stock upon the closing of the Bridge Financing. The issuance of these shares will result as a one time compensation charge to the Company of $162,128.

NON-EMPLOYEE DIRECTORS' OPTIONS

   In March 1997, the Company provided for each non-employee director of the Company to receive, in addition to reimbursement of expenses incurred in attending Board meetings, an option to purchase 10,000 shares of Common Stock each year that he or she serves as such a director (each such year, a "Grant Year"), partially con-

                         On Stage Entertainment, Inc.

tingent upon the director's attendance at the Company's four scheduled Board of Director meetings during the Grant Year. One-quarter of the annual option grant shall vest as of each of the Grant Year's first three scheduled Board of Director meetings and the remainder of such option will vest as of the fourth scheduled meeting, provided, in the latter case, that the director has attended all four of that Grant Year's scheduled Board meetings.

EXECUTIVE BONUS PLAN

   In March 1997, the Company implemented a three-year Executive Bonus Plan, administered by the Compensation Committee. Under the Executive Bonus Plan an annual bonus pool of up to 5% of the Company's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges and excluding extraordinary items ("Pre-Tax Earnings"), may be established for distributions at the discretion of the Company's Board of Directors, to the Company's executive officers (other than the Chairman and CEO who is not eligible for bonuses under the plan) in 1998, 1999 and 2000, provided that the Company achieves at least minimum Pre-Tax Earnings for the respective preceding fiscal year as follows:


                                                          Minimum
                                                          Pre-Tax
       Year                                               Earnings
       ----                                               --------
     1997 .........................                     $1,850,000
     1998 .........................                      5,000,000
     1999 .........................                      8,700,000

==============================================================================
No dealer, sales person or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this
Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.
                                    ------

                              TABLE OF CONTENTS

                                                      Page
                                                     --------
Prospectus Summary  ......................               3
Risk Factors  ............................               9
Use of Proceeds  .........................              17
Dilution  ................................              18
Dividend Policy  .........................              19
Capitalization  ..........................              20
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations .............................              22
Business  ................................              29
Management  ..............................              46
Principal and Selling Stockholders  ......              53
Certain Transactions  ....................              55
Description of Securities  ...............              57
Shares Eligible for Future Sale  .........              62
Underwriting  ............................              63
Legal Matters  ...........................              65
Experts  .................................              65
Additional Information  ..................              65
Index to Financial Statements  ...........             F-1

                                    ------

   Until     , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the shares of Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
==============================================================================

==============================================================================



                                   ON STAGE
                             ENTERTAINMENT, INC.



                               2,000,000 SHARES
                               OF COMMON STOCK
                                     AND
                            REDEEMABLE WARRANTS TO
                         PURCHASE 2,000,000 SHARES OF
                                 COMMON STOCK




                                    ------
                                  PROSPECTUS
                                    ------




                          Whale Securities Co., L.P.



                                       , 1997


==============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   Subsection 1 of Section 78.751 of Chapter 78 of the Nevada Revised Statutes (the "NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

   Subsection 2 of Section 78.751 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or mater as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

   Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

   The Registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

   The Registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Item 25. Other Expenses of Issuance and Distribution.

   The estimated expenses payable by the Registrant* in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's non-accountable expense allowance) are as follows:

Securities and Exchange Commission registration fee  ........     $  8,368.18
NASD filing fee  ............................................        3,261.52
Nasdaq listing fee  .........................................       10,000.00
Printing and engraving expenses  ............................          **
Legal fees and expenses  ....................................          **
Accounting fees and expenses  ...............................          **
Blue sky fees and expenses (including legal fees)  ..........          **
Transfer agent, warrant agent and registrar fees and
  expenses ..................................................          **
Miscellaneous  ..............................................          **
                                                                  ------------
        Total ...............................................     $544,000.00
                                                                  ============

------
 * Other than the underwriting discounts and commissions and the Underwriter's nonaccountable expense allowance attributable to the 600,000 shares of Common Stock being offered hereby by the Selling Stockholder, the Selling Stockholder is not paying any of the expenses of this offering.
** To be filed by amendment.

Item 26. Recent Sales of Unregistered Securities

   Within the three years preceding the filing of this Registration Statement, the Registrant has sold the following securities without registration under the Securities Act of 1933 (the "Securities Act"). Unless otherwise indicated all share numbers set forth below have been updated to reflect the Registrant's 1-for-1.814967 reverse split of its Common Stock effected on March 18, 1997 reverse stock split (the "Reverse Split"):

   (a) On a number of different dates between June and November 1995, the Registrant sold, through a private placement with 15 investors (the "1995 Private Placement"), 39.78 debenture units (the "Debenture Units"), each consisting of (i) an 8% convertible subordinated debenture in the principal amount of $50,000 due on August 31, 1997 (the "Original Debentures") and (ii) the right, under certain circumstances, to receive one Class A and one Class B Warrant. The Registrant received net proceeds of $1,989,064 in connection with the 1995 Private Placement. The Registrant completed the 1995 Private Placement without the assistance of a placement agent.

   (b) In September 1995, the Registrant issued, as compensation for services provided in connection with the 1995 Private Placement, warrants to purchase an aggregate of (i) 355,378 shares of Common Stock at an exercise price of $3.76 per share to JDK & Associates (for financial consulting services provided ), (ii) 11,019 shares of Common Stock at an exercise price of $3.76 per share to Harry Stahl, Esquire (for legal services rendered) and (iii) 27,549 shares of Common Stock at an exercise price of $3.76 per share to Lance Hall (for financial consulting services provided).

   (c) In February 1996, the Registrant borrowed $1,000,000 from DYDX LP (the "DYDX Loan"). In connection with the DYDX Loan, the Registrant issued to DYDX LP a warrant (the "DYDX Warrant") to purchase 550,974 shares of Common Stock at an exercise price per share equal to the initial public offering price of the Common Stock, exercisable for a period of 60 months commencing upon the consummation of an initial public offering. In June 1996, the exercise price of the DYDX Warrant was changed to the imputed price per share of the Common Stock as of the closing date, if any, of the next debt or equity financing of the Registrant. In February 1997, the exercise price of the DYDX warrant was reduced to $3.99 per share and the Registrant, at the request of DYDX LP, split the DYDX Warrant into two warrants, one in the name of DYDX LP for the purchase of 440,779 shares of Common Stock and the other in the name of Senna, an affiliate of DYDX LP, for the purchase of 110,195 shares of Common Stock.

   (d) In July 1996, pursuant to an Offer to Exchange or Repurchase, the holders of $1,714,064 in principal amount of the Original Debentures tendered their Debenture Units in exchange for new Debentures due January 4, 1999 (the "New Debentures") and holders of $275,000 in principal amount of the Original Debentures opted to have such debentures repurchased by the Registrant.

   (e) In March 1997, the Registrant exchanged all of its outstanding warrants for shares of Common Stock (the "Warrant Exchange Shares") on a cashless basis (the "Warrant Exchange"). Prior to the Warrant Exchange (and the Reverse Split) there were warrants outstanding to purchase 1,000,000 shares of Common Stock at $2.20 per share and 715,000 shares of Common Stock at $2.07 per share. As a result of the Warrant Exchange, all of the Registrant's outstanding warrants as of March 17, 1997 were canceled and exchanged for a total of 799,956 Warrant Exchange Shares which amount was subsequently reduced to 440,755 shares of Common Stock in connection with the Registrant's Reverse Split.

   (f) In March 1997, the Registrant sold, through a private placement with 21 investors (the "Bridge Financing"), 20 investment units ("Bridge Units"), each consisting of (i) a note in the principal amount of $50,000, (ii) 10,000 shares of Common Stock and (iii) warrants to purchase an aggregate of 12,500 shares of Common Stock at an exercise price of $4.00 per share. After payment of $125,000 in placement fees to Whale Securities Co., L.P., the placement agent for the Registrant in connection with the Bridge Financing, and other offering expenses of approximately $75,000, the Registrant received net proceeds of approximately $800,000 in connection with the Bridge Financing.

   The issuances of the aforementioned securities were made in reliance upon an exemption from the registration provision of the Securities Act afforded by Section 4(2) thereof, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The Registrant will place stop transfer instructions with its transfer agent with respect to all such securities.

Item 27. Exhibits.

   (a) Exhibits:

Exhibit
 Number                                               Description
--------   --------------------------------------------------------------------------------------------
    1.1    Form of Underwriting Agreement.
    3.1    Articles of Incorporation of the Registrant.
    3.2    Bylaws of the Registrant.
    4.1*   Specimen stock certificate representing the Common Stock.
    4.2*   Specimen warrant certificate representing the Warrants.
    4.3    Form of Public Warrant Agreement.
    4.4    Form of Underwriter's Warrant Agreement.
    5.1*   Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
   10.1    Employment Agreement between the Registrant and John W. Stuart
   10.2    Employment Agreement between the Registrant and David Hope
   10.3    Employment Agreement between the Registrant and Kiranjit S. Sidhu
   10.4    Confidentiality and Non-Competition Agreement between the Registrant and John W. Stuart
   10.5    Confidentiality and Non-Competition Agreement between the Registrant and David Hope
   10.6    Confidentiality and Non-Competition Agreement between the Registrant and Kiranjit S. Sidhu
   10.7    Amended and Restated 1996 Stock Option Plan
   10.8    Contribution Agreement between the Registrant and John W. Stuart
   10.9    Security and Pledge Agreement between the Registrant and John W. Stuart relating to contribution of LVHE shares
   10.10   Security and Pledge Agreement between the Registrant and John W. Stuart relating to LVHE litigation indemnity
   10.11   Indemnification Agreement between the Registrant, John W. Stuart and Grand Strand Entertainment, Inc.
   10.12   Security and Pledge Agreement between the Registrant and John W. Stuart relating to Grand Strand Entertainment, Inc.
           litigation indemnity
   10.13** Lease between the Registrant and Great American Entertainment Company
   10.14** Agreement between the Registrant and Imperial Palace, Inc.
   10.15** Agreement between the Registrant and Bally's Park Place, Inc.
   23.1*    Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1).
   23.2    Consent of BDO Seidman, LLP
   24.1    Power of Attorney (included on signature page)
   27.1    Financial Data Schedule

------
 * To be filed by amendment
** To be filed by amendment in redacted form pursuant to Rule 406 promulgated under the Securities Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

   (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) include any prospectus required by section 10(a)(3) of the Securities Act;
       (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;
       (iii) include any additional or changed material information on the plan of distribution;

   (2) for determining liability under the Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be initial bona fide offering; and

   (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the standby underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act; as a part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Las Vegas, State of Nevada on April 4, 1997.


                                   ON STAGE ENTERTAINMENT, INC

                                    By: /s/ JOHN W. STUART
                                   -----------------------------------
                                       John W. Stuart, Chairman of
                                       the Board and Chief Executive Officer

                              POWER OF ATTORNEY

   Each person whose signature appears below on this Registration Statement hereby constitutes and appoints John W. Stuart and David Hope, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                    Title                                     Date
 ----------------------------   ---------------------------------------------------         --------------
/s/ JOHN W. STUART               Chairman, and Chief Executive Officer and Director           April 4, 1997
-----------------------------    (principal executive officer)
John W. Stuart

/s/ DAVID HOPE                   President, Chief Operating Officer and                       April 4, 1997
-----------------------------    Director
David Hope

/s/ KIRANJIT S. SIDHU            Chief Financial Officer (principal financial and             April 4, 1997
-----------------------------    accounting officer) and Treasurer
Kiranjit S. Sidhu

/s/ NEIL H. FOSTER               Executive Vice President, Chief Operating Officer and        April 4, 1997
-----------------------------    Director
Neil H. Foster

/s/ JULES HAIMOVITZ              Director                                                     April 4, 1997
-----------------------------
Jules Haimovitz

/s/ JAMES L. NEDERLANDER         Director                                                     April 4, 1997
-----------------------------
James L. Nederlander

/s/ MARK TRATOS                  Director                                                     April 4, 1997
-----------------------------
Mark Tratos

/s/ KENNETH BERG                 Director                                                     April 4, 1997
-----------------------------
Kenneth Berg

                                 EXHIBIT INDEX

Exhibit
 Number                                               Description
--------   --------------------------------------------------------------------------------------------
    1.1    Form of Underwriting Agreement.
    3.1    Articles of Incorporation of the Registrant.
    3.2    Bylaws of the Registrant.
    4.1*   Specimen stock certificate representing the Common Stock.
    4.2*   Specimen warrant certificate representing the Warrants.
    4.3    Form of Public Warrant Agreement.
    4.4    Form of Underwriter's Warrant Agreement.
    5.1*   Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
   10.1    Employment Agreement between the Registrant and John W. Stuart
   10.2    Employment Agreement between the Registrant and David Hope
   10.3    Employment Agreement between the Registrant and Kiranjit S. Sidhu
   10.4    Confidentiality and Non-Competition Agreement between the Registrant and John W. Stuart
   10.5    Confidentiality and Non-Competition Agreement between the Registrant and David Hope
   10.6    Confidentiality and Non-Competition Agreement between the Registrant and Kiranjit S. Sidhu
   10.7    Amended and Restated 1996 Stock Option Plan
   10.8    Contribution Agreement between the Registrant and John W. Stuart
   10.9    Security and Pledge Agreement between the Registrant and John W. Stuart relating to contribution of LVHE shares
   10.10   Security and Pledge Agreement between the Registrant and John W. Stuart relating to LVHE litigation indemnity
   10.11   Indemnification Agreement between the Registrant, John W. Stuart and Grand Strand Entertainment, Inc.
   10.12   Security and Pledge Agreement between the Registrant and John W. Stuart relating to Grand Strand Entertainment, Inc.
           litigation indemnity
   10.13** Lease between the Registrant and Great American Entertainment Company
   10.14** Agreement between the Registrant and Imperial Palace, Inc.
   10.15** Agreement between the Registrant and Bally's Park Place, Inc.
   23.1*    Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1).
   23.2    Consent of BDO Seidman, LLP
   24.1    Power of Attorney (included on signature page)
   27.1    Financial Data Schedule

------
 * To be filed by amendment
** To be filed by amendment in redacted form pursuant to Rule 406 promulgated under the Securities Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act.